Exhibit 2.9

INDENTURE
Dated as of July 20, 2023
Among
AZUL SECURED FINANCE LLP
as Issuer
AZUL S.A.
as Parent Guarantors
AZUL LINHAS AÉREAS BRASILEIRAS S.A.
INTELAZUL S.A.
ATS VIAGENS E TURISMO LTDA.
AZUL IP CAYMAN HOLDCO LTD.
AZUL IP CAYMAN LTD.
as Guarantors,
UMB BANK, N.A.,
as Trustee, Paying Agent, Transfer Agent and U.S. Collateral Agent
and
TMF BRASIL ADMINISTRAÇÃO E GESTÃO DE ATIVOS LTDA.
as Brazilian Collateral Agent
11.930% SENIOR SECURED FIRST OUT NOTES DUE 2028

-i-

-ii-

-iii-

-iv-

-v-

INDENTURE, dated as of July 20, 2023 among Azul Secured Finance LLP, a limited liability partnership formed under the laws of the State of Delaware (the “Issuer”), Azul S.A., a Brazilian corporation (sociedade por ações) (“Azul”), as the parent guarantor (the “Parent Guarantor”), Azul Linhas Aéreas Brasileiras S.A., a Brazilian corporation (sociedade por ações) (“Azul Linhas”), IntelAzul S.A., a Brazilian corporation (sociedade por ações) (“IntelAzul”), ATS Viagens e Turismo Ltda. a Brazilian limited liability company (sociedade limitada) (“Azul Viagens”), Azul IP Cayman Holdco Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, with its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registration number 400853 (“IP HoldCo”), Azul IP Cayman Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, with its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registration number 400854 (“IP Co”, together with IP HoldCo, the “IP Parties” and the IP Parties together with the Parent Guarantor, Azul Linhas, IntelAzul and Azul Viagens, the “Guarantors”), UMB Bank, N.A., a national banking association, as Trustee and U.S. Collateral Agent, Registrar, Paying Agent and Transfer Agent, and TMF Brasil Administração e Gestão de Ativos Ltda., as Brazilian collateral agent (the “Brazilian Collateral Agent” and, together with the U.S. Collateral Agent, the “Collateral Agents”).
WITNESSETH
WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) US$800,000,000 aggregate principal amount of 11.930% Senior Secured First Out Notes Due 2028 (the “Initial Notes”), and (ii) any Additional Notes that may be issued after the Closing Date in compliance with this Indenture;
WHEREAS, the obligations of the Issuer with respect to the due and punctual payment of interest, additional amounts, if any, principal and premium, if any, on the Notes and the performance and observation of each covenant and agreement under this Indenture on the part of the Issuer to be performed or observed will be unconditionally and irrevocably guaranteed by the Guarantors;
WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer and (ii) to make this Indenture a valid agreement of the Issuer, have been done; and
WHEREAS, each of the Guarantors party hereto have duly authorized the execution and delivery of this Indenture as guarantors of the Notes, and all things necessary (i) to make the Note Guarantee, when the Notes are executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of such Guarantors and (ii) to make this Indenture a valid agreement of such Guarantors, in accordance with its terms, have been done.
NOW, THEREFORE, the Issuer, the Guarantors, the Trustee and the Collateral Agents agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01. Definitions.
“144A Global Note” means one or more Global Notes substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Notes Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“2029 Notes” means the 11.500% Senior Secured Second Out Notes due 2029 issued by the Issuer pursuant to a base indenture and first supplemental indenture each dated July 14, 2023 among the Issuer, the Guarantors, the Trustee and the Collateral Agents.
“2030 Notes” means the 10.875% Senior Secured Second Out Notes due 2030 issued by the Issuer pursuant to a base indenture and second supplemental indenture each dated July 14, 2023 among the Issuer, the Guarantors, the Trustee and the Collateral Agents.
“Account Bank” means each of the financial institutions set forth in the definitions of TudoAzul Receivables Deposit Account and Azul Viagens Receivables Deposit Account, and any financial institution appointed to such role pursuant to any Collateral Document.
“Account Control Agreements” means (a) any multi-party security and control agreement entered into by any Grantor, a financial institution which maintains one or more deposit accounts or securities accounts and the Applicable Collateral Representative or the U.S. Collateral Agent, as applicable, that have been pledged to an Applicable Collateral Representative or Collateral Agent, as applicable, as Shared Collateral under the Collateral Documents or any other Transaction Document, in each case giving an Applicable Collateral Representative or a Collateral Agent, as applicable, “control” (as defined in Section 9-104 of the UCC) over the applicable account in form and substance reasonably satisfactory to the U.S. Collateral Agent and (b) any corresponding agreement under Brazilian law in favor of the Applicable Collateral Representatives.
“Additional Collateral” means assets that are substantially similar to any of the types of assets or property that comprise any part of the Shared Collateral on the Closing Date, including assets that are required, pursuant to the terms of this Indenture or any other Series of Secured Debt, to become part of the Shared Collateral and assets that the Issuer elects to be added as Shared Collateral; provided that such assets are commonly appraised by Approved Appraisal Firms and the Liens on such assets in favor of the relevant Collateral Agent are perfected on the same basis and to substantially the same extent as the Shared Collateral on the Closing Date is required to be perfected.

“Additional First Priority Secured Debt” means any Indebtedness incurred or issued after the Closing Date that is permitted to be issued or incurred, and to have the status of First Priority Secured Debt (i) pursuant to the Intercreditor Agreement, and (ii) pursuant to the terms of each other Series of Secured Debt (including the Notes) and which constitutes, has rights in respect of the Shared Collateral as, First Priority Secured Debt, pursuant to and in accordance with the Intercreditor Agreement (including Section 8.07 thereof). Notwithstanding any other provision of the Transaction Documents, Additional First Priority Secured Debt can be denominated in, and be payable in, any currency.
“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.03 and Section 4.10 hereof.
“AerCap Deferral Agreement” means that certain global partial deferral agreement, dated April 4, 2023, entered into between Azul Linhas, the Relevant Lessors and the Parent Guarantor, as may be amended and/or amended and restated from time to time.
“AerCap Forbearance Agreement” means that certain forbearance agreement, dated April 4, 2023, entered into between Azul Linhas, as lessee, and certain lessors of aircraft referred to therein, as lessors (the “Relevant Lessors”), as may be amended and/or amended and restated from time to time.
“AerCap Secured Obligations” means the outstanding amount of the specified payment obligations arising under 57 relevant aircraft leases (the “Relevant Leases”) that are required to be secured by the Shared Collateral pursuant to the terms of (i) the AerCap Forbearance Agreement, and/or the AerCap Deferral Agreement, in each case, as amended and/or amended and restated as in effect as of July 14, 2023, and (ii) any agreements which are stated to supersede any of the agreements referred to in paragraph (i) with respect to the payment obligations referred to in such agreements referred to in paragraph (i); provided that the maximum amount of the AerCap Secured Obligations shall be limited to US$105.0 million that are entitled to be recovered from the proceeds of the Collateral pursuant to, and in accordance with, the Intercreditor Agreement; provided further that each payment of an AerCap Secured Obligation under or in respect of the Relevant Leases after July 14, 2023 shall permanently reduce such amount (such amount as so reduced from time to time, the “AerCap Secured Obligations Cap”).
“AerCap Secured Parties” has the meaning given to such term in the Intercreditor Agreement.
“Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, or is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person, if such controlling person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided that Walkers Fiduciary Limited shall not be an Affiliate of the Issuer or the IP Parties.
“Agent” means each of the Trustee, the Collateral Agents and the Notes Depositary.

“Aircraft Financing” means (i) any indebtedness, guarantee, finance lease, operating lease, sale and lease back or other financing arrangements (including any bonds, debentures, notes or similar instruments) in respect of or secured by engines, spare parts, aircraft, airframes or appliances, parts, components, instruments, appurtenances, furnishings or other equipment installed on such engines, spare parts, aircraft, airframes or any other related assets, (ii) any financing arrangements assumed or incurred in connection with the acquisition, construction (including any pre-delivery payments in connection with such acquisition or construction), modifications or improvement of any engines, spare parts, aircraft, airframes or appliances, parts, components, instruments, appurtenances, furnishings or other equipment installed on such engines, spare parts, aircraft, airframes or any other related assets, and (iii) extensions, renewals and replacements of such financing arrangements under clauses (i) and (ii); provided that, in each case under clauses (i), (ii) or (iii), such financing arrangement, if secured, is secured on a usual and customary basis (which may include the collateralization thereof with cash, Cash Equivalents or letters of credit) as determined by the Parent Guarantor or any of its Subsidiaries in good faith for such financing arrangement or Indebtedness in respect of engines, spare parts, aircraft, airframes or appliances, parts, components, instruments, appurtenances, furnishings, other equipment installed on such engines, spare parts, aircraft, airframes or any other related assets.
“Airline Intellectual Property” means the intellectual property of the Parent Guarantor and its Subsidiaries, as described in the appraisal prepared by mba Aviation of such Airline Intellectual Property, as of March 7, 2023.
“Airport Authority” means any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities which, in each case, is an owner, administrator, operator or manager of one or more airports or related facilities.
“Allocable Share” means, subject in all respects to the Intercreditor Agreement as to priority with respect to the Shared Collateral, on any date of determination, the proportion equal to (a) the aggregate outstanding principal amount of Notes as of such date of determination divided by (b) the aggregate outstanding principal amount of all Series of First Priority Secured Debt as of such date of determination. For the avoidance of doubt, at any time that the Notes are the only Series of First Priority Secured Debt outstanding, the Allocable Share of the Notes shall be 100%.
“Allocation Date” means, with respect to any Distribution Date, the Business Day that is five Business Days prior to such Distribution Date.
“Allocation Date Statement” means a statement delivered to the Brazilian Collateral Agent by the Parent Guarantor indicating the Required Payments for the next Distribution Date.
“Anticipation” means anticipating (antecipação), factoring, discounting or otherwise accelerating or bringing forward the scheduled payment of any receivables (including doing so through discounting or the payment of finance costs in connection therewith).

“Applicable Collateral Representative” has the meaning given to such term in the Intercreditor Agreement.
“Applicable Procedures” means, with respect to any selection of Notes, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Notes Depositary, Euroclear and/or Clearstream that apply to such selection, transfer or exchange.
“Appraisal” means one or more appraisal reports in respect of one or more appraisals of the TudoAzul Program, the Azul Viagens Business, the Airline Intellectual Property and any Additional Collateral by an Approved Appraisal Firm (and not, for the avoidance of doubt, including the Azul Cargo Business), which appraisals are prepared using a methodology and form of presentation consistent in all material respects with the methodology and form of presentation of the appraisals included in the Offering Memorandum (or with such deviations, including as to the discount rate, terminal growth rate, discount for lack of marketability and royalty rate charge, as are consistent with market practice for businesses or assets of such type in a manner as determined by the Parent Guarantor in good faith). For the avoidance of doubt, the Appraisals are intended to be a measure of the value of the TudoAzul Program, the Azul Viagens Business, the Airline Intellectual Property and any Additional Collateral and do not reflect the value of the assets and property that comprise the Shared Collateral.
“Approved Appraisal Firm” means each of (i) mba Aviation, BK Associates, BDO, Duff & Phelps, LLC, and in each case any successor of the valuation business of such firms and (ii) any other nationally recognized or internationally recognized independent appraiser that would be reasonably regarded as a peer firm of any of the Persons referred to in (i).
“Assigned Azul Viagens Agreements” means, on any date, each Azul Viagens Agreement the receivables under which are subject to the Azul Viagens Fiduciary Assignment.
“Assigned Azul Viagens Receivables” means (i) receivables arising under the Assigned Azul Viagens Agreements and (ii) the Designated Azul Viagens Credit Card and Debit Card Receivables.
“Assigned TudoAzul Agreements” means, on any date, each TudoAzul Agreement the receivables under which are subject to the TudoAzul Fiduciary Assignment.
“Assigned TudoAzul Receivables” means (i) receivables arising under the Assigned TudoAzul Agreements and (ii) the Designated TudoAzul Credit Card and Debit Card Receivables.
“Available Funds” means the funds available in the USD Payment Account and the USD Collateral Account.

“Azul Cargo Business” means the business of providing cargo transportation services (whether on dedicated freighter flights or utilizing the cargo hold capacity of passenger flights) which is operated, owned or controlled, directly or indirectly, by the Parent Guarantor or any of its Subsidiaries, or principally associated with the Parent Guarantor or any of its Subsidiaries, in each case, as in effect from time to time, whether under the “Azul Cargo” name or otherwise, in each case including any similar or successor business. For the avoidance of doubt, the Azul Cargo Business does not include the transportation of passenger baggage or excess baggage as part of the transportation of airline passengers.
“Azul Cargo Collateral” means, in each case in favor of the Second Out Notes Secured Parties and any Azul Cargo Priority Secured Debt: (i) a Fiduciary Assignment in respect of all of the Designated Azul Cargo Credit Card and Debit Card Receivables and the Azul Cargo Receivables Deposit Account; and (ii) a Fiduciary Transfer in respect of the Azul Cargo Intellectual Property.
“Azul Cargo Collateral Documents” means, collectively, (i) the Brazilian law governed Azul Cargo Fiduciary Assignment in respect of the Designated Azul Cargo Credit Card and Debit Card Receivables, and the Azul Cargo Receivables Deposit Account, (ii) the Brazilian law governed control agreement over the Azul Cargo Receivables Deposit Account (iii) the Brazilian law governed Azul Cargo Intellectual Property Fiduciary Transfer in respect of the Azul Cargo Intellectual Property; and (iv) any other agreements, instruments or documents that create or purport to create a Lien in the Azul Cargo Collateral in favor of the Second Out Notes Trustee, any other collateral agent or representative for the benefit of the Azul Cargo Priority Secured Debt and the Second Out Notes Secured Parties, in each case, as may be amended and restated from time to time, and so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.
“Azul Cargo Domain Names” means all domain names registered in Brazil that, in each case, are owned by the Parent Guarantor or any of its Subsidiaries on July 14, 2023 and, in each case, include each of the words “Azul” and “Cargo,” including the “azulcargo.com.br” and “azulcargoexpress.com.br” domain names, together with certain other domain names registered in Brazil exclusively used by the Azul Cargo Business and set forth in the Azul Cargo Intellectual Property Fiduciary Transfer, which includes a complete list of the Azul Cargo Domain Names.
“Azul Cargo Fiduciary Assignment” means a Fiduciary Assignment in respect of (i) the Designated Azul Cargo Credit Card and Debit Card Receivables, and (ii) the Azul Cargo Receivables Deposit Account, governed by Brazilian law.
“Azul Cargo Intellectual Property” means the Azul Cargo Trademarks and the Azul Cargo Domain Names. For the avoidance of doubt, the Azul Cargo Intellectual Property excludes the Contributed Intellectual Property.
“Azul Cargo Intellectual Property Fiduciary Transfer” means the Fiduciary Transfer in respect of the Azul Cargo Intellectual Property.

“Azul Cargo Priority Secured Debt” means any Indebtedness (other than Indebtedness under the Second Out Notes and the guarantees thereof) of the Parent Guarantor or any of its Subsidiaries that is secured by the Azul Cargo Collateral.
“Azul Cargo Receivables Deposit Account” means the relevant account described in the Azul Cargo Fiduciary Assignment in the name of Azul Linhas in Brazilian reais maintained in Brazil and subject to the Azul Cargo Fiduciary Assignment and an Account Control Agreement (under the sole dominion and control of the Account Bank under the direction of the Brazilian Collateral Agent).
“Azul Cargo Trademarks” means all trademarks registered in Brazil that, in each case, are owned by the Parent Guarantor or any of its Subsidiaries on July 14, 2023 and, in each case, include each of the words “Azul” and “Cargo,” together with certain other trademarks registered in Brazil exclusively used by the Azul Cargo Business and set forth in the Azul Cargo Intellectual Property Fiduciary Transfer, which includes a complete list of the Azul Cargo Trademarks.
“Azul Investments” means Azul Investments LLP, a limited liability partnership formed under the laws of the State of Delaware.
“Azul Linhas Freeflow Account” means an unrestricted account of Azul Linhas maintained in Brazil.
“Azul Linhas 2023 Intercompany Loan Agreement” means that certain loan agreement entered into between the Issuer, as lender, and Azul Linhas, as borrower, dated on or before the Closing Date. The principal amount outstanding under the Azul Linhas 2023 Intercompany Loan Agreement will be payable on the maturity date of the Notes. The principal amount outstanding under the Azul Linhas 2023 Intercompany Loan Agreement may also be prepaid by Azul Linhas in certain circumstances.
“Azul Mobile App IP” means any and all Intellectual Property, including copyrights and Trade Secrets, owned, or later developed or acquired and owned, by the Parent Guarantor or any of its Subsidiaries and embodied in (a) the Azul mobile application, (b) any other mobile application associated with the Azul airline business, the TudoAzul Program or the Azul Viagens Business, or (c) any successor, legacy or companion mobile application with respect to any of the foregoing, including, in each case of (a)-(c), the software and source code thereof.
“Azul Proprietary Technology” means any and all Intellectual Property, including copyrights and Trade Secrets, owned, or later developed or acquired and owned, by the Parent Guarantor or any of its Subsidiaries and embodied in the Parent Guarantor’s proprietary yield management system or proprietary pricing system (each as described in the Parent Guarantor’s annual report on Form 20-F for the year ended December 31, 2022, dated April 19, 2023 and filed with the SEC on April 20, 2023).

“Azul Traveler Data” means (i) data generated, produced or acquired as a result of the issuance, modification or cancellation of customer tickets from the Parent Guarantor or any of its Subsidiaries or for flights on any airline operated by the Parent Guarantor or any of its Subsidiaries, including data in or derived from “passenger name records” (including name and contact information) associated with flights, (ii) payment-related information (other than payment-related information relating solely to the TudoAzul Program (such as the purchase of Points)), and (iii) data that relates to a customer’s flight-related experience, but excluding in the case of clause (i) information that would not be generated, produced or acquired in the absence of the TudoAzul Program (including Clube TudoAzul) or any other Loyalty Program; provided that, for the avoidance of doubt, customer name, contact information (including name, mailing address, email address, and phone numbers), passport information, government identification document information, Tax or other personal identification numbers, customer login to the Azul.com.br website or any successor website and any Azul mobile applications and communication consent preferences (as described in clause (ii) of the definition of “Member Profile Data”) are included in both TudoAzul Customer Data and the Azul Traveler Data; provided that the foregoing communication consent preferences are not specific to the TudoAzul Program (it being understood that if such communication consent preferences are specific to the TudoAzul Program they shall exclusively be TudoAzul Customer Data).
“Azul Viagens Agreements” means any currently existing or future co-branding, partnering or other receivables-generating agreements with third parties entered into by the Parent Guarantor or any of its Subsidiaries in connection with the Azul Viagens Business, including any amendment thereof and any other agreement entered into with the same party in substitution for, or supplementary to, the existing agreements, and all related ancillary documents, emails and agreements.
“Azul Viagens Business” means any Travel Package Business which is operated, owned or controlled, directly or indirectly, by the Parent Guarantor or any of its Subsidiaries, or principally associated with the Parent Guarantor or any of its Subsidiaries, in each case, as in effect from time to time, whether under the “Azul Viagens” name or otherwise, in each case including any similar or successor travel or vacation business, but excluding any Permitted Acquisition Travel Package Business.
“Azul Viagens Domain Names” means (i) any and all domain names and social media accounts throughout the world that, in each case, are owned, or later developed or acquired and owned, by the Parent Guarantor or any of its Subsidiaries and, in each case, include the word “Viagens,” including the “azulviagens.com.br” domain name and (ii) any and all similar, legacy or successor domain names with respect to any of the foregoing.
“Azul Viagens Fiduciary Assignment” means the Fiduciary Assignment in respect of (i) the receivables under the Assigned Azul Viagens Agreements, (ii) the Designated Azul Viagens Credit Card and Debit Card Receivables, and (iii) the Azul Viagens Receivables Deposit Account, governed by Brazilian law.
“Azul Viagens Freeflow Account” means an unrestricted account of Azul Viagens maintained in Brazil.

“Azul Viagens Gross Billings” in any Quarterly Reporting Period means the total amount, calculated in Brazilian reais, of all amounts billed, invoiced or otherwise charged to customers or business partners by the Azul Viagens Business, in such Quarterly Reporting Period, minus any reversals in such amounts billed, invoiced or otherwise charged in respect of such Quarterly Reporting Period.
“Azul Viagens Receivables Deposit Account” means the relevant account described in the Azul Viagens Fiduciary Assignment in the name of Azul Viagens in Brazilian reais maintained in Brazil and subject to the Azul Viagens Fiduciary Assignment and an Account Control Agreement (under the sole dominion and control of the Account Bank under the direction of the Brazilian Collateral Agent).
“Azul Viagens Trademarks” means (i) any and all trademarks, service marks, brand names, designs, and logos throughout the world that, in each case, are owned, or later developed or acquired and owned, by the Parent Guarantor or any of its Subsidiaries and, in each case, include the word “Viagens” (including the combined wordmark “Azul Viagens”), and (ii) any and all successor or legacy brands with respect to any of the foregoing.
“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
“Bankruptcy Event of Default” means any Event of Default described in clause (v) or (vi) of the definition thereof.
“Bankruptcy Law” means the Bankruptcy Code or any similar federal, state or foreign law relating to reorganization, arrangement, adjustment, winding-up, liquidation (including provisional liquidation), restructuring, dissolution, composition or other debtor relief, including, without limitation, Part V of the Companies Act (as revised) of the Cayman Islands and the Companies Winding Up Rules (as revised) of the Cayman Islands, each as revised or amended from time to time, the Brazilian Bankruptcy Law (including, without limitation, the rules that relate to any judicial reorganization, restructuring, liquidation (including provisional liquidation) extrajudicial reorganization, bankruptcy liquidation or ancillary injunctive relief requests), as revised or amended from time to time, and any bankruptcy, insolvency, winding up, reorganization or similar law enacted under the laws of the Cayman Islands, Brazil or any other applicable jurisdiction.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Blocked Accounts” means, individually or collectively as the context may require, the USD Blocked Account or the BRL Blocked Account.

“Board of Directors” means:
(1)with respect to a corporation or an exempted company, the board of directors of the corporation or exempted company, as applicable, or any committee thereof duly authorized to act on behalf of such board;
(2)with respect to a partnership, the board of directors of the general or managing partner of the partnership, or a shareholders of the general or managing partner of the partnership, or in each case, any committee thereof;
(3)with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and
(4)with respect to any other Person, the board or committee of such Person serving a similar function.
“Brazilian Bankruptcy Law” means Law No. 11,101, dated February 9, 2005, as amended, including by Law No. 14,112, dated December 24, 2020 (or any successor law).
“Brazilian Collateral Documents” means the Collateral Documents governed by Brazilian law, including each Fiduciary Assignment and each Account Control Agreement governed by Brazilian law.
“Brazilian Guarantors” means the Parent Guarantor, Azul Linhas, IntelAzul and Azul Viagens.
“BRL Blocked Account” means the account described in the relevant Fiduciary Assignment and the relevant Account Control Agreements in the name of Azul Linhas in Brazilian reais maintained in Brazil and subject to such Fiduciary Assignment and such Account Control Agreements (under the sole dominion and control of the Account Banks under the direction of the Brazilian Collateral Agent and with permission to hold balances through investments in Cash Equivalents).
“BRL Collateral Account” means the account described in the relevant Fiduciary Assignment and the relevant Account Control Agreement in the name of Azul Linhas in Brazilian reais maintained in Brazil and subject to such Fiduciary Assignment and such Account Control Agreement (under the sole dominion and control of the Account Bank under the direction of the Brazilian Collateral Agent) into which amounts from the Collection Accounts are to be transferred in the event of an exercise of Cash Control and on each Post-Default Distribution Date when a Remedies Direction has been given and remains in effect.
“BRL Payment Account” means the account described in the relevant Fiduciary Assignment and the relevant Account Control Agreement in the name of the Parent Guarantor in Brazilian reais maintained in Brazil and subject to such Fiduciary Assignment and such Account Control Agreement (under the sole dominion and control of the Account Bank under the direction of the Brazilian Collateral Agent) into which amounts from the Collection Accounts are to be transferred when no Remedies Direction has been given and remains in effect.

“BRL Payment Waterfall” has the meaning given to such term in the Intercreditor Agreement.
“BRL Required Payments” means the amounts necessary to satisfy in full all obligations then due and payable under clauses (1) through (5) of the BRL Payment Waterfall.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in (i) New York City, (ii) the City of São Paulo, and (iii) each other city in which the corporate trust office of the Trustee or the head office of any Collateral Agent is located (in each case, as set forth in the Intercreditor Agreement, as such locations may be updated pursuant to the Intercreditor Agreement) are required or authorized to remain closed.
“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with IFRS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means, with respect to any Person, any and all shares, shares of stock, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated, whether voting or non-voting) such Person’s equity, including any preferred stock, but excluding any debt securities convertible into or exchangeable for such equity.
“Cash Control” means to instruct the applicable Account Bank that amounts in the Collection Accounts must be transferred to the BRL Collateral Account and held as Shared Collateral for the Secured Obligations until such time as the Controlling Creditors (under clause (a) or (b) of the definition thereof) shall provide other instructions in accordance with the Intercreditor Agreement.
“Cash Control Instruction” means an instruction to the Collateral Agents by a Representative of any Series of Secured Debt as to which an Event of Default (or equivalent event) has occurred and is continuing, to exercise Cash Control.
“Cash Equivalents” means (x) in the case of U.S. dollars and accounts located in the United States, any or all of the following:
(1)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(2)direct obligations of state and local government entities, in each case maturing within one year from the date of acquisition thereof, which have a rating of at least A- (or the equivalent thereof) from S&P, A3 (or the equivalent thereof) from Moody’s or A- (or the equivalent thereof) from Fitch;

(3)obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof;
(4)commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P, P-2 (or the equivalent thereof) from Moody’s or F2 (or the equivalent thereof) from Fitch;
(5)certificates of deposit (including Investments made through an intermediary, such as the certificated deposit account registry service), banker’s acceptances, time deposits, eurodollar time deposits and overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than US$250.0 million;
(6)fully collateralized repurchase agreements with a term of not more than six months for underlying securities that would otherwise be eligible for investment;
(7)money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (1) through (6) above. This could include, but not be limited to, money market funds or short-term and intermediate bonds funds;
(8)money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA (or the equivalent thereof) by S&P, Aaa (or the equivalent thereof) by Moody’s or AAA (or the equivalent thereof) from Fitch and (C) have portfolio assets of at least US$5.0 billion;
(9)deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of US$100.0 million;
(10)securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P, A3 by Moody’s or A- (or the equivalent thereof) from Fitch; and

(11)any other securities or pools of securities that are classified under IFRS as cash equivalents or short-term investments on a balance sheet;
and
(y) in the case of Brazilian real, and accounts located in Brazil, means:
(1)Brazilian real, U.S. dollars, or money in other currencies received in the ordinary course of business that are readily convertible into U.S. dollars;
(2)securities issued or directly and fully guaranteed or insured by the United States or the Brazil governments or any agency or instrumentality of the United States or Brazil governments (provided that the full faith and credit of the United States or Brazil, as the case may be, is pledged in support of those securities) either having maturities of not more than 12 months from the date of acquisition;
(3)(i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the Republic of Brazil or any political subdivision thereof or the United States or any state thereof having capital, surplus and undivided profits in excess of US$500.0 million whose long-term debt is rated “A-2” or higher by Fitch or S&P or “P-2” or higher by Moody’s (or such similar equivalent rating) by at least one nationally recognized statistical rating organization (as defined under Rule 436 of the Securities Act);
(4)repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)commercial paper rated A-1 or higher by Fitch or S&P or P-1 or higher by Moody’s (or such similar equivalent rating) and maturing no later than one year after the date of acquisition; and
(6)money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above.
“Cayman Equitable Share Mortgages” means the Cayman Islands law governed equitable share mortgages over (i) shares in IP Co, dated July 14, 2023 between IP HoldCo and the U.S. Collateral Agent and (ii) shares in IP HoldCo, dated July 14, 2023, between each of (a) Azul Linhas, (b) IntelAzul, (c) Azul Viagens and (d) the Parent Guarantor, and the U.S. Collateral Agent, in each case for the benefit of the Secured Parties and as each such equitable share mortgage is confirmed pursuant to the applicable deed of confirmation dated July 20, 2023.

“Change of Control” means the occurrence of either a “Specified Obligor Change of Control” or a “Parent Change of Control,” as applicable.
“Chapter 11 Case Milestones” means that, during any time that any Obligor (each a “Chapter 11 Debtor”) is subject to a proceeding under chapter 11 of the Bankruptcy Code (provided that, if Azul Linhas is not such Obligor, Azul Linhas is also subject to such a proceeding at such time):
(a)the Obligors shall continue to perform its respective obligations under the Transaction Documents and there shall be no material interruption in the flow of funds under such Transaction Documents (including the use of the Collection Accounts to receive payments as contemplated by the Transaction Documents) in accordance with the terms thereunder (in each case other than any payment default in respect of principal under any of the Transaction Documents that has become due as a result of a Bankruptcy Automatic Acceleration); provided, that (i) the performance by the Obligors under this clause (a) shall in all respects be subject to any applicable materiality qualifiers, cure rights and/or grace periods provided for under the respective Transaction Documents, and (ii) the Obligors shall have 45 days from the Petition Date to cure any failure to perform that requires court authorization to perform;
(b)the Chapter 11 Debtors shall file with the applicable U.S. bankruptcy court (the “Bankruptcy Court”), within ten days of the date of petition in respect of such proceeding under chapter 11 of the Bankruptcy Code (the “Petition Date”), a customary and reasonable motion to assume all Transaction Documents to which such Chapter 11 Debtors are a party under section 365 of the Bankruptcy Code (the “Assumption Motion”), and shall thereafter pursue (including by contesting any objections to) the approval of the Assumption Motion;
(c)the Bankruptcy Court shall have entered a customary and reasonable final order (the “Assumption Order”) granting the Assumption Motion, within 60 days after the Petition Date, and such Assumption Order shall not be amended, stayed, vacated, or reversed;

(d)the parties agree and acknowledge that the Assumption Motion and Assumption Order shall be customary and reasonable and the Assumption Order shall provide, among other things, that: (i) the Chapter 11 Debtors are authorized to assume and perform all obligations under the applicable Transaction Documents and implement actions contemplated thereby and, pursuant to the Assumption Order, will assume such Transaction Documents pursuant to section 365 of the Bankruptcy Code; (ii) such Transaction Documents are binding and enforceable against the parties thereto in accordance with their terms, without exception or amendment; (iii) any amounts payable under such Transaction Documents are actual and necessary costs and expenses of preserving the Chapter 11 Debtors’ estates and shall be entitled to priority as an allowed administrative expenses of the Chapter 11 Debtors pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code; (iv) the Chapter 11 Debtors must cure any defaults under such Transaction Documents as a condition to assumption; and (v) the Chapter 11 Debtors are authorized to take any action necessary to implement the terms of the Assumption Order;
(e)each of the Chapter 11 Debtors and each other Obligor (i) shall not take any action to materially interfere with the assumption of the applicable Transaction Documents, or support any other Person to take any such action; and (ii) shall take all steps commercially reasonably necessary, to contest any action that would materially interfere with the assumption of such Transaction Documents, including, without limitation, litigating any objections and/ or appeals;
(f)each of the Chapter 11 Debtors and each other Obligor (i) shall not file any motion seeking to avoid, reject, disallow, subordinate, or recharacterize any obligation under the applicable Transaction Documents or support any other person to take any such action and (ii) shall take all steps commercially reasonably necessary, to contest any action that would seek to avoid, reject, disallow, subordinate, or recharacterize any obligation under such Transaction Documents, including, without limitation, litigating any objections and/or appeals;
(g)in the event there is an appeal of the Assumption Order, the Chapter 11 Debtors shall pursue a court order requiring any appellants to post a cash bond in an amount equal to US$50 million, to an account held solely for the sole benefit of the Secured Parties;
(h)the proceeding under chapter 11 under the Bankruptcy Code shall not, and is not converted into, a case under chapter 7 of the Bankruptcy Code; and
(i)each of any plan of reorganization filed or supported by any Chapter 11 Debtor shall either (i) expressly provide for assumption of the Transaction Documents to which such Chapter 11 Debtor is party and reinstatement or replacement of each of the related guarantees, subject to applicable cure periods or (ii) provide that the Notes are paid in full in cash on the effective date of the plan of reorganization.

For the avoidance of doubt, notwithstanding the foregoing, during the pendency of and following any stay or appeal of the Assumption Order, the Obligors must continue to perform all obligations under the Transaction Documents, including making any and all payments under the Transaction Documents in accordance with the terms thereof and as described above (in each case other than any payment default under any of the Transaction Documents as a result of a Bankruptcy Automatic Acceleration) and, in the event of any such payment default (subject to any applicable cure or grace periods under the applicable Transaction Documents and except as provided above), nothing shall limit any of the Holders’, the Trustee’s or any Collateral Agent’s rights and remedies including but not limited to any termination rights under the Transaction Documents.
As used in the definition of “Chapter 11 Case Milestones,” the term Transaction Documents also includes the Secured Debt Documents relating to the Second Out Notes and any Additional First Priority Secured Debt.
“Clearstream” means Clearstream Banking S.A. and its successors.
“Closing Date” means the date of original issuance of the Initial Notes.
“Closing Date Active Travel Agent Counterparties” means any travel agent to whom the Azul Viagens Business has billed, invoiced or otherwise charged more than a de minimis amount in the last twelve months prior to the Closing Date.
“Closing Date Assigned Azul Viagens Agreement” means the Azul Viagens Agreement entered into by Azul Linhas with Aymoré Crédito, Financiamento e Investimento S.A.
“Closing Date Assigned TudoAzul Agreements” means the TudoAzul Agreements entered into by Azul Linhas with (i) Caixa Econômica Federal, (ii) Banco Itaucard S.A. and IUPP S.A., (iii) Livelo S.A. and (iv) Banco Santander (Brasil) S.A. and Esfera Fidelidade S.A.
“Clube TudoAzul” means the subscription-based product of the Parent Guarantor or any of its Subsidiaries through which members pay a recurring amount per month in exchange for Points, access to promotions and other benefits which is operated, owned or controlled, directly or indirectly, by the Parent Guarantor or any of its Subsidiaries, as in effect from time to time, whether under the “Clube TudoAzul” name or otherwise, in each case including any similar or successor products, services or programs.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
“Collateral Account” means, individually or collectively as the context may require, the USD Collateral Account and the BRL Collateral Account.
“Collateral Agent” means each of the U.S. Collateral Agent and the Brazilian Collateral Agent.

“Collateral Documents” means, collectively, (i) the Indenture, any Account Control Agreement, the Security Agreement, each Brazilian Collateral Document, the Cayman Equitable Share Mortgages, the Intercreditor Agreement and other agreements, instruments or documents that create or purport to create a Lien in the Shared Collateral in favor of a Collateral Agent for the benefit of the Secured Parties or the Trustee for the benefit of the Notes Secured Parties, in each case, as may be amended, amended and restated, supplemented or otherwise modified from time to time, and so long as such agreement, instrument or document shall not have been terminated in accordance with its terms, and (ii) the IP Agreements in respect of (A) the rights of the U.S. Collateral Agent thereunder and (B) the rights of any IP Party thereunder after any exercise of remedies over the shares of such IP Party.
“Collateral Sale” means the Disposition of any Shared Collateral.
“Collection Account” means, individually or collectively as the context may require, (i) the TudoAzul Receivables Deposit Account, and (ii) the Azul Viagens Receivables Deposit Account.
“Collections” means, with respect to any Quarterly Reporting Period, the aggregate amount of all amounts deposited to the Collection Accounts (including any Points Allocation Release Amounts deposited into the TudoAzul Receivables Deposit Account) during such Quarterly Reporting Period.
“Competitor” means (i) any person operating a commercial passenger air carrier business, a Loyalty Program or a Travel Package Business, (ii) any other person that competes with the business of the Parent Guarantor or any of its respective Subsidiaries, and (iii) any affiliate of any person described in clause (i) or (ii) (other than any affiliate of such person under common control with such person, which affiliate is not actively involved in the management and/or operations of such person).
“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Parent Guarantor and its Subsidiaries for such period determined on a consolidated basis in conformity with IFRS.
“Consolidated Total Assets” means, as of any date of determination, the total assets of the Parent Guarantor and its Subsidiaries as of such date determined on a consolidated basis in conformity with IFRS.
“Contingent Payment Event” means any indemnity, termination payment or liquidated damages under a TudoAzul Agreement or an Azul Viagens Agreement.
“Contribution Agreement” means each of the New York law governed agreements set forth on Schedule 1.01(a) and each other contribution agreement entered into after July 14, 2023 pursuant to which (a) any Contributing Party contributes all of its respective right, title and interest in and to the Contributed Assets to IP HoldCo, and (b) IP HoldCo then contributes all of its right, title and interest in and to such Contributed Assets to IP Co.

“Contributed Assets” means (a) each Contributing Party’s and IP HoldCo’s respective rights to the Contributed Intellectual Property (other than the Specified IP (but only for so long as it constitutes Specified IP) and any “intent to use” trademark applications for which a statement of use has not been filed with and accepted by the United States Patent and Trademark Office (but only until such statement is filed and accepted)) and (b) all rights to establish, create, organize, initiate, participate, operate, assist, benefit from, promote or otherwise be involved in or associated with, in any capacity, (i) the TudoAzul Program (including Clube TudoAzul), or any other Loyalty Program (other than a Permitted Acquisition Loyalty Program), or (ii) the Azul Viagens Business, or any other Travel Package Business (other than a Permitted Acquisition Travel Package Business).
“Contributing Party” means the Parent Guarantor or any of its Subsidiaries (including Azul Linhas, IntelAzul and Azul Viagens), in each case, in its capacity as a party to any Contribution Agreement.
“Controlled Accounts” means the Collection Accounts, the Payment Accounts, the Blocked Accounts, and the Collateral Accounts.
“Controlling Creditors” has the meaning given to such term in the Intercreditor Agreement.
“Convertible Debentures” means the convertible debentures (ISIN:BRAZULDBP005) issued by the Parent Guarantor pursuant to the Convertible Debentures Indenture and guaranteed by the other Obligors pursuant to the Convertible Debentures Indenture and the Convertible Debentures New York Law Guarantee. For the avoidance of doubt, for the purposes of the definition of “Permitted First Priority Secured Debt,” all of the Indebtedness under the Convertible Debentures prior to July 14, 2023 shall be deemed to have been incurred prior to July 14, 2023 notwithstanding the amendments to the Convertible Debentures effected on July 14, 2023.
“Convertible Debentures Documents” means (i) the Convertible Debentures, (ii) the Convertible Debentures Indenture, and (iii) the Convertible Debentures New York Law Guarantee.
“Convertible Debentures Indenture” means the Private Instrument of Indenture for the First Issuance of Debentures Convertible Into Preferred Shares Guaranteed by Collateral with Additional Guarantee of Azul S.A. (Instrumento Particular de Escritura de Emissão de Debêntures Conversíveis em Ações Preferenciais, da Espécie com Garantia Real, com Garantia Fidejussória Adicional, da Primeira Emissão de Azul S.A.) dated October 26, 2020 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (including as amended and restated as of July 14, 2023 pursuant to the second amendment (segundo aditamento) thereof)) pursuant to which the Convertible Debentures have been issued and are guaranteed by the Obligors pursuant to the laws of Brazil.

“Convertible Debentures New York Law Guarantee” means the guarantee agreement dated October 26, 2020 between the Parent Guarantor, Azul Linhas and Vórtx Distribuidora de Títulos e Valores Mobiliários Ltda., as a representative of the Convertible Debentures (the “Convertible Debentures Representative”) (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (including the amended and restated guarantee agreement entered into as of July 14, 2023 between the Obligors, the Convertible Debentures Representative and the Brazilian Collateral Agent (in its capacity as collateral agent for the Convertible Debentures)) pursuant to which the obligations under the Convertible Debentures are guaranteed pursuant to a guarantee governed by the laws of the State of New York.
“Convertible Debentures Secured Parties” means the Convertible Debentures Representative, the Brazilian Collateral Agent (in its capacity as collateral agent for the Convertible Debentures) and the holders of the Convertible Debentures.
“Corporate Trust Office” shall be at the address of the Trustee or such other address as to which the Trustee may give notice to the Holders of the Notes and the Issuer.
“Cure Amount” means, to the extent that Collections deposited into the Collection Accounts with respect to any Quarterly Reporting Period are insufficient to satisfy the DSCR Test for such Quarterly Reporting Period, the funds (which shall not constitute proceeds of Shared Collateral or Net Proceeds of (i) any Collateral Sale, Recovery Event or Contingent Payment Event or (ii) Indebtedness incurred by the Issuer, IntelAzul, Azul Viagens or any IP Party), the Parent Guarantor or any of its Subsidiaries may deposit, or cause to be deposited into the Collection Accounts prior to the end of such Quarterly Reporting Period, in an amount necessary to satisfy the DSCR Test for such Quarterly Reporting Period; provided that such deposit and deemed cures shall not occur more than five times in aggregate or in more than two Quarterly Reporting Periods in any four Quarterly Reporting Periods.
“CRS” means the OECD Standard for Automatic Exchange of Financial Account Information—Common Reporting Standard.
“Currency” means miles, points and/or other units that are a medium of exchange constituting a convertible, virtual, and private currency that is tradable property and that can be sold or issued to Persons.
“Currency Conversion Rate” means the PTAX Rate on (a) for purposes of the Payment Waterfalls, each Allocation Date, and (b) for purposes of the Post-Default Waterfalls, the date that is two Business Days before the applicable Post-Default Distribution Date.
“CVM” means the Brazilian Securities Commission (Comissão de Valores Mobiliários).

“Data Protection Laws” means all laws, rules and regulations applicable to each Obligor or any of their respective Subsidiaries regarding privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), processing, encryption, security, safeguarding, loss, disclosure and use of Personal Data (including Personal Data of employees, contractors, customers, loan applicants and third parties), Online Tracking Data, and email and mobile communications, including any approvals or notices required in connection therewith.
“Day Count Fraction” means the number of days elapsed in such period on a 30/360 basis.
“Debt Service Coverage Ratio” means, with respect to any determination date, the ratio obtained by dividing (i) the sum of (x) the aggregate amount of all amounts deposited to the Collection Accounts (including any Points Allocation Release Amount deposited into the TudoAzul Receivables Deposit Account) during the four most recently completed Quarterly Reporting Periods, provided that, with respect to amounts deposited into the Azul Viagens Receivables Deposit Account, such amounts shall be included net of the related cost of goods sold and commissions, minus any Voluntary Contributions, plus (y) any Cure Amounts (and any other cure amounts available under any Permitted First Priority Secured Debt) deposited to the Collection Accounts (including any Points Allocation Release Amount deposited into the TudoAzul Receivables Deposit Account) during such four most recently completed Quarterly Reporting Periods by (ii) all cash interest paid or required to be paid on Secured Debt (including the Notes) during the four most recently completed Quarterly Reporting Periods. The Debt Service Coverage Ratio shall be calculated by (A) converting the amounts deposited to the Collection Accounts (including any Points Allocation Release Amount deposited into the TudoAzul Receivables Deposit Account) in any Quarterly Reporting Period from Brazilian reais into U.S. dollars using the average PTAX Rate over such Quarterly Reporting Period (calculated by aggregating the PTAX Rates for each day such rate was published during the applicable Quarterly Reporting Period divided by the number of days in such Quarterly Reporting Period for which the PTAX Rate was published) and (B) the conversion of Secured Debt from Brazilian reais into U.S. dollars utilizing the PTAX Rate as of the last Business Day of the most recently completed Quarterly Reporting Period. Until the Parent Guarantor has provided, pursuant to the terms of this Indenture, financial statements in respect of four Quarterly Reporting Periods that commenced after the Closing Date, the Parent Guarantor shall, on any determination date, calculate the Debt Service Coverage Ratio on a pro forma basis in respect of the relevant four most recently completed Quarterly Reporting Periods (including, for the avoidance of doubt, Quarterly Reporting Periods prior to the Closing Date) as if the Closing Date had occurred on, and all the Secured Debt outstanding on the Closing Date had been incurred on, the first day of the first Quarterly Reporting Period in such period of four Quarterly Reporting Periods
“Deeds of Undertaking” means (i) the deed of undertaking entered into on July 14, 2023 among IP Co, IP HoldCo, the U.S. Collateral Agent and Walkers Fiduciary Limited and (ii) the deed of undertaking entered into on July 14, 2023 among IP HoldCo, the Parent Guarantor, Azul Linhas, IntelAzul, Azul Viagens, the U.S. Collateral Agent and Walkers Fiduciary Limited.

“Default” means any event that, unless cured or waived, is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.08 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Interests in the Global Note” attached thereto.
“Deposit Account” has the meaning given to such term in the UCC.
“Designated Azul Cargo Credit Card and Debit Card Receivables” means credit card and debit card receivables generated by the Azul Cargo Business.
“Designated Default Event” has the meaning given to such term in the Intercreditor Agreement.
“Discharge of First Priority Secured Obligations” means the irrevocable payment in full in cash of the principal of and interest (including interest and other amounts accruing (or which would, absent the commencement of an insolvency proceeding, accrue) on or after the commencement of any insolvency proceeding, whether or not such interest would be allowed in such insolvency proceeding), premium, and all other amounts (including penalties) due and owing with respect to all indebtedness outstanding under the First Priority Secured Debt Documents (including the Notes Documents) (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations) whether or not such amounts are disallowed vis-a-vis the Obligors, and, for purposes of this definition, the AerCap Secured Obligations shall constitute principal up to the AerCap Secured Obligations Cap.
“Distribution Date” means any date on which interest, principal or premium is due and payable under one or more Series of Secured Debt and any scheduled payment date for a Waterfall AerCap Payment under the AerCap Secured Obligations which is deemed to be a Distribution Date pursuant to the Intercreditor Agreement.
“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer, license, or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Capital Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 91 days after the last date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the Parent Guarantor or any of its Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the Parent Guarantor or any of its Subsidiaries may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.12.
“DSCR Cure” means, the deposit of Cure Amounts in a Collection Account during a Quarterly Reporting Period in which such Cure Amounts are necessary to satisfy the DSCR Test for such Quarterly Reporting Period.
“DSCR Test” means a test that shall be satisfied in respect of a Quarterly Reporting Period if the ECF DSCR for such Quarterly Reporting Period, as set forth in a DSCR Calculation Certificate, is not less than 2.00x.
“DTC” means The Depository Trust Company.

“ECF DSCR” means, with respect to any determination date, the ratio obtained by dividing (i) the sum of (x) the aggregate amount of all amounts deposited to the Collection Accounts (including any Points Allocation Release Amounts deposited into the TudoAzul Receivables Deposit Account) during the four most recently completed Quarterly Reporting Periods, provided that, with respect to amounts deposited into the Azul Viagens Receivables Deposit Account, such amounts shall be included net of the related cost of goods sold and commissions (or, until four Quarterly Reporting Periods have elapsed since July 14, 2023, amounts that would have been required to be deposited into the Collection Accounts pursuant to the terms hereof if the Collection Accounts had existed on such earlier dates), minus any Voluntary Contributions, plus (y) any Cure Amounts (and any other cure amounts available under any Permitted First Priority Secured Debt) deposited to the Collection Accounts (including any Points Allocation Release Amounts deposited into the TudoAzul Receivables Deposit Account) during such four most recently completed Quarterly Reporting Periods by (ii) the product of (x) all cash interest paid or required to be paid on all First Priority Secured Debt during the most recently completed Quarterly Reporting Period multiplied by (y) four. The ECF DSCR shall be calculated by (A) converting the amounts deposited to the Collection Accounts (including any Points Allocation Release Amounts deposited into the TudoAzul Receivables Deposit Account) in any Quarterly Reporting Period from Brazilian reais into U.S. dollars using the average PTAX Rate over such Quarterly Reporting Period (calculated by aggregating the PTAX Rates for each day such rate was published during the applicable Quarterly Reporting Period divided by the number of days in such Quarterly Reporting Period for which the PTAX Rate was published) and (B) the conversion of Secured Debt from Brazilian reais into U.S. dollars utilizing the PTAX Rate as of the last Business Day of the most recently completed Quarterly Reporting Period.
“ECF Offer Applicable Period” means the period commencing on the occurrence of a ECF Offer Event, and ending on the earlier of (a) the date (if any) on which the ECF Offer Cure occurs and (b) the date that all Notes Secured Obligations (other than contingent obligations not due and owing) have been discharged.
“ECF Offer Cure” shall be deemed to occur on the earlier of (i) the occurrence of a DSCR Cure with respect to the ECF Offer Event and (ii) the first day of the Quarterly Reporting Period following two consecutive Quarterly Reporting Periods for which the DSCR Test has been satisfied after the Quarterly Reporting Period for which the ECF Offer Event was triggered
“ECF Offer Event” means the last date in any Quarterly Reporting Period for which the DSCR Test is not satisfied for such Quarterly Reporting Period.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a private or public offering for cash by the Parent Guarantor or any direct or indirect parent of the Parent Guarantor, as applicable, of its Capital Stock (in the case of any direct or indirect parent of Azul, to the extent such cash proceeds are contributed to the Parent Guarantor), other than (x) public offerings with respect to the Parent Guarantor’s or any such direct or indirect parent’s, as applicable, Capital Stock registered on Form S-4, F-4 or S-8, or (y) an issuance to any Subsidiary of the Parent Guarantor or (z) any offering of Capital Stock issued in connection with a transaction that constitutes a Change of Control.
“Euroclear” means Euroclear Bank SA/NV and its successors, as operator of the Euroclear System.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Exchange Rate” means, on any day, the rate at which the currency other than the Required Currency may be exchanged into the Required Currency at approximately 11:00 a.m., New York City time, on such date on the Bloomberg Key Cross Currency Rates Page for the relevant currency. To the extent that such rate does not appear on any Bloomberg Key Cross Currency Rate Page, the Exchange Rate shall be determined by Azul in good faith.
“FATCA”: Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, practices or guidance notes adopted pursuant to any such intergovernmental agreement, including the US IGA.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Parent Guarantor the relevant Subsidiary of the Parent Guarantor; provided that the Board of Directors of the Parent Guarantor or the relevant Subsidiary of the Parent Guarantor shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.
“Fiduciary Assignment” means a fiduciary assignment (cessão fiduciária) governed by Brazilian law.
“Fiduciary Transfer” means a fiduciary transfer (alienação fiduciária) governed by Brazilian law.
“First Priority Secured Debt” means each of (i) the AerCap Secured Obligations, (ii) the Convertible Debentures, (iii) the Notes; and (iv) each series of Additional First Priority Secured Debt.

“First Priority Secured Debt Documents” means each of (i) the Notes Documents, (ii) the Relevant Leases, as amended pursuant to the terms of the AerCap Deferral Agreement and any agreements which are stated to supersede the AerCap Deferral Agreement, (iii) the Convertible Debentures Documents, and (iv) each financing agreement evidencing Additional First Priority Secured Debt and the related financing documents executed in connection therewith governing the designation of Additional First Priority Secured Debt in accordance with the Intercreditor Agreement.
“First Priority Secured Debt Representative” means (a) in the case of the AerCap Secured Obligations, AerCap Administrative Services Limited, (b) in the case of the Convertible Debentures, the Convertible Debentures Representative, (c) with respect to the Notes, the Trustee, and (d) in the case of any other First Priority Secured Debt, the trustee, agent or representative of the holders of such First Priority Secured Debt who maintains the transfer register for such Series of First Priority Secured Debt and (i) is appointed as a representative of the holders of such First Priority Secured Debt (for purposes related to the administration of the First Priority Secured Debt Documents) pursuant to the First Priority Secured Debt Documents, together with its successors in such capacity, and (ii) who has executed a joinder to the Intercreditor Agreement and such Indebtedness is governed by a credit agreement, note purchase agreement, indenture, debenture or other agreement that includes a confirmation of the sharing of Liens and priorities with the other First Priority Secured Debt.
“First Priority Secured Obligations” means, in each case, without duplication, (a) the First Priority Secured Debt and all other Obligations (as such term or any similar or analogous term is defined in such First Priority Secured Debt Documents) in respect of First Priority Secured Debt (including the Convertible Debentures Secured Obligations and the AerCap Secured Obligations) to the extent provided in the relevant First Priority Secured Debt Documents, (b) any and all sums due and owing to any Collateral Agent, any First Priority Secured Debt Representative, and the Trustee, and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) above after a Remedies Direction has been provided (including any Remedies Action), the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Shared Collateral, or of any exercise by any Collateral Agent of its rights under the Collateral Documents, together with any reasonable, documented, out-of-pocket attorneys’ fees and court costs.
“First Priority Secured Parties” means the First Priority Secured Debt Representatives and the holders of First Priority Secured Obligations (including the Convertible Debentures Secured Parties and the AerCap Secured Parties).
“Fitch” means Fitch, Inc., also known as Fitch Ratings, and its successors.
“Freeflow Account” means the Azul Linhas Freeflow Account and the Azul Viagens Freeflow Account.
“Global Note Legend” means the legend set forth in Section 2.08(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.03, Section 2.08(b) or Section 2.08(d) hereof.
“Government Securities” means securities that are:
(1)direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
(2)obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Person thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“Governmental Authority” means the government of the United States of America, Brazil, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.
“Grantor” means each Obligor that shall at any time pledge Shared Collateral under a Collateral Document.
“Guarantee” means a guarantee (other than (i) by endorsement of negotiable instruments for collection or (ii) customary contractual indemnities, in each case in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).
“Head License” means that certain license agreement entered into between IP Co and IP HoldCo dated as of July 14, 2023, pursuant to which IP Co has granted to IP HoldCo an exclusive, irrevocable (except as set forth therein), perpetual (except as set forth therein), worldwide license to the Contributed Intellectual Property (with the right to sublicense solely to Azul Linhas).

“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person under:
(1)interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.
“Holder” means a “noteholder,” which means the Person in whose name a Note is registered on the Registrar’s books, which shall initially be the respective nominee of DTC.
“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board which are in effect from time to time.
“incur” means to incur, create, issue, assume, guarantee or otherwise become liable for Indebtedness. The term “incurrence” when used as a noun shall have a correlative meaning. The accrual of interest, the accretion or amortization of original issue discount and the payment of regularly scheduled interest will not be deemed to be an incurrence of Indebtedness.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding air traffic liability, accrued expenses and trade payables), whether or not contingent:
(1)in respect of borrowed money;
(2)evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)in respect of banker’s acceptances;
(4)representing Capital Lease Obligations;
(5)representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the ordinary course of business; or
(6)representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS.
In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any assets of the Person specified in the first sentence of this definition (whether or not such Indebtedness is assumed by the specified Person), the amount of such Indebtedness being deemed to be the lesser of the value of such assets or the amount of the obligation so secured.
Notwithstanding the foregoing, “Indebtedness” shall be deemed to include any additional indebtedness or debt (however described or defined) that is secured by the terms of a Series of Secured Debt.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Independent Director” means, at any time with respect to any IP Party, a director of such IP Party that (1) satisfies the Independent Director Criteria at such time and (2) is a duly appointed “Independent Director” under and as defined in the Specified Organizational Document of such IP Party.
“Independent Director Criteria” means criteria that shall be satisfied only in respect of a natural person that (a) is a director who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience; (b) is provided by a company nationally recognized in the United States or the Cayman Islands for providing professional independent managers and directors, that is not an Affiliate of any Obligor or the U.S. Collateral Agent and that provides professional independent managers and directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director; and (c) is not, and has never been, and will not while serving as Independent Director be, any of the following: (i) a member, partner, equityholder, manager, director, officer or employee of the Issuer or any of its equityholders, the U.S. Collateral Agent or any Affiliates of the foregoing (except immaterial equity ownership in Parent Guarantor or other than as an Independent Director of any IP Party or any other Affiliate of an IP Party that is required by a creditor to be a single purpose bankruptcy-remote entity, provided that such Person is employed by a company that routinely provides professional independent managers or directors); (ii) a creditor, supplier or service provider (including provider of professional services) to either IP Party, the U.S. Collateral Agent or any of their respective equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent managers and directors and other corporate services to the Issuer, the U.S. Collateral Agent or any of their respective equityholders or Affiliates in the ordinary course of business); (iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (iv) a Person that controls (whether directly, indirectly or otherwise) any Person included in any of clause (i), (ii) or (iii) above.

Any director who is an employee of Walkers Fiduciary Limited shall be deemed to meet the requirements of an “Independent Director” for purposes of this definition.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Call Date” means February 28, 2026.
“Intellectual Property” means all patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, brand names, trade dress, know-how, registered copyrights and applications for registration of copyrights, Trade Secrets, domain names, social media accounts and other intellectual property, whether registered or unregistered, including unregistered copyrights in software and source code and applications to register any of the foregoing; provided that no TudoAzul Customer Data or Azul Traveler Data shall be deemed Intellectual Property.
“Intercompany Loan Agreements” means, (i) that certain loan agreement dated July 7, 2021 between Azul Investments, as lender, and Azul Linhas, as borrower, as amended by a first amendment thereto on October 21, 2022, and as further amended by a second amendment thereto dated July 14, 2023, which amendment includes the Issuer as lender under such loan agreement and all other Obligors as guarantors, (ii) that certain loan agreement dated February 24, 2023 between Azul Investments, as lender, and Azul Linhas, as borrower, as amended by a first amendment thereto dated July 14, 2023, which amendment includes the Issuer as lender under such loan agreement, and (iii) the Azul Linhas 2023 Intercompany Loan Agreement.
“Intercompany Loans Fiduciary Assignment” means the Fiduciary Assignment entered into by the Issuer in respect of the receivables under the Intercompany Loan Agreements, governed by Brazilian law;
“Intercreditor Agreement” means the intercreditor, shared collateral and accounts agreement dated as of July 14, 2023 among (i) the fiduciary agent for the Convertible Debentures, (ii) AerCap Administrative Services Limited as representative in respect of the AerCap Secured Obligations (the “AerCap Representative”), (iii) the Second Out Notes Trustee, (iv) the U.S. Collateral Agent, and (v) the Brazilian Collateral Agent, as supplemented by supplement no. 1 thereto, dated as of the Closing Date, through which the Trustee became a party to the Intercreditor Agreement as an “Additional First Priority Representative” (as defined therein) and the Notes and the Noted Secured Parties become subject thereto and bound thereby.

“Interest Rate” means, at any time, 11.930% per annum, provided that if the LTV Ratio (calculated as to First Priority Secured Debt only) calculated using an Annual Appraisal delivered pursuant to the requirements of this Indenture exceeds 62.5% then, with effect from the Notes Interest Payment Date following the date of delivery of such Annual Appraisal to the Trustee, the interest rate on the Notes shall increase by 2.000% (the “LTV Step-up Amount”). The LTV Step-up Amount shall cease to apply with effect from the Notes Interest Payment Date following the date of delivery to the Trustee of an Appraisal pursuant to which the LTV Ratio (calculated as to First Priority Secured Debt only) calculated using such Appraisal does not exceed 62.5%. The Parent Guarantor may elect (in its sole discretion) to re-test the LTV Ratio at any time and deliver such Appraisal to the Trustee. The Trustee and the Brazilian Collateral Agent shall not have any duties in connection with the calculation of the LTV Ratio or any duty to determine if and when the Notes are subject to an LTV Step-up Amount.
“Investments” means, with respect to any Person, all direct or indirect investments made by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances (but excluding advance payments and deposits for goods and services in the ordinary course of business) or capital contributions (excluding commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS. If the Parent Guarantor or any of its Subsidiaries sells or otherwise Disposes of any Equity Interests of any direct or indirect Subsidiary of the Parent Guarantor after the Closing Date such that, after giving effect to any such sale or Disposition, such Person is no longer a direct or indirect Subsidiary of the Parent Guarantor, then the Parent Guarantor will be deemed to have made an Investment on the date of any such sale or Disposition equal to the Fair Market Value of the Parent Guarantor’s Investments in such Subsidiary that were not sold or Disposed of. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“IP Agreements” means (i) each Contribution Agreement, (ii) each IP License, (iii) the Management Agreement, (iv) each other contribution agreement, license or sublicense related to the Contributed Intellectual Property that is required to be entered into after July 14, 2023 pursuant to the terms of any Transaction Documents, and (v) any Database Control Agreement.
“IP Co” means Azul IP Cayman Ltd.
“IP HoldCo” means Azul IP Cayman Holdco Ltd.
“IP Licenses” means (a) the Head License and (b) the Sublicense.
“IP Parties” means IP HoldCo and IP Co.
“Issuer” has the meaning set forth in the preamble hereto until a successor replaces the applicable entity in accordance with the applicable provisions of this Indenture and, thereafter, includes such successor.

“Issuer Order” means a written request or order signed on behalf of the Issuer by a Responsible Officer of such Issuer and delivered to the Trustee.
“LGPD” means the Brazilian Federal Law No. 13,709, dated August 14, 2018, as amended (the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados Pessoais)).
“Lien” means, with respect to any asset, any mortgage, lien, pledge, Fiduciary Assignment, Fiduciary Transfer, usufruct (usufruto), trust (fideicomisso), seizure (arresto), sequestration (sequestro), attachment (penhora), charge, license, security interest or similar encumbrance of any kind in respect of such asset, judicial or extrajudicial, voluntary or involuntary, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and any agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (but excluding any lease, sublease, use or license agreement or swap agreement or similar arrangement by any Grantor described in the definition of “Permitted Shared Collateral Disposition”).
“Liquidity” means all unrestricted cash and cash equivalents and accounts receivable of the Parent Guarantor and its Subsidiaries (excluding, for the avoidance of doubt, any cash or cash equivalents held in any Collection Account, Collateral Account or Blocked Account).
“Loyalty Program” means (a) any customer loyalty program available to individuals (i.e., natural persons) that grants members in such program Currency based on a member’s purchasing behavior and that entitles a member to accrue and redeem such Currency for a benefit or reward, including flights and/or other goods and services, or (b) any other membership program (including a subscription-based product) available to individuals (i.e., natural persons) that grants members in such program benefits in connection with travel on an airline, including reduced costs on airfare, bag fees and upgrades.
“Loyalty Program Lien” means a New York governed pledge or a Fiduciary Assignment as Collateral, as applicable, on the same or equivalent basis and in the same or equivalent manner as the TudoAzul Program, of all or substantially all of the receivables and cash proceeds (representing at least 70% of gross billings or equivalent, calculated in the same manner as TudoAzul Gross Billings but substituting references to the TudoAzul Program with references to such Loyalty Program and which excludes, for the avoidance of doubt, airline revenues such as ticket sales and non-loyalty ancillary revenue) arising under such Loyalty Program and all of the Intellectual Property of such Loyalty Program (but solely to the extent that such Intellectual Property would be included in the definition of Azul Other IP, substituting references to the TudoAzul Program with references to such Loyalty Program), and all receivables and cash proceeds arising under such Loyalty Program are paid to the Collection Account (or such other collection account of the Parent Guarantor or another Obligor that is subject to the lien of the Brazilian Collateral Agent for the benefit of the Secured Parties and under the exclusive control of the Brazilian Collateral Agent as an entitlement holder which shall be designated as a Collection Account (including for the purposes of the Debt Service Coverage Ratio)), in each case, subject to Third-Party Rights and other Permitted Collateral Liens.

“LTV Ratio” means, on any date, the ratio (expressed as a percentage) equal to (a) the aggregate principal amount of First Priority Secured Debt outstanding on such date, divided by (b) the value of the TudoAzul Program, the Azul Viagens Business and the Airline Intellectual Property (calculated so as to exclude the Azul Cargo Intellectual Property), and any Additional Collateral determined pursuant to the most recent Appraisal. For the avoidance of doubt, if more than one Appraisal is prepared in respect of the TudoAzul Program, the Azul Viagens Business, the Airline Intellectual Property and any Additional Collateral, the value referred to in clause (b) shall be calculated so as to avoid double counting the value of any intellectual property.
“Management Agreement” means that certain management agreement entered into among IP Co, IP HoldCo, Azul Linhas and the U.S. Collateral Agent, dated as of July 14, 2023, pursuant to which Azul Linhas will perform certain services for IP Co and IP HoldCo to manage the Contributed Intellectual Property (Azul Linhas, in such capacity, the “Manager”).
“Material Adverse Effect” means a material adverse effect on (a) the consolidated business, operations or financial condition of the Parent Guarantor and its Subsidiaries, taken as a whole, (b) the validity or enforceability of the Transaction Documents or the rights or remedies of the Holders and the First Priority Secured Parties thereunder, (c) the ability of the Issuer to pay the Obligations under the Transaction Documents, (d) the validity, enforceability or collectability of the IP Agreements generally or any material portion of the IP Agreements, taken as a whole, (e) the value of the Shared Collateral or the business and operations of the TudoAzul Program and the Azul Viagens Business, taken as a whole or (f) the ability of the Obligors to perform their material obligations under the IP Agreements or the Notes Documents; provided, that no condition or event that has been publicly disclosed by the Parent Guarantor or any of its Subsidiaries on or prior to July 14, 2023 shall be considered a “Material Adverse Effect”.
“Material Indebtedness” means (a) with respect to the Parent Guarantor and its Subsidiaries, Indebtedness of the Parent Guarantor and its Subsidiaries (other than the Notes) outstanding under the same agreement in a principal amount exceeding US$75.0 million (or the equivalent thereof in other currencies at the time of determination); and (b) with respect to any IP Party, Indebtedness of any IP Party (other than the Notes) outstanding under the same agreement in a principal amount exceeding US$250,000.
“Material Modification” means any amendment or waiver of, or modification or supplement to, an IP Agreement or an Intercompany Loan Agreement which: (a) shortens the scheduled maturity or term thereof, (b) amends, modifies or otherwise changes the calculation or rate of fees, expenses or termination payments due and owing thereunder in a manner reducing the amount owed to the Issuer, (c) changes the contractual subordination of payments thereunder, reduces the frequency of payments thereunder or permits payments due to the Issuer to be deposited to an account other than the Collection Accounts, (d) changes the amendment standards applicable to such agreement (other than changes affecting rights of the Trustee or the U.S. Collateral Agent to consent to amendments, which is covered by clause (e)) in a manner that would reasonably be expected to result in a Material Adverse Effect, or (e) materially impairs the rights of the Trustee or the U.S. Collateral Agent to enforce or consent to amendments to any provisions of any such agreement in accordance therewith.

“mba Aviation” means Morten Beyer & Agnew Aviation, an independent aviation appraisal and consulting firm.
“Member Profile Data” means, with respect to each member of the TudoAzul Program (including Clube TudoAzul) and to the extent in the possession or control of the Parent Guarantor or any of its Subsidiaries, such member’s (i) name, mailing address, email address, and phone numbers, (ii) communication consent preferences, (iii) total Currency balance, (iv) third party engagement history, (v) accrual and redemption activity, including any data related to member segment designations or member segment activity or qualifications, (vi) TudoAzul Program (including Clube TudoAzul) account or membership number, and (vii) member status. For the avoidance of doubt, Member Profile Data excludes (A) Azul Traveler Data, (B) any data relating to Azul Viagens Business transactions made by members of the TudoAzul Program that is analogous to the Azul Traveler Data, and (C) any data relating to Azul Cargo Business transactions made by customers of the Azul Cargo Business.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Proceeds” means (a) with respect to any Collateral Sale, Recovery Event or Contingent Payment Event, the aggregate cash and Cash Equivalents received by the Parent Guarantor or any of its Subsidiaries in respect thereof, net of: (i) the direct costs and expenses relating to such Collateral Sale, Recovery Event or Contingent Payment Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Collateral Sale, Recovery Event or Contingent Payment Event, Taxes paid or payable as a result of the Collateral Sale, Recovery Event or Contingent Payment Event, in each case, after taking into account any available Tax credits or deductions and any Tax sharing arrangements; and (ii) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with IFRS; (b) with respect to any incurrence of Indebtedness, the cash proceeds thereof, net of (i) any fees, underwriting discounts and commissions, premiums, and other costs and expenses incurred in connection with such issuance and (ii) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses, and brokerage, consultant, accountant, and other customary fees; and (c) with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultants and other fees incurred in connection with such issuance or sale.
“Non-Shared Collateral” has the meaning given to such term in the Intercreditor Agreement.
“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes.

“Notes Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.05 hereof as the Notes Depositary with respect to the Notes, and any and all successors thereto appointed as Notes Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Notes Documents” means this Indenture, any note or global note issued pursuant to this Indenture, the Collateral Documents, any supplemental indentures to this Indenture and any other instrument or agreement executed and delivered by the Issuer or any other Guarantor to the Trustee or either Collateral Agent.
“Notes Interest Payment Date” means February 28, May 28, August 28 and November 28, subject to Section 12.17 below, commencing November 28, 2023.
“Notes Secured Debt” means (i) the Initial Notes (and related Note Guarantees), and (ii) any Additional Notes (and related Note Guarantees).
“Notes Secured Obligations” means, in each case, without duplication, (a) the Notes Secured Debt and any other Obligations in respect of the Notes Secured Debt to the extent provided in the Notes Documents, (b) any and all sums due and owing to the Trustee and any Collateral Agent, and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) above after a Remedies Direction has been provided (including any Remedies Action), the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Shared Collateral, or of any exercise by any Collateral Agent of its rights under the Collateral Documents, together with any reasonable, documented, out-of-pocket attorneys’ fees and court costs.
“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Notes and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of the Obligors to the Trustee or any Collateral Agent or any Holder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Indenture or the Collateral Documents, whether on account of principal, interest, reimbursement obligations, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to the Trustee or any Collateral Agent that are required to be paid by the Obligors pursuant to the terms of any Notes Documents) or otherwise.
“Obligors” means the Issuer and the Guarantors, each an “Obligor.”
“Offering Memorandum” means the Offering Memorandum dated July 13, 2023 relating to the offering of the Notes.
“Officer’s Certificate” means a certificate signed on behalf of the Issuer or the Parent Guarantor (or such other applicable Person) by a Responsible Officer of the Issuer or the Parent Guarantor (or such other applicable Person), respectively.

“Online Tracking Data” means any information or data collected in relation to on-line activities that can reasonably be associated with a particular user or computer or other device.
“Opinion of Counsel” means a written opinion from legal counsel. Such counsel may be an employee of or counsel to the Issuer or the Guarantors.
“Parent Change of Control” means any of the following events:
(1)the direct or indirect sale or transfer of all or substantially all the assets of the Parent Guarantor and its Subsidiaries, taken as a whole, to any transferee Person other than (i) any Person which owns or operates (directly or indirectly through a contractual arrangement) a Permitted Airline Business (a “Permitted Person”) or a Subsidiary of a Permitted Person or (ii) the Permitted Holders, other than a transaction in which such transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets; or
(2)the consummation of any transaction (including, without limitation, by merger, consolidation, acquisition or any other means) as a result of which any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent Guarantor other than in connection with any merger or consolidation of the Parent Guarantor with or into any Permitted Person or a Subsidiary of a Permitted Person.
“Parent Change of Control Event” means a Parent Change of Control and a Rating Decline.
“Participant” means, with respect to the Notes Depositary, Euroclear or Clearstream, a Person who has an account with the Notes Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Payment Account” means the USD Payment Account or the BRL Payment Account, as applicable.
“Payment Date” means when used with respect to any Note and any payment of interest thereon, the stated payment date of such payment of interest as set forth in such Note.
“Payment Waterfalls” has the meaning given to such term in the Intercreditor Agreement.

“Permitted Acquisition Loyalty Program” means, subject to Section 13.12(d) and the terms and conditions of the Sublicense, a Loyalty Program owned, operated or controlled, directly or indirectly, by a Specified Acquisition Entity or any of its Subsidiaries or principally associated with such Specified Acquisition Entity or any of its Subsidiaries, so long as (a) the Permitted Acquisition Loyalty Program is not operated in a fashion that is more competitive, taken as a whole, than the TudoAzul Program (including Clube TudoAzul), as determined by the Parent Guarantor in good faith, (b) neither any of the Obligors nor any of their respective Subsidiaries take any action that would reasonably be expected to disadvantage the TudoAzul Program relative to the Permitted Acquisition Loyalty Program (including exiting from, terminating, cancelling or otherwise discontinuing the TudoAzul Program), (c) no members of the TudoAzul Program (including Clube TudoAzul) are targeted for membership in the Permitted Acquisition Loyalty Program (excluding any general advertisements, promotions or similar general marketing activities related to the Permitted Acquisition Loyalty Program), (d) except as attributable to market or business conditions as determined in good faith by the Parent Guarantor, the Obligors and their respective Subsidiaries will devote substantially similar resources to the TudoAzul Program (including Clube TudoAzul), including distribution and marketing channels, as were applicable immediately prior to the consummation of the acquisition of the Specified Acquisition Entity and (e) neither any of the Obligors nor any of their respective Subsidiaries announce to the public, the members of the TudoAzul Program (including Clube TudoAzul) or the members of the Permitted Acquisition Loyalty Program that the Permitted Acquisition Loyalty Program is a primary Loyalty Program for the Parent Guarantor or any of its Subsidiaries.

“Permitted Acquisition Travel Package Business” means, subject to Section 13.12(d) and the terms and conditions of the Sublicense, a Travel Package Business owned, operated or controlled, directly or indirectly, by a Specified Acquisition Entity or any of its Subsidiaries, or principally associated with such Specified Acquisition Entity or any of its Subsidiaries, so long as (a) the Permitted Acquisition Travel Package Business is not operated in a fashion that is more competitive, taken as a whole, than the Azul Viagens Business, as determined by the Parent Guarantor in good faith, (b) neither any of the Obligors nor any of their respective Subsidiaries take any action that would reasonably be expected to disadvantage the Azul Viagens Business relative to the Permitted Acquisition Travel Package Business (including exiting from, terminating, cancelling or otherwise discontinuing the Azul Viagens Business), (c) no customers of the Azul Viagens Business are targeted by the Permitted Acquisition Travel Package Business (excluding any general advertisements, promotions or similar general marketing activities related to the Permitted Acquisition Travel Package Business), (d) except as attributable to market or business conditions as determined in good faith by the Parent Guarantor, the Obligors and their respective Subsidiaries will devote substantially similar resources to the Azul Viagens Business, including distribution and marketing channels, as were applicable immediately prior to the consummation of the acquisition of the Specified Acquisition Entity and (e) neither any of the Obligors nor any of their respective Subsidiaries announce to the public, the customers of the Azul Viagens Business or the customers of the Permitted Acquisition Travel Package Business that the Permitted Acquisition Travel Package Business is the primary Travel Package Business for the Parent Guarantor or any of its Subsidiaries; provided that, notwithstanding the foregoing, no Travel Package Business shall be considered a Permitted Acquisition Travel Package Business from and after the Parent Guarantor ceasing to operate, or commencing the process of winding down, the operations of the Azul Viagens Business.
“Permitted Airline Business” means any business that is the same as, or reasonably related, ancillary, supportive or complementary to, or a reasonable extension of, the business in which the Parent Guarantor and its Subsidiaries (other than the IP Parties) were engaged on July 14, 2023, including travel-related and leisure-related businesses, and travel, leisure and support services and experiences and other similar services and experiences.
“Permitted Collateral Liens” means:
(1)Liens on the Shared Collateral securing the Secured Obligations, including pursuant to the Transaction Documents, so long as such Indebtedness and such Liens are subject to the Intercreditor Agreement;
(2)Liens of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or any comparable provision in any jurisdiction or successor provision on items in the course of collection and Liens in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract within the general parameters customary in the industry;

(3)Liens in favor of depositary banks or other financial institutions arising as a matter of law or regulation, or by the terms of documents or contracts, encumbering deposits or investments (including the right of setoff) and that are within the general parameters customary in the banking industry, and Liens in favor of credit card and debit card processors or customers in connection with credit card and debit card processing services incurred in the ordinary course of business;
(4)Liens for Taxes or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision (if any) required in conformity with IFRS has been made in respect thereof;
(5)Liens imposed by law, such as carriers,’ warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
(6)Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default under this Indenture;
(7)to the extent constituting Liens, the rights granted by any Obligor to another Obligor or the U.S. Collateral Agent pursuant to any IP Agreement (other than any rights granted thereunder following any amendment or modification thereof that is not permitted by the terms of such agreement, this Indenture, an IP License or any other Transaction Document);
(8)(i) any overdrafts and related liabilities arising from treasury, netting, depositary and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any, and (ii) Liens arising by operation of law or regulation or that are contractual rights of set off in favor of the depositary bank or securities intermediary in respect of any deposit or securities accounts;
(9)to the extent constituting Liens, licenses, sublicenses and similar rights as they relate to any Intellectual Property (A) granted to any third-party counterparty of any TudoAzul Agreement or Azul Viagens Agreement pursuant to the terms of such agreement or (B) otherwise expressly permitted by the IP Licenses and the Collateral Documents to be granted to any Person (other than any sublicense or similar right granted thereunder following any amendment or modification thereof that is not permitted by the terms of such agreement, the Collateral Documents or this Indenture);
(10)Liens incurred in the ordinary course of business of the Parent Guarantor or any Subsidiary of the Parent Guarantor with respect to obligations that do not exceed in the aggregate US$10.0 million at any one time outstanding;

(11)rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by any Obligor or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof, in each case so long as such rights (A) do not interfere in any material respect with the business of the Parent Guarantor and its Subsidiaries, taken as a whole and (B) do not relate to Intellectual Property or TudoAzul Agreements except as expressly provided in the Collateral Documents;
(12)Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Secured Obligations in connection with any renewal, refund, refinancing, replacement, exchange, defeasance or discharge thereof and in favor of the applicable Secured Debt Representative; provided that (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted under the Transaction Documents;
(13)with respect to any Subsidiary organized under the law of a jurisdiction outside of the United States, other Liens and privileges arising mandatorily by any requirement of law or regulation;
(14)Liens arising in connection with the IP Agreements;
(15)Liens (including all rights) of counterparties under the TudoAzul Agreements and the Azul Viagens Agreements under the terms thereof;
(16)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, or Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with IFRS; and
(17)any extension, modification, renewal or replacement of the Liens described in clauses (1) through (16) above, provided that such extension, modification, renewal or replacement does not increase the amount of Indebtedness associated therewith or extend to any other property not previously subject to such Lien.

“Permitted First Priority Secured Debt” means (i) Additional First Priority Secured Debt in an aggregate principal amount not to exceed (x) a cumulative amount of US$850 million (or the equivalent thereof in other currencies at the time of determination) minus the principal amount of Notes issued on the Closing Date (the “First Priority Secured Fixed Amount”) plus (y) an additional amount such that, on a pro forma basis after giving effect to the incurrence and the use of proceeds of such Indebtedness, the Debt Service Coverage Ratio is at least 4.00x (the “First Priority Secured Ratio Amount”) (it being understood that a substantially simultaneous incurrence under the First Priority Secured Fixed Amount and the First Priority Secured Ratio Amount shall calculate such First Priority Secured Ratio Amount excluding Indebtedness incurred pursuant to such basket substantially simultaneously); provided that (a) the Liens on the Shared Collateral securing such Indebtedness are “first out” pursuant to the provisions of the Intercreditor Agreement, (b) no Event of Default shall have occurred and be continuing or would result from the issuance of such Indebtedness, (c) any such Indebtedness shall not be subject to or benefit from any guarantee by any person other than an Obligor or be secured by any assets other than the Shared Collateral unless such guarantee and collateral is added for the benefit of the Notes, (d) the regularly scheduled interest payments on such Permitted First Priority Secured Debt shall be no more frequently than quarterly and no less frequently than semi-annually, and (e) the LTV Ratio (calculated as to First Priority Secured Debt only) shall not exceed, after giving effect to the incurrence and the use of proceeds of such Indebtedness, 62.5% and (ii) any Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any First Priority Secured Debt simultaneously with or within six months after the repayment, defeasance or discharge of such First Priority Secured Debt (which, subject to the discharge of the AerCap Secured Obligations occurring, shall be deemed to have occurred on December 1, 2024). For the avoidance of doubt, the Indebtedness in respect of the Convertible Debentures that is outstanding on the Closing Date and the AerCap Secured Obligations that are outstanding on the Closing Date shall be deemed to have been incurred prior to the Closing Date and shall not be subject to the conditions to the incurrence of Permitted First Priority Secured Debt.
“Permitted Holders” means any of (i) David Gary Neeleman; (ii) any spouse, descendent, heir, trust or estate of David Gary Neeleman; (iii) Saleb II Founder 1 LLC; or (iv) any person as to whom more than 50% of the total voting power of the Voting Stock of such person is beneficially owned (as such term is used in Rule 13d-3 under the Exchange Act) by one or more of the Persons specified in clauses (i) and (ii).
“Permitted Investments” means (with respect to Investments made by the Issuer, clauses (1) through (7) below, and with respect to Investments made by IntelAzul and the IP Parties, clauses (3) through (6) below):
(1)to the extent constituting an Investment, Investments in any IP Party arising from the transactions contemplated in the Transaction Documents;
(2)any Investment in cash, Cash Equivalents and any foreign equivalents;

(3)any Investments received in a good faith compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes;
(4)payment, redemption or prepayment of any Secured Debt in accordance with the terms and conditions of this Indenture and the other Transaction Documents;
(5)any guarantee of Secured Debt to the extent otherwise expressly permitted under this Indenture;
(6)accounts receivable arising in the ordinary course of business;
(7)redemption or purchase of the Notes;
(8)any Investment in the Parent Guarantor or in any of its Subsidiaries;
(9)any Investment by the Parent Guarantor or any of its Subsidiaries in a Person, if a result of such Investment (i) such Person becomes a Subsidiary of the Parent Guarantor, or (ii) such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent Guarantor or any of its Subsidiaries;
(10)any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets;
(11)any acquisition of assets or Capital Stock in exchange for the issuance of Qualified Capital Stock;
(12)Investments represented by Hedging Obligations;
(13)loans or advances to officers, directors, consultants or employees made in the ordinary course of business of the Parent Guarantor or any of its Subsidiaries in an aggregate principal amount not to exceed US$15.0 million at any one time outstanding;
(14)any guarantee of Indebtedness other than a guarantee of Indebtedness of an Affiliate of the Parent Guarantor that is not a Subsidiary of the Parent Guarantor;
(15)any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Indenture;

(16)Investments acquired after the Closing Date as a result of the acquisition by the Parent Guarantor or any of its Subsidiaries of another Person, including by way of a merger, amalgamation or consolidation with or into the Parent Guarantor or any of its Subsidiaries in a transaction that is not prohibited by this Indenture after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(17)the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Parent Guarantor or any of its Subsidiaries in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction;
(18)Investments constituting (i) accounts receivable or accounts payable, (ii) deposits, prepayments and other credits to suppliers, including advances of landing fees and other customary airport charges, and/or (iii) in the form of advances made to airport operators, ground handlers, distributors, suppliers, licensors and licensees, in each case, made in the ordinary course of business and consistent with the past practices;
(19)Investments in connection with the outsourcing of any service or function in the ordinary course of business;
(20)extensions of credit, deposits, prepayment of expenses to, advances and other credits to distributors, customers, suppliers, utility providers, licensors, licensees, franchisees and other trade creditors in the ordinary course of business consistent with past practice;
(21)Investments constituting or related to any Aircraft Financing;
(22)Investments in connection with (i) the making or financing of any pre-delivery, progress or other similar payments relating to the acquisition or financing of, and (ii) any deposits, security deposits or maintenance reserves with respect to, engines, spare parts, aircraft, airframes or appliances, parts, components, instruments, appurtenances, furnishings or other equipment installed on such engines, spare parts, aircraft, airframes or any other related assets; and
(23)Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value other than a reduction for all returns of principal in cash and capital dividends in cash), when taken together with all Investments made pursuant to this clause (23) that are at the time outstanding, not to exceed 10.0% of the Consolidated Total Assets at the time of such Investment.
“Permitted IP Party Business” any business that is the same as, or reasonably related, ancillary, supportive or complementary to, or a reasonable extension of, the business in which the IP Parties were engaged on July 14, 2023 after giving effect to the transactions contemplated to occur on July 14, 2023 by the Transaction Documents.

“Permitted Refinancing Indebtedness” means any Indebtedness incurred by the Obligors in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge (i) Indebtedness of the Parent Guarantor or any of its Subsidiaries (other than Indebtedness owed to the Parent Guarantor or any of its Subsidiaries), including Permitted Refinancing Indebtedness, or (ii) the AerCap Secured Obligations; provided that:
(1)the aggregate principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price, or, if greater, committed amount (only to the extent the committed amount could have been incurred on the date of initial incurrence)) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price or, if greater, committed amount (only to the extent the committed amount could have been incurred on the date of initial incurrence)) and premium payable on the Indebtedness (plus the amount of accrued and unpaid interest or dividends on and the amount of all fees and expenses incurred in connection with the incurrence or issuance of, such Indebtedness) or AerCap Secured Obligations renewed, refunded, refinanced, replaced, exchanged, defeased or discharged;
(2)such Permitted Refinancing Indebtedness has (a) a final maturity date that is either (i) no earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged or (ii) after the final maturity date of the Notes and (b) has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (for the purposes of this paragraph (2) the final maturity date of the AerCap Secured Obligations shall be deemed to be December 1, 2024);
(3)if the Indebtedness or AerCap Secured Obligations being renewed, refunded, refinanced, replaced, defeased or discharged is First Priority Secured Debt, such Permitted Refinancing Indebtedness shall constitute Additional First Priority Secured Debt (for this purpose, without regard to references to Debt Service Coverage Ratio and LTV Ratio in the definition of Permitted First Priority Secured Debt); and
(4)except in the case of the AerCap Secured Obligations, if such Indebtedness is incurred either by the Issuer (if the Issuer was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged) or by the applicable Obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, such Indebtedness is permitted to be guaranteed only by the Obligors and any other Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Refinancing Subordinated Indebtedness” means any Subordinated Indebtedness incurred by the Parent Guarantor or any of its Subsidiaries in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge Subordinated Indebtedness of the Parent Guarantor or any of its Subsidiaries (other than Indebtedness owed to the Parent Guarantor or any of its Subsidiaries), including Permitted Refinancing Subordinated Indebtedness; provided that:
(1)    the aggregate principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price, or, if greater, committed amount (only to the extent the committed amount could have been incurred on the date of initial incurrence)) of such Permitted Refinancing Subordinated Indebtedness does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price or, if greater, committed amount (only to the extent the committed amount could have been incurred on the date of initial incurrence)) and premium payable on the Subordinated Indebtedness (plus the amount of accrued and unpaid interest or dividends on and the amount of all fees and expenses incurred in connection with the incurrence or issuance of, such Indebtedness) renewed, refunded, refinanced, replaced, exchanged, defeased or discharged;
(2)    such Permitted Refinancing Subordinated Indebtedness has final maturity date that is either (i) no earlier than the final maturity date of the Subordinated Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged, or (ii) after the final maturity date of the Notes; and
(3)    such Permitted Refinancing Subordinated Indebtedness is subordinated in right of payment on terms (taken as a whole) at least as favorable to the Holders as those contained in the documentation governing such Subordinated Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged.
“Permitted Shared Collateral Disposition” means any of the following:
(1)the Disposition of Shared Collateral expressly permitted under the applicable Collateral Documents, the proceeds of which are applied in accordance with the Transaction Documents;
(2)the licensing or sublicensing or granting of similar rights of Intellectual Property or other general intangibles pursuant to any TudoAzul Agreement or Azul Viagens Agreement or as otherwise permitted by (or pursuant to) the IP Agreements;
(3)the Disposition of cash or Cash Equivalents constituting Shared Collateral in exchange for other cash or Cash Equivalents constituting Shared Collateral and having reasonably equivalent value therefor;
(4)to the extent constituting a Disposition, (i) the incurrence of Liens that are expressly permitted to be incurred pursuant to Section 4.13;
(5)Dispositions pursuant to the terms of any IP Agreement;

(6)surrender or waive contractual rights and settle, release, surrender or waive contractual or litigation claims (or other Disposition of assets in connection therewith);
(7)the expiration of the following registered Intellectual Property: (A) any copyright, the term of which has expired under applicable law; (B) any patent, the term of which has expired under applicable law, taking into account all patent term adjustments and extensions, and provided that all maintenance fees are paid; and (C) any trademark or service mark, the term of which has expired under applicable law because a declaration or statement of use to maintain the registration cannot be submitted to, or has been finally rejected by, the relevant governmental authority because such trademark or service mark is no longer in use; in each case, subject to the terms and conditions of the IP Agreements;
(8)except as would have a Material Adverse Effect, the abandonment or cancellation of Intellectual Property in the ordinary course of business (including in connection with any change to any aspect of the branding of, or the rebranding of, the TudoAzul Program or the Azul Viagens Business in the ordinary course of business); and
(9)any transfer, deletion, de-identification or purge of any Personal Data that is required or permitted under applicable privacy laws, under any of the public-facing privacy policies of the Parent Guarantor or any of its Subsidiaries, in each case, pursuant to the applicable Obligor’s privacy and data retention policies and in the ordinary course of business (including in connection with terminating inactive member accounts) consistent with past practice.
“Person” means any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.
“Personal Data” means (i) any information or data that alone or together with any other data or information can be used to identify, directly or indirectly, a natural person or otherwise relates to an identified or identifiable natural person and (ii) any other information or data considered to be personally identifiable information or data under applicable law.
“Points” means Currency under the TudoAzul Program.
“Pre-paid Points Purchases” means the sale by the Parent Guarantor or any of its Subsidiaries of pre-paid Points to a counterparty of a TudoAzul Agreement or any similar transaction involving a counterparty of a TudoAzul Agreement advancing funds to the Parent Guarantor or any of its Subsidiaries against future payments to the Parent Guarantor or any of its Subsidiaries by such counterparty under such TudoAzul Agreement.
“Post-Default Distribution Date” has the meaning given to such term in the Intercreditor Agreement.

“Post-Default Waterfall” has the meaning given to such term in the Intercreditor Agreement.
“Private Placement Legend” means the legend set forth in Section 2.08(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.
“proceeds” means all “proceeds” as such term is defined in Article 9 of the UCC, including, without limitation, payments or distributions made with respect to any investment property, whatever is receivable or received when Shared Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and any and all proceeds of loans.
“property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“PTAX Rate” means, the BRL/Dollar rate, expressed as the amount of Brazilian Reais per one U.S. Dollar as reported by the Central Bank of Brazil on the SISBACEN Data System and on its website (which, at the date hereof, is located at http://www.bcb.gov.br) under the sale index, option “all currencies,” or any other official index disclosed by the Central Bank of Brazil that replaces the sale index, option “all currencies.”
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.
“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Parent Guarantor or any of its Subsidiaries pursuant to which the Parent Guarantor or any of its Subsidiaries sells, conveys or otherwise transfers to any Person, or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Parent Guarantor or any of its Subsidiaries, and any assets related thereto including, without limitation, all Equity Interests and other investments in any Receivables Subsidiary, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable, other than assets that constitute Shared Collateral or proceeds of Shared Collateral.
“Qualified Replacement Assets” means assets used or useful in the business of Obligors that shall be Shared Collateral, as set forth in Section 3.09(b) hereof.
“Quarterly Freeflow BRL Amount” has the meaning specified in the definition of Quarterly Freeflow Threshold.

“Quarterly Freeflow Date” means, in relation to any Quarterly Reporting Period, and provided that no Remedies Direction or Cash Control Instruction has been given, the first Business Day in that Quarterly Reporting Period on which the aggregate balance on deposit in the Collection Accounts is equal to or greater than the Quarterly Freeflow Threshold; provided that if the aggregate balance on deposit in the USD Blocked Account and the Collection Accounts on the first Business Day in that Quarterly Reporting Period is equal to or greater than the applicable Quarterly Freeflow USD Amount and the applicable Quarterly Freeflow BRL Amount (in each case as demonstrated by a bank account statement provided to the Brazilian Collateral Agent in an Officer’s Certificate), then the Quarterly Freeflow Date shall be the date that is the first Business Day in that Quarterly Reporting Period. For the purposes of converting any amounts from Brazilian reais into U.S. dollars, the rate of exchange shall be the Currency Conversion Rate applicable to the Distribution Date that occurred prior to the start of the relevant Quarterly Reporting Period. Notwithstanding the fact that the Convertible Debentures are payable in Brazilian reais, as a result of the fact that payments under the Convertible Debentures are linked to U.S. dollars, for the purposes of determining the Quarterly Freeflow Date, amounts in the USD Blocked Account shall be permitted to be counted with respect to the Quarterly Freeflow BRL Amount with respect to the Convertible Debentures.
“Quarterly Freeflow Threshold” means, in relation to any Quarterly Reporting Period, the amount estimated by the Parent Guarantor in a Quarterly Freeflow Threshold Statement as being necessary to satisfy in full all obligations that would be due and payable under clauses (1) through (7) of the USD Payment Waterfall (the “Quarterly Freeflow USD Amount”) and clauses (1) through (5) of the BRL Payment Waterfall (which, in the event that any of the AerCap Secured Obligations are or will be discharged through the Payment Waterfalls on such applicable Distribution Date, shall include all such amounts) in respect of all Distribution Dates occurring in the relevant Quarterly Reporting Period (the “Quarterly Freeflow BRL Amount”). For the purposes of converting any amounts from Brazilian reais into U.S. dollars, the rate of exchange shall be the Currency Conversion Rate applicable to the Distribution Date that occurred prior to the start of the relevant Quarterly Reporting Period. If the Parent Guarantor fails to provide the Quarterly Freeflow Threshold Statement with respect to a Quarterly Reporting Period, there shall be no Quarterly Freeflow Date for such relevant Quarterly Reporting Period unless and until the Parent Guarantor provides a Quarterly Freeflow Threshold Statement for such Quarterly Reporting Period, provided that nothing shall limit any of the Holders’, the Trustee’s or any Collateral Agent’s rights and remedies against such failure in accordance with the Transaction Documents.
“Quarterly Freeflow Threshold Statement” means, in relation to any Quarterly Reporting Period, a statement prepared by the Parent Guarantor or another Obligor containing the Quarterly Freeflow Threshold for such Quarterly Reporting Period.
“Quarterly Freeflow USD Amount” has the meaning specified in the definition of Quarterly Freeflow Threshold.

“Quarterly Reporting Period” means (a) initially, the period commencing on July 14, 2023 and ending on September 30, 2023 and (b) thereafter, each successive period of three consecutive months.
“Rating Agency” means Standard & Poor’s, Fitch or Moody’s; or if Standard & Poor’s, Fitch or Moody’s are not making rating of the Notes publicly available, an internationally recognized rating agency or agencies, as the case may be, selected by the Parent Guarantor, which will be substituted for Standard & Poor’s, Fitch or Moody’s, as the case may be.
“Rating Decline” means that at any time within 90 days (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency) after the date of public notice of a Parent Change of Control, or of the Parent Guarantor’s intention or that of any other Person to effect a Parent Change of Control, the then-applicable rating of the Notes is decreased by (i) if three Rating Agencies are making ratings of the Notes publicly available, at least two of the Rating Agencies, or (ii) if two or fewer Rating Agencies are making ratings of the Notes publicly available, then each of the Rating Agencies, by one or more categories; provided that any such Rating Decline results from a Parent Change of Control; provided, that the Trustee shall have no obligation to monitor the rating of the Notes nor to determine if and when any Rating Decline has occurred.

“Receivables Subsidiary” means a Subsidiary of the Parent Guarantor or any of its Subsidiaries which engages in no activities other than in connection with a Qualified Receivables Transaction and which is designated by the Board of Directors of such Subsidiary as a Receivables Subsidiary; provided that (a) no portion of its Indebtedness or any other obligations (contingent or otherwise) (i) is guaranteed by the Parent Guarantor or any of its Subsidiaries that is not a Receivables Subsidiary (other than comprising a pledge of the Capital Stock or other interests in such Receivables Subsidiary (an “incidental pledge”), and excluding any guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Parent Guarantor or any of its Subsidiaries in any way other than through an incidental pledge or pursuant to representations, warranties, covenants, indemnities or other obligations that are usual and customary for a limited recourse financing in the applicable jurisdiction in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Parent Guarantor or any of its Subsidiaries that is not a Receivables Subsidiary (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Parent Guarantor nor any of its Subsidiaries that is not a Receivables Subsidiary has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to the Parent Guarantor or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent Guarantor, and (ii) fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Parent Guarantor nor any of its Subsidiaries has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results.
“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Shared Collateral.
“Redemption Date” means, with respect to the Notes, the date fixed for such redemption by or pursuant to this Indenture.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.
“Regulation S Permanent Global Note” means one or more permanent Global Notes in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Notes Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of a Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means one or more temporary Global Notes in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Notes Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.
“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.08(g)(iii) hereof.
“Relevant Date” means, with respect to any payment on any Notes, whichever is the later of: (i) the date on which such payment first becomes due, and (ii) if the full amount payable has not been received by the Trustee or a paying agent on or prior to such due date, the date on which notice is given to the Holders that the full amount has been received by the Trustee or a paying agent.
“Remedies Action” has the meaning given to such term in the Intercreditor Agreement.
“Remedies Direction” has the meaning given to such term in the Intercreditor Agreement.
“Representatives” refers to the trustee, administrative agent, fiduciary agent, collateral agent or similar representative for any Series of Secured Debt and includes the Trustee, the U.S. Collateral Agent, the Brazilian Collateral Agent, the AerCap Representative and the Convertible Debentures Representative.
“Required Excess Cash Flow” means, with respect to any Notes Interest Payment Date in a Quarterly Reporting Period in which an ECF Offer Applicable Period was in effect as of the first day of such Quarterly Reporting Period, an amount equal to the lesser of (i) 50% of the excess of (A) the Notes’ Allocable Share (calculated for this purpose only including other Series of First Priority Secured Debt that require a payment with Required Excess Cash Flow or a similar construct) of the Collections received in the Collection Accounts during such Quarterly Reporting Period while such ECF Offer Applicable Period was in effect, over (B) the amount to be distributed pursuant to the first through third, fifth and sixth clauses of the USD Payment Waterfall and the first through third clauses of the BRL Payment Waterfall on such Notes Interest Payment Date and (ii) the outstanding principal amount of the Notes (and accrued interest thereon) on such Notes Interest Payment Date; provided that, if an ECF Offer Cure has occurred on or prior to such Notes Interest Payment Date or an ECF Offer Event is otherwise no longer continuing as of such date, “Required Excess Cash Flow” with respect to such Notes Interest Payment Date shall equal US$0.00. For the avoidance of doubt, an ECF Offer Event shall be in effect for a Quarterly Reporting Period if the relevant DSCR Test was not satisfied at the end of the immediately preceding Quarterly Reporting Period.
“Required Payments” means the USD Required Payments and the BRL Required Payments.
“Requisite Noteholders” means, at any time, in relation to the Notes, Holders holding more than 50% of the aggregate outstanding principal amount of the Notes.

“Responsible Officer” means, (a) with respect to any Person (other than the Trustee or a Collateral Agent), the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Director, any Manager, any Managing Member, any Vice-President, any attorney-in-fact or any other person duly appointed to perform corporate duties of such Person, and (b) with respect to the Trustee or a Collateral Agent, any officer within the Corporate Trust Office of the Trustee or Collateral Agent, as applicable (or any successor division, unit or group of the Trustee or a Collateral Agent, as applicable) who shall have direct responsibility for the administration of this Indenture or any Collateral Documents.
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Period” means (1) in the case of the Notes, the 40-day period after the latest to occur of (a) the commencement of the sale of the Notes and (b) the date hereof and (2) in the case of any Additional Notes, the 40-day period after the later to occur of (a) the commencement of the sale of the Additional Notes and (b) the issue date of such Additional Notes.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means Standard & Poor’s Ratings Services.
“Sale of a Grantor” means, with respect to any Shared Collateral, an issuance, sale, lease, conveyance, transfer or other disposition of the Capital Stock of the applicable Grantor that owns such Shared Collateral.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Out Notes” means the 2029 Notes and the 2030 Notes.
“Second Out Notes Documents” means the Second Out Notes Indenture, any note or global issued pursuant to the Second Out Notes Indenture, any collateral documents, the Azul Cargo Collateral Documents and any other instrument or agreement executed and delivered by the Issuer or any Guarantor to the Second Out Notes Trustee or a collateral agent thereto in respect of the Second Out Notes Secured Debt.

“Second Out Notes Indenture” means (i) the indenture dated as of July 14, 2023 (the “Second Out Notes Base Indenture”), among the Issuer, UMB Bank, National Association, as trustee, paying agent, registrar and transfer agent, UMB Bank, National Association, as U.S. collateral agent, TMF Brasil Administração e Gestão de Ativos Ltda., as Brazilian collateral agent, and the Guarantors, and (ii) (x) in the case of the 2029 Notes, a first supplemental indenture to the Second Out Notes Base Indenture among the parties to the Second Out Notes Base Indenture, and (y) in the case of the Second Out Notes 2030 Notes, a second supplemental indenture to the Second Out Notes Base Indenture among the parties to the Second Out Notes Base Indenture.
“Second Out Notes Secured Debt” means the Second Out Notes and related guarantees, which comprise (i) US$294,215,000 in aggregate principal amount of 2029 Notes and (ii) US$568,219,500 in aggregate principal amount of 2030 Notes.
“Second Out Notes Secured Obligations” means, in each case, without duplication, (a) the Second Out Notes Secured Debt, (b) any and all sums due and owing to the trustee and any collateral agent under the Second Out Notes, and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) above after a Remedies Direction has been provided (including any Remedies Action), the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the applicable collateral, or of any exercise by any collateral agent of its rights under the applicable collateral documents, together with any reasonable, documented, out-of-pocket attorneys’ fees and court costs.
“Second Out Notes Trustee” means the trustee under the Second Out Notes Indenture.
“Second Out Notes Secured Parties” means the collateral agents, the Second Out Notes Trustee and the holders of the Second Out Notes.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Secured Debt” means First Priority Secured Debt and Second Out Notes Secured Debt.
“Secured Debt Documents” means the First Priority Secured Debt Documents and the Second Out Notes Documents.
“Secured Debt Representatives” means the First Priority Secured Debt Representatives and the Second Out Notes Trustee.
“Secured Obligations” means the First Priority Secured Obligations and the Second Out Notes Secured Obligations.
“Secured Parties” means the First Priority Secured Parties and the Second Out Notes Secured Parties.

“Security Agreement” means that certain Security Agreement governed by New York law, dated July 14, 2023, among the Issuer, the IP Parties, the Parent Guarantor, the U.S. Collateral Agent, and each Secured Debt Representative, as it may be amended and restated from time to time.
“Series of First Priority Secured Debt” means each of (a) the AerCap Secured Obligations, (b) Indebtedness under the Convertible Debentures, (c) the Notes, and (d) any series, issue, tranche or class (as applicable) of Additional First Priority Secured Debt issued or incurred under a First Priority Secured Debt Document (with any Notes constituting First Priority Secured Debt issued under this Indenture being treated as a separate Series of First Priority Secured Debt). For the avoidance of doubt, (i) multiple Series of First Priority Secured Debt may be described by the foregoing clause (d), and (ii) any other notes constituting First Priority Secured Debt may either be issued under this Indenture or any other First Priority Secured Debt Document.
“Series of Secured Debt” means any Series of First Priority Secured Debt and any series of Second Out Notes.
“Service Agreements” means the service agreements, dated July 14, 2023, between each of (i) the IP Parties (as applicable), (ii) Walkers Fiduciary Limited in its capacity as share trustee and (iii) the Parent Guarantor.
“SGX-ST” means Singapore Exchange Securities Trading Limited.
“Shared Collateral” means:
(1)(i) Other than the TudoAzul Trademarks and Azul Viagens Trademarks, any and all trademarks, service marks, brand names, designs, and logos throughout the world that, in each case, are owned, or later developed or acquired and owned, by the Parent Guarantor or any of its Subsidiaries and, in each case, include the word “Azul” and any and all successor or legacy brands with respect to any of the foregoing (the “Azul Trademarks”), and (ii) other than the TudoAzul Domain Names and Azul Viagens Domain Names, any and all domain names and social media accounts throughout the world that, in each case, are owned, or later developed or acquired and owned, by the Parent Guarantor or any of its Subsidiaries and, in each case, include the word “Azul,” including the “VoeAzul.com.br” domain name and any and all similar or successor domain names (the “Azul Domain Names”), including, in each case of (i) and (ii), (A) any and all causes of action and claims now or hereafter owned, or later developed or acquired and owned, by the Parent Guarantor or any of its Subsidiaries in respect of any of the foregoing, including the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof and (B) any and all other trademark rights corresponding thereto, including any and all other trademark rights of any kind whatsoever accruing under the Azul Trademarks or Azul Domain Names; together, in each case with the goodwill of the business connected with such use of, and symbolized by, any of the foregoing (collectively, the “Azul Trademarks and Domains”).

(2)Any and all Intellectual Property, including copyrights and Trade Secrets, that is (i) owned by the Parent Guarantor or any of its Subsidiaries and (ii) embodied in any proprietary software developed or acquired by the Parent Guarantor or any of its Subsidiaries after July 14, 2023 that is used or held for use exclusively in the Azul airline business (such Intellectual Property, together with the Azul Trademarks and Domains, the “Azul Brand IP”).
(3)Other than the Azul Brand IP, any and all Intellectual Property, in each case, owned, or later developed or acquired and owned, by the Parent Guarantor or any of its Subsidiaries (including the IP Parties) (excluding TudoAzul Customer Data and Azul Traveler Data) and used or held for use in the operation of, or otherwise required or necessary to operate, the Azul airline business, the TudoAzul Program or the Azul Viagens Business, including (a) the TudoAzul Trademarks, TudoAzul Domain Names, Azul Viagens Trademarks and Azul Viagens Domain Names, (b) the Azul Mobile App IP, (c) the Azul Proprietary Technology, (d) the TudoAzul Proprietary Software, and (e) any and all causes of action and claims now or hereafter owned, or later developed or acquired and owned, by the Parent Guarantor or any of its Subsidiaries in respect of any of the foregoing, including the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof and (f) any and all other trademark rights corresponding thereto, including any and all trademark rights of any kind whatsoever accruing under the TudoAzul Trademarks, TudoAzul Domain Names, Azul Viagens Trademarks or Azul Viagens Domain Names; together, in each case with the goodwill of the business connected with such use of, and symbolized by, any of the foregoing (collectively, the “Azul Other IP”, and together with the Azul Brand IP, the “Contributed Intellectual Property”). The term “Contributed Intellectual Property” expressly excludes (i) any and all Intellectual Property used or held for use exclusively in the operation of the Azul Cargo Business and (ii) the trademark “Azul Cargo”, the domain name “www.azulcargo.com.br” and the other Azul Cargo Intellectual Property.
(4)each of IP HoldCo’s, IP Co’s, Azul’s and Azul Linhas’ rights under the following agreements (each as defined herein): (a) each Contribution Agreement; (b) each IP License; (c) the Management Agreement and (d) each other contribution agreement, license or sublicense related to the Contributed Intellectual Property that is required to be entered into after July 14, 2023 pursuant to the terms of any Transaction Documents;
(5)one Cayman equitable share mortgage, of 100% of the shares held by each of (i) the Parent Guarantor, (ii) Azul Linhas, (iii) IntelAzul and (iv) Azul Viagens in IP HoldCo (and for the avoidance of doubt, excluding the special share held by the Special Shareholder), governed by Cayman Islands law, as confirmed by a deed of confirmation dated July 20, 2023;

(6)a Cayman equitable share mortgage of 100% of the shares held by IP HoldCo in IP Co (and for the avoidance of doubt, excluding the special share held by the Special Shareholder), governed by Cayman Islands law, as confirmed by a deed of confirmation dated July 20, 2023;
(7)a Fiduciary Transfer of 100% of the equity interests held by the Parent Guarantor in IntelAzul, governed by Brazilian law;
(8)a Fiduciary Transfer of 100% of the equity interests held by Azul Linhas and one individual in Azul Viagens, governed by Brazilian law;
(9)a Fiduciary Assignment (which is the TudoAzul Fiduciary Assignment) in respect of (i) the receivables under the Assigned TudoAzul Agreements, (ii) the Designated TudoAzul Credit Card and Debit Card Receivables, and (iii) the TudoAzul Receivables Deposit Account, governed by Brazilian law;
(10)a Fiduciary Assignment (which is the Azul Viagens Fiduciary Assignment) in respect of (i) the receivables under the Assigned Azul Viagens Agreements, (ii) the Designated Azul Viagens Credit Card and Debit Card Receivables, and (iii) the Azul Viagens Receivables Deposit Account, governed by Brazilian law;
(11)one or more control agreements over each of the TudoAzul Receivables Deposit Account and the Azul Viagens Receivables Deposit Account, governed by Brazilian law;
(12)a Fiduciary Assignment in respect of the receivables under the Intercompany Loan Agreements, governed by Brazilian law;
(13)a pledge and control agreement over the USD Payment Account, the USD Blocked Account and the USD Collateral Account, each of which is located in the United States, governed by New York law (which, in each case, shall cover the funds contained in such accounts) among the Issuer, the U.S. Collateral Agent and UMB Bank, N.A.;
(14)a Fiduciary Assignment and a control agreement governed by Brazilian law, over the BRL Payment Account, the BRL Blocked Account and the BRL Collateral Account, each of which is located in Brazil (which, in each case, shall cover the funds contained in such accounts);
(15)a pledge agreement, governed by New York law, over Azul Linhas’ right, title and interest (including payment rights) in, to and under all securities and any other stock or stock equivalent of the Issuer;
(16)a security agreement over all other right, title and interest (including partnership interest), whether now owned or hereafter existing and wherever located, in, to and under all assets of the IP Parties and the Issuer governed by New York law.
(17)any Additional Collateral; and
(18)any Additional Intercompany Indebtedness Collateral.

“Share Trustee” means Walkers Fiduciary Limited in its capacity as share trustee under the Service Agreements.
“Significant Subsidiary” means any subsidiary of the Parent Guarantor (or any successor) which at the time of determination either (a) had assets which, as of the date of the Parent Guarantor’s (or such successor’s) most recent quarterly consolidated balance sheet, constituted at least 10% of the Parent Guarantor’s (or such successor’s) total assets on a consolidated basis as of such date, or (b) had revenues for the 12-month period ending on the date of the Parent Guarantor’s (or such successor’s) most recent quarterly consolidated statement of income which constituted at least 10% of the Parent Guarantor’s (or such successor’s) total revenues on a consolidated basis for such period.
“Special Shareholder” means, with respect to each IP Party, the Special Shareholder (as defined in such the Specified Organizational Document of such IP Party) with respect to such IP Party. As at the Closing Date, the Special Shareholder is Walkers Fiduciary Limited.
“Specified Acquisition Entity” means any entity that is (a) acquired by the Parent Guarantor or any of its Subsidiaries (other than an IP Party) after July 14, 2023 (whether such entity becomes a wholly- or less than wholly-owned Subsidiary thereof) or (b) another commercial airline (including any business lines or divisions thereof) with which the Parent Guarantor or such a Subsidiary of the Parent Guarantor merges or enters into an acquisition transaction.
“Specified IP” means certain Contributed Intellectual Property which cannot be transferred or contributed directly or indirectly to IP Co due to applicable law, domain registrar restrictions or existing contractual restrictions.
“Specified Obligor Change of Control” means the occurrence of any of the following:
(i)the failure of Azul Linhas to directly own 100% of the limited partnership interests in the Issuer;
(ii)the failure of Azul Linhas to directly own 100% of the equity interests (other than the special share issued to the Special Shareholder) of IP HoldCo; or
(iii)the failure of IP HoldCo to directly own 100% of the equity interests (other than the special share issued to the Special Shareholder) of IP Co.
“Specified Organizational Documents” means (i) the Amended and Restated Memorandum and Articles of Association of IP Co, dated July 14, 2023 and (ii) the Amended and Restated Memorandum and Articles of Association of IP HoldCo, dated July 14, 2023, in each case, as amended, restated or otherwise modified from time to time as permitted thereby and by the Indenture and the Collateral Documents.
“Stated Maturity” means, with respect to any payment of interest or principal on the Notes, the date on which the payment of interest or principal was scheduled to be paid under this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock” means all shares, shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership, limited liability company or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Stock shall not be deemed to be Stock, unless and until any such instruments are so converted or exchanged.
“Sublicense” means that certain sublicense agreement entered into among IP HoldCo, Azul Linhas and, solely for the purposes described therein, the Parent Guarantor, dated as of July 14, 2023, pursuant to which IP HoldCo has granted Azul Linhas an exclusive, worldwide sublicense to the Contributed Intellectual Property.
“Subordinated Indebtedness” means Indebtedness of the Parent Guarantor or any of its Subsidiaries that is contractually subordinated in right of payment to the Notes and the Note Guarantees.
“Subsidiary” means, with respect to any Person:
(1)any corporation, company, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and
(2)any partnership, joint venture or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Tax” and “Taxes” (including the correlative term “Taxation”) means any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax, fines or penalties applicable thereto.
“Transfer Agent” means UMB Bank, N.A. and any other Person authorized by the Issuer to effectuate the exchange or transfer of any Note on behalf of the Issuer hereunder.

“Third Party Processors” means a third-party provider or other third party that accesses, collects, stores, transmits, transfers, processes, discloses or uses Personal Data on behalf of an Obligor.
“Third-Party Rights” means, with respect to any Contributed Intellectual Property, any rights existing on July 14, 2023 granted to any Person (other than the Parent Guarantor or any of its Subsidiaries) to use such Contributed Intellectual Property under the TudoAzul Agreements or Azul Viagens Agreements in existence as of July 14, 2023 or other non-exclusive licenses granted to any Person (other than the Parent Guarantor or any of its Subsidiaries) in the ordinary course.
“Trade Secrets” means all confidential and proprietary information, including trade secrets (as defined under the Uniform Trade Secrets Act or the Federal Defend Trade Secrets Act of 2016) and proprietary know-how, which may include all inventions (whether or not patentable), invention disclosures, methods, processes, designs, algorithms, source code, customer lists and data, databases, compilations, collections of data, practices, processes, specifications, test procedures, flow diagrams, research and development, and formulas.
“Transaction Documents” means the Notes Documents, the Collateral Documents, the IP Agreements, the Deeds of Undertaking, the Services Agreements, the Specified Organizational Documents, the Convertible Debentures Documents, and any Secured Debt Documents in respect of any Additional First Priority Secured Debt.
“Travel Package Business” means the business of operating and providing travel products and services through the contracting, booking, and/or packaging together of one or more of the various components of a vacation, such as flights, hotels, cruises, car hire, transfers, other transportation, meals, guides, tours, activities, attractions, experiences and insurance.
“Travel Package Business Lien” means a pledge as Shared Collateral, on the same or equivalent basis and in the same or equivalent manner as the Azul Viagens Business, of all or substantially all of the receivables (representing at least 80% of gross billings or equivalent, calculated in the same manner as Azul Viagens Gross Billings but substituting references to the Azul Viagens Business with references to such Travel Package Business) and cash proceeds arising under such Travel Package Business and all of the Intellectual Property of such Travel Package Business (but solely to the extent that such Intellectual Property would be included in the definition of Azul Other IP, substituting references to Azul Viagens with references to such Travel Package Business), and whereby all receivables and cash proceeds arising under such Travel Package Business are paid to the Collection Account (or such other collection account of the Parent Guarantor or another Obligor that is subject to the lien of the Brazilian Collateral Agent for the benefit of the Secured Parties and under the exclusive control of the Brazilian Collateral Agent as an entitlement holder which shall be designated as a Collection Account (including for the purposes of the Debt Service Coverage Ratio)), in each case, subject to Third-Party Rights and other Permitted Collateral Liens.
“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs:

(1)The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Initial Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Initial Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.
(2)If on the third Business Day preceding the Redemption Date H.15 or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the quarterly equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Initial Call Date. If there is no United States Treasury security maturing on the Initial Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Initial Call Date, one with a maturity date preceding the Initial Call Date and one with a maturity date following the Initial Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Initial Call Date. If there are two or more United States Treasury securities maturing on the Initial Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semiannual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no obligation to calculate or verify any calculation of the redemption price.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date of this Indenture.
“Trustee” means UMB Bank, N.A., as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“TudoAzul Agreements” means any currently existing or future co-branding, partnering or similar agreements with third parties entered into by the Parent Guarantor or any of its Subsidiaries in connection with the TudoAzul Program, including any amendment thereof and any other agreement entered into with the same party in substitution for, or supplementary to, the existing agreements, and all related ancillary agreements, documents and emails.
“TudoAzul Customer Data” means any and all personal data owned or controlled (within the meaning of the LGPD), or later developed or acquired and owned or controlled (within the meaning of the LGPD), by the Parent Guarantor or any of its Subsidiaries and used, generated, or produced as part of the TudoAzul Program (including Clube TudoAzul), including any and all of the following: (i) a list of all members of the TudoAzul Program (including Clube TudoAzul) owned by the Parent Guarantor or any of its Subsidiaries from time to time; and (ii) the Member Profile Data for each member of the TudoAzul Program (including Clube TudoAzul) owned by the Parent Guarantor or any of its Subsidiaries from time to time.
“TudoAzul Domain Names” means (i) any and all domain names and social media accounts throughout the world that, in each case, are owned, or later developed or acquired and owned, by the Parent Guarantor or any of its Subsidiaries and, in each case, include the word “Tudo,” including the “TudoAzul.com.br” domain name and (ii) any and all similar, legacy or successor domain names with respect to any of the foregoing.
“TudoAzul Fiduciary Assignment” means the Fiduciary Assignment in respect of (i) the receivables under the Assigned TudoAzul Agreements, (ii) the Designated TudoAzul Credit Card and Debit Card Receivables, and (iii) the TudoAzul Receivables Deposit Account, governed by Brazilian law.
“TudoAzul Gross Billings” in any Quarterly Reporting Period means the total amount, calculated in Brazilian reais, of all amounts billed, invoiced or otherwise charged to customers or business partners by the TudoAzul Program, in such Quarterly Reporting Period, minus any reversals in such amounts billed, invoiced or otherwise charged in respect of such Quarterly Reporting Period. Amounts in respect of the money portion of any “points plus money” transactions are not included in the calculation of TudoAzul Gross Billings.

“TudoAzul Program” means any Loyalty Program which is operated, owned or controlled, directly or indirectly, by the Parent Guarantor or any of its Subsidiaries, or principally associated with the Parent Guarantor or any of its Subsidiaries, in each case, as in effect from time to time, whether under the “TudoAzul” name or otherwise, in each case including any successor program, but excluding any Permitted Acquisition Loyalty Program. The TudoAzul Program includes Clube TudoAzul.
“TudoAzul Proprietary Software” means the proprietary software for the web service layer developed by or on behalf of the Parent Guarantor or any of its Subsidiaries for use in connection with the TudoAzul Program, including the source code thereof.
“TudoAzul Receivables Deposit Account” means the relevant account described in the TudoAzul Fiduciary Assignment in the name of Azul Linhas in Brazilian reais maintained in Brazil and subject to the TudoAzul Fiduciary Assignment and an Account Control Agreement (under the sole dominion and control of the Account Bank under the direction of the Brazilian Collateral Agent).
“TudoAzul Trademarks” means (i) any and all trademarks, service marks, brand names, designs, and logos throughout the world that, in each case, are owned, or later developed or acquired and owned, by the Parent Guarantor or any of its Subsidiaries and, in each case, include the word “Tudo” (including the combined wordmark “TudoAzul”), and (ii) any and all successor or legacy brands with respect to any of the foregoing.
“UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.
“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A hereto that bears the Global Note Legend and that has the “Schedule of Increases or Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Notes Depositary, representing Notes that do not bear the Private Placement Legend.
“U.S. Collateral Agent” means UMB Bank, N.A.
“USD Blocked Account” means a segregated account in U.S. dollars (with permission to hold balances through investments in Cash Equivalents), in the name of the Issuer, maintained in New York and subject to a security agreement and an Account Control Agreement (under the sole dominion and control of the U.S. Collateral Agent).
“USD Collateral Account” means a segregated non-interest bearing trust account in U.S. dollars, in the name of the Issuer (or, at the option of the Parent Guarantor, any Obligor) and under the sole dominion and control of the U.S. Collateral Agent into which amounts from the Collection Accounts are to be transferred on each Post-Default Distribution Date when a Remedies Direction has been given and remains in effect.

“USD Payment Account” means a segregated non-interest-bearing account in U.S. dollars, in the name of the Issuer, maintained in New York and subject to a security agreement and an Account Control Agreement (under the sole dominion and control of the U.S. Collateral Agent) into which USD Required Payments are to be transferred from the Collection Accounts when no Remedies Direction has been given and remains in effect.
“USD Payment Waterfall” has the meaning given in the Intercreditor Agreement.
“USD Required Payments” means the amounts necessary to satisfy in full all obligations then due and payable under clauses (1) through (7) of the USD Payment Waterfall.
“US IGA” means the intergovernmental agreement to improve international tax compliance and the exchange of information between the Cayman Islands and the United States.
“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.
“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
“Waterfall AerCap Payment” has the meaning given to such term in the Intercreditor Agreement.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
1.the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
2.the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments or amortization made on such Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.
Section 1.02 Other Definitions.

Term	Defined in Section

“Additional IntercTerompany Indebtedness Collateral”	13.11(b)
“AerCap Secured Obligations Cap”	Definition of “AerCap Secured Obligations”
“Applicable Mandatory Repurchase Offer Proceeds”	3.09(a)
"Assumption Motion"	Definition of “Chapter 11 Case Milestones”

Term	Defined in Section

"Assumption Order"	Definition of “Chapter 11 Case Milestones”
“Authentication Order”	2.04
“Azul”	Preamble
“Azul Domain Names”	Definition of “Shared Collateral”
“Azul Trademarks”	Definition of “Shared Collateral”
“additional amounts”	4.26
“Affiliate Transaction”	4.14
“Allocated Points”	4.11
“Annual Appraisal”	4.18
“Anticipated Designated Azul Viagens Credit Card and Debit Card Receivables”	4.02
“Anticipated Designated TudoAzul Credit Card and Debit Card Receivables”	4.02
“Azul Brand IP”	Definition of “Shared Collateral”
“Azul Other IP”	Definition of “Shared Collateral”
“Azul Trademarks and Domains”	Definition of “Shared Collateral”
“Azul Viagens Customer Data”	4.24
“Azul Viagens Receivables Coverage Covenant”	4.02
“Bankruptcy Automatic Acceleration”	6.02
“Bankruptcy Court”	Definition of “Chapter 11 Case Milestones”
“Blocked Pre-paid Amount”	4.11
“Blocked Pre-paid Points Purchase”	4.11
“BRL Azul Viagens Credit Card and Debit Card Receivables”	4.02
“BRL TudoAzul Credit Card and Debit Card Receivables”	4.02
“Chapter 11 Debtor”	Definition of “Chapter 11 Case Milestones”
“Contingent Payment Event Proceeds”	3.09(a)
“Contributed Intellectual Property”	Definition of “Shared Collateral”
“Covenant Defeasance”	8.03
“Database Control Agreement”	4.24
“Designated Azul Viagens Credit Card and Debit Card Receivables”	4.02(b)(vi)
“Designated TudoAzul Credit Card and Debit Card Receivables”	4.02(b)(ii)
“DSCR Calculation Certificate”	4.18(a)(vi)
“Event of Default”	6.02(a)
“Excess Cash Flow Offer to Purchase”	3.13(a)
“Excess Cash Flow Payment Date”	3.13(a)
“Excess Points Net Proceeds”	3.08(a)
“Excess Recovery Event Proceeds”	3.09(a)

Term	Defined in Section

“Foreign Azul Viagens Card Receivables”	4.02
“Foreign TudoAzul Card Receivables”	4.02
“Initial Notes”	Preamble
“Issuer Substitution Documents”	4.19
“Legal Defeasance”	8.02
“LTV Step-up Amount”	Definition of “Interest Rate”
“Mandatory Offer Repurchase Price”	3.09(c)
“Mandatory Prepayment Event”	3.08(a)
“Mandatory Repurchase Date”	3.09(c)
“Mandatory Repurchase Offer”	3.09(a)
“Mandatory Repurchase Offer Event”	3.09(a)
“Mandatory Repurchase Offer Period”	3.09(c)
“Mandatory Repurchase Offer Notices”	3.09(c)
“Note Guarantees”	10.01(a)
“Notes Make-Whole Redemption Premium”	3.07
“Note Register”	2.05
“Notes Prepayment Amount”	3.08
“Notes Secured Parties”	13.01
“Parent Change of Control Offer”	4.35(a)
“Parent Change of Control Payment”	4.35(a)
“Parent Change of Control Payment Date”	4.35(a)
“Parent” or “Parent Guarantor”	Preamble
“Paying Agent”	2.05
“Permitted Basket Net Proceeds”	4.11
“Permitted Brazilian Dividends”	4.12
“Permitted Person”	Definition of “Parent Change of Control”
“Permitted Pre-paid Points Basket Amount”	3.08
“Petition Date”	Definition of “Chapter 11 Case Milestones”
“Points Allocation Officer’s Certificate”	4.11
“Points Allocation Release Amount”	4.11
“Pre-paid Point”	4.11
“Prepayment Date”	3.08(a)
“Price-per-Point”	4.11
“Price-per-Point Certificate”	4.11
“Recovery Event Proceeds”	3.09(a)
“Registrar”	2.05
“Relevant Leases”	Definition of “AerCap Secured Obligations”
“Relevant Lessors”	Definition of “AerCap Secured Obligations”
“Required Currency”	12.18

Term	Defined in Section

“Restricted Payments”	4.12
“Substituted Issuer”	4.19
“Taxing Jurisdiction”	4.26
“TudoAzul Receivables Coverage Covenant”	4.02
“Quarterly Freeflow BRL Amount”	Definition of “Quarterly Freeflow Threshold”
“Quarterly Freeflow USD Amount”	Definition of “Quarterly Freeflow Threshold”
“Voluntary Contributions”	4.06
Section 1.03. [Reserved].
Section 1.04. Rules of Construction.
Unless the context otherwise requires:
(a)term has the meaning assigned to it;
(b)an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;
(c)“or” is not exclusive;
(d)words in the singular include the plural, and in the plural include the singular;
(e)“will” shall be interpreted to express a command;
(f)provisions apply to successive events and transactions;
(g)references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(h)unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture; and
(i)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit.

Section 1.05. Acts of Holders.
(a)Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee, the Collateral Agents, if applicable, and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Collateral Agents and the Issuer, if made in the manner provided in this Section 1.05.
(b)The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.
(c)The ownership of Notes shall be proved by the Note Register.
(d)Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Collateral Agents or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.
(e)The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.
(g)Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.
(h)The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE 2
THE NOTES
Section 2.01. [Reserved].
Section 2.02.[Reserved].
Section 2.03. Form and Dating; Terms.
(a)General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof.
(b)Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Increases or Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Increases or Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Increases or Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect prepayments, exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby resulting from exchange from one Global Note to another shall be made by the Trustee or the Collateral Agents, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.08 hereof.
(c)Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Notes Depositary, and registered in the name of the Notes Depositary or the nominee of the Notes Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged, for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Notes Depositary or its nominee, as the case may be, in connection with transfers of interest, exchanges, prepayments and redemption as hereinafter provided.
(d)Terms.
The terms and provisions contained in the Notes in Exhibit A attached hereto shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
The Notes shall be subject to repurchase by the Issuer pursuant to a Mandatory Repurchase Offer as provided in Section 3.09 hereof or a Parent Change of Control Offer as provided in Section 4.35 hereof. The Notes shall not be redeemable or prepayable, other than as provided in Article 3.
Subject to Sections 4.10 and 4.13, Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have identical terms and conditions (other than the issue price, issuance date, first Notes Interest Payment Date, the date from which interest will accrue and, to the extent necessary, certain temporary securities law transfer restrictions), will be secured on a pari passu basis (as to the Initial Notes) by the Shared Collateral; provided that if such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have one or more separate CUSIP and/or other securities numbers; provided further, that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.10 hereof. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.
(e)Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.04. Execution and Authentication.
One or more Responsible Officers of the Issuer shall sign the Notes on behalf of the Issuer by manual, electronic or facsimile signature.
If a Responsible Officer of the Issuer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.
A Note shall not be valid until authenticated by the manual, electronic or facsimile signature of the Trustee or an authenticating agent. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. A Note shall be dated the date of its authentication unless otherwise provided by a board resolution, a supplemental indenture or an Officer’s Certificate. On the Closing Date, the Trustee shall upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.
The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent of services of notices and demands.
The aggregate principal amount of Notes outstanding at any time may not exceed any limit upon the maximum principal amount set forth in this Indenture, except as provided in Section 2.09.
Section 2.05. Registrar, Paying Agent and Transfer Agent.
The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. Each Transfer Agent shall notify the Trustee and the Registrar of any transfers or exchanges of Notes effected by it. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent and the term “Transfer Agent” includes any additional transfer agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer hereby appoints the Trustee at its Corporate Trust Office as Registrar, Paying Agent and Transfer Agent for the Notes unless another Registrar, Paying Agent or Transfer Agent, as the case may be, is appointed prior to the time the Notes are first issued. The Issuer shall notify the Trustee of the name and address of any Agent not a party to this Indenture.
The Issuer initially appoints DTC to act as Notes Depositary with respect to the Global Notes.

Section 2.06. Paying Agent to Hold Money in Trust.
The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of interest, additional amounts, if any, principal and premium, if any, on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.
Section 2.07. Holder Lists.
The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five Business Days before each Payment Date and at such other times as the Trustee may reasonably request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.
Section 2.08. Transfer and Exchange.
(a)Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.08, a Global Note may be transferred, in whole and not in part, only to another nominee of the Notes Depositary or to a successor Notes Depositary or a nominee of such successor Notes Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Notes Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Notes Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Notes Depositary is not appointed by the Issuer within 120 days or (ii) there shall have occurred and be continuing a Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Notes Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.09 and Section 2.12 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.08 or Section 2.09 or Section 2.12 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.08(b)(ii)(B) and Section 2.08(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.08(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.08(b) or Section 2.08(c) hereof.
(b)Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Notes Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(i)Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than one of the Initial Purchasers (as defined in the Offering Memorandum)). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.08(b)(i).
(ii)All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.08(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Notes Depositary in accordance with the Applicable Procedures directing the Notes Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) subsequent to any of the events in clauses (i) or (ii) of Section 2.08(a), a written order from a Participant or an Indirect Participant given to the Notes Depositary in accordance with the Applicable Procedures directing the Notes Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Notes Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided, that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the

Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of the certificates in the form of Exhibit B hereto. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.08(h) hereof.
(iii)Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.08(b)(ii) hereof and the Registrar receives the following:
(A)if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or
(B)if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.
(iv)Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.08(b)(ii) hereof and the Registrar receives the following:
(A)if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(B)if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this Section 2.08(b)(iv), if the Registrar or Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.08(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.04 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.08(b)(iv).
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)Transfer or Exchange of Beneficial Interests for Definitive Notes.
(i)Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (i) or (ii) of Section 2.08(a) hereof and receipt by the Registrar of the following documentation:
(A)if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
(B)if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such beneficial interest is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)if such beneficial interest is being transferred to the Issuer, the Guarantors or any of their respective Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.08(h) hereof, and the Issuer shall execute and upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.08(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Notes Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.08(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(ii)Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Section 2.08(c)(i)(A) and Section 2.08(c)(i)(C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Exhibit B hereto, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
(iii)Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.08(a) hereof and if the Registrar receives the following:
(A)if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(B)if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case, if the Registrar or Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.08(a) hereof and satisfaction of the conditions set forth in Section 2.08(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.08(h) hereof, and the Issuer shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.08(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from or through the Notes Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.08(c)(iv) shall not bear the Private Placement Legend.
(d)Transfer and Exchange of Definitive Notes for Beneficial Interests.
(i)Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(B)if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)if such Restricted Definitive Note is being transferred to the Issuer, the Guarantors or any of the Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) of this Section 2.08(d)(i), the applicable Restricted Global Note, in the case of clause (B) of this Section 2.08(d)(i), the applicable 144A Global Note, and in the case of clause (C) of this Section 2.08(d)(i), the applicable Regulation S Global Note.
(ii)Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:
(A)if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(B)if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this Section 2.08(d)(ii), if the Registrar or Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the applicable conditions in this Section 2.08(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clauses (ii) or (iii) of this Section 2.08(d) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.04 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.08(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Transfer Agent or Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.08(e):
(i)Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
(A)if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or
(C)if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii)Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:
(A)if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(B)if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this Section 2.08(e)(ii), if the Registrar or Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iii)Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)[Reserved].
(g)Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:
(i)Private Placement Legend.
(A)Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form:

“[[in the case of Rule 144A Global Note:] THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO AZUL S.A., AZUL LINHAS AÉREAS BRASILEIRAS S.A., AZUL SECURED FINANCE LLP, INTELAZUL S.A., ATS VIAGENS E TURISMO LTDA., AZUL IP CAYMAN HOLDCO LTD., AZUL IP CAYMAN LTD. OR ONE OF THEIR RESPECTIVE SUBSIDIARIES, (2) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER (IF AVAILABLE) OR ANOTHER AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS OTHER THAN RULE 144A OR REGULATION S, OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. IN ADDITION, THE NOTES MAY NOT BE TRANSFERRED TO OR HELD BY A COMPETITOR (AS DEFINED IN THE INDENTURE).]
[[in the case of Regulation S Global Note:] THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR DELIVERED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY US PERSON, UNLESS SUCH NOTES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE. THE FOREGOING SHALL NOT APPLY FOLLOWING THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (I) THE DATE ON WHICH THESE NOTES WERE FIRST OFFERED AND (II) THE DATE OF ISSUANCE OF THESE NOTES.]”
(B)Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), or (e)(iii) of this Section 2.08 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)Global Note Legend. Each Global Note shall bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE NOTES DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.08(H) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.08(A) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.13 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR NOTES DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE NOTES DEPOSITARY TO A NOMINEE OF THE NOTES DEPOSITARY OR BY A NOMINEE OF THE NOTES DEPOSITARY TO THE NOTES DEPOSITARY OR ANOTHER NOMINEE OF THE NOTES DEPOSITARY OR BY THE NOTES DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR NOTES DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR NOTES DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(iii)Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:
“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR DELIVERED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY US PERSON, UNLESS SUCH NOTES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE. THE FOREGOING SHALL NOT APPLY FOLLOWING THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (I) THE DATE ON WHICH THESE NOTES WERE FIRST OFFERED AND (II) THE DATE OF ISSUANCE OF THESE NOTES”

(h)Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.13 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Notes Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Notes Depositary at the direction of the Trustee to reflect such increase.
(i)General Provisions Relating to Transfers and Exchanges.
(i)To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.04 hereof or at the Registrar’s request.
(ii)No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer and the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.09, Section 2.12, Section 3.06, Section 3.07, Section 3.08, Section 3.09, Section 4.35 and Section 9.05 hereof).
(iii)Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(iv)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Parent Change of Control Offer, a Mandatory Repurchase Offer or other tender offer, in whole or in part, except the unredeemed or untendered portion of any Note being redeemed or repurchased in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Payment Date.
(vi)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of interest, additional amounts, if any, principal and premium, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.
(vii)Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.36 hereof, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.
(viii)At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.04 hereof.
(ix)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.08 to effect a registration of transfer or exchange may be submitted by facsimile.

(x)The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a Participant or Indirect Participant in, the Notes Depositary or other Person with respect to the accuracy of the records of the Notes Depositary or its nominee or of any Participant or Indirect Participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant or Indirect Participant, member, beneficial owner, or other Person (other than the Notes Depositary) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. The Trustee may rely and shall be fully protected in relying upon information furnished by the Notes Depositary with respect to its members, Participants or Indirect Participants, and any beneficial owners.
(xi)The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among the Notes Depositary’s participants, members, or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. None of the Trustee, the Collateral Agents nor any of their agents shall have any responsibility for any actions taken or not taken by the Notes Depositary.
(xii)Each purchaser of the Notes offered hereby will be deemed to have represented and agreed to provide the Issuer and its agents with any correct, complete and accurate information and documentation that may be required for the Issuer to comply with FATCA, the AEOI Regulations and the CRS, and to prevent the imposition of U.S. federal withholding tax under FATCA on payments to or for the benefit of the Issuer, including but not limited to a properly completed and executed “Entity Self-Certification Form” or “Individual Self-Certification Form” (in the forms published by the Cayman Islands Department for International Tax Cooperation, which forms can be obtained at http://www.tia.gov.ky/pdf/CRS_Legislation.pdf) on or prior to the date on which it becomes a holder of Notes. In the event such purchaser fails to provide such information or documentation, or to the extent that its ownership of Notes would otherwise cause the Issuer to be subject to any tax under FATCA, (A) the Issuer (and any agent acting on their behalf) are authorized to withhold amounts otherwise distributable to the purchaser as compensation for any tax imposed under FATCA or any fine or penalty imposed under the CRS as a result of such failure or the purchaser’s ownership, and (B) to the extent necessary to avoid an adverse effect on the Issuer as a result of such failure or the purchaser’s ownership, the Issuer will have the right to compel the purchaser to sell its Notes and, if it does not sell its Notes within 10 Business Days after notice from the Issuer or its agents, the Issuer will have the right to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account any taxes incurred by the Issuer in connection with such sale) to the purchaser as payment in full for such Notes. The Issuer may also assign each such Note a separate securities identifier in the Issuer’s sole discretion. Each purchaser agrees that the Issuer and its agents or representatives may (1) provide any information and documentation concerning its investment in its Notes to the Cayman Islands Tax Information Authority, the IRS and any other relevant tax authority and (2) take such other steps as they deem necessary or helpful to ensure that the Issuer complies with FATCA, the AEOI Regulations and the CRS.
Section 2.09. Replacement Notes.
If any mutilated Note is surrendered to the Trustee, the Issuer shall execute, and the Trustee shall authenticate and deliver in exchange therefor, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.
If there shall be delivered to the Issuer and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Issuer or the Trustee that such Note has been acquired by a bona fide purchaser, the Issuer shall execute, and upon the Issuer’s request the Trustee shall authenticate and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.
In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer, in its discretion, may, instead of issuing a new Note, pay such Note.
Upon the issuance of any new Note under this Section, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.
Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.10. Outstanding Notes.
The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.10 as not outstanding. Except as set forth in this Section 2.10 or Section 2.11 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.
If a Note is replaced pursuant to Section 2.09 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date, repurchase date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
Subject to Section 2.11, in determining whether the Holders of the requisite principal amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, the principal amount of Notes that shall be deemed to be outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof pursuant to Section 6.02.
Section 2.11. Treasury Notes; Competitors.
(a)A Note does not cease to be outstanding because the Issuer or one of its Affiliates holds the Note, provided that in determining whether the Holders of the requisite principal amount of the outstanding Notes have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action pursuant to, or in connection with, this Indenture, the Notes, the Note Guarantees or the Notes Documents, Notes owned by the Issuer or any Affiliate of the Issuer will be disregarded and deemed not to be outstanding, (it being understood that in determining whether the Trustee is protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Notes which the Trustee actually knows to be so owned will be so disregarded). Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Issuer or any Affiliate of the Issuer.

(b)In determining whether the Holders of the requisite principal amount of the outstanding Notes have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action pursuant to, or in connection with, this Indenture, the Notes, the Note Guarantees or the Notes Documents, Notes owned by a Competitor will be disregarded and deemed not to be outstanding (it being understood that in determining whether the Trustee is protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Notes in respect of which the Trustee has received prior written notice from the Issuer that such Notes are owned by a Holder that is a Competitor will be so disregarded).
Section 2.12. Temporary Notes.
Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.
Holders and beneficial Holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial Holders, respectively, of Notes under this Indenture.
Section 2.13. Cancellation.
The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures. Certification of the disposal of all cancelled Notes shall be delivered to the Issuer upon its written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.14. Defaulted Interest.
If the Issuer or the Guarantors default in a payment of interest or principal on the Notes or in the payment of any other amount become due under this Indenture, whether at the Stated Maturity, by acceleration or otherwise, the Issuer shall on written demand of the Trustee pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate equal to the rate then applicable, pursuant to clause (a) or (b) below, as the Issuer shall elect:
(a)The Issuer may elect to make such payment to the persons who are Holders of the Notes on a subsequent special record date. The Issuer shall fix the payment date for such defaulted interest and the special record date therefor, which shall not be more than 15 days nor less than 10 days prior to such payment date. At least 10 days before the special record date, the Issuer shall mail to the Trustee and to each Holder of the Notes a notice that states the special record date, the payment date and the amount of interest to be paid.
(b)The Issuer may elect to make such payment in any other lawful manner.
Payment of defaulted interest and any interest thereon to the Trustee shall be deemed to satisfy the Issuer’s obligation to pay such defaulted interest and any interest thereon for all purposes of this Indenture.
Section 2.15. CUSIP and ISIN Numbers.
The Issuer in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other elements of identification printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers. The Issuer shall notify the Trustee, in writing, of any change to any CUSIP or ISIN numbers.
Section 2.16. Prohibition on Transfers to Competitors.
The transfer of any Notes to any Competitor is prohibited, and by acceptance of any transferred Note the transferee shall be deemed to represent that it is not a Competitor.
ARTICLE 3
REDEMPTION
Section 3.01. Notices to Trustee.
If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, not less than 10 days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 hereof but not more than 60 days before a redemption date (except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.
Section 3.02. Selection of Notes to Be Redeemed.
If less than all of the Notes are to be redeemed at any time, such Notes shall be selected for redemption by the Trustee (1) if the Notes are listed on an exchange and such listing is known to the Trustee, in compliance with the requirements of such exchange or in the case of Global Notes, in accordance with customary procedures of the Notes Depositary or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary procedures of the Notes Depositary. Such Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days prior to the redemption date from the outstanding Notes not previously called for redemption.
The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum amounts of US$200,000.00 or integral multiples of US$1,000.00 in excess thereof; no Notes of US$1,000.00 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of US$1,000.00, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
The Trustee shall not be responsible for any actions taken or not taken by DTC pursuant to its Applicable Procedures.
Section 3.03. Notice of Redemption.
If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, the Issuer shall deliver notices of redemption electronically or by first-class mail, postage prepaid, at least 10 but not more than 60 days before the purchase or redemption date to each Holder of Notes (with a copy to the Trustee) at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 hereof. Notices of redemption may be conditional.
The notice shall identify the Notes to be redeemed and shall state:
(a)the redemption date;
(b)the redemption price;

(c)if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note;
(d)the name and address of the Paying Agent;
(e)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(f)that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
(g)the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(h)that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and
(i)any condition to such redemption.
At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered written notice to the Trustee, at least 5 Business Days prior to the date on which notice of redemption is to be sent (unless a shorter notice shall be agreed to by the Trustee) in the form of an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Parent Change of Control or other corporate transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Section 3.04. Effect of Notice of Redemption.
Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, unless such redemption is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.
Section 3.05. Deposit of Redemption or Purchase Price.
Prior to 4:00 p.m. (New York time) on the Business Day prior to the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest, and additional amounts, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest, and additional amounts, if any, on, all Notes to be redeemed or purchased.
If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date but on or prior to the related Payment Date, then any accrued and unpaid interest, and additional amounts, if any, to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, and additional amounts, if any, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.06. Notes Redeemed or Purchased in Part.
Upon surrender of a Definitive Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided, that each new Note shall be in a principal amount of US$1,000.00 or an integral multiple of US$1,000.00 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07. Optional Redemption.
(a)Redemption at the Option of the Issuer with a Make-Whole Premium: Prior to the Initial Call Date, the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(i)(A) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes were redeemed on the Initial Call Date at the applicable redemption price for such date set forth in the table in Section 3.07(b) below on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points less (B) interest accrued to the Redemption Date (the excess of such amount, if any, over the principal amount to be redeemed, the “Notes Make-Whole Redemption Premium”); and
(ii)100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon, and additional amounts, if any, to the Redemption Date.
In addition, the Notes Make-Whole Redemption Premium shall be payable in connection with any redemption or prepayment following an acceleration of the Notes prior to the Initial Call Date (including any acceleration resulting from or following a Bankruptcy Event of Default or any other bankruptcy event or proceeding).
(b)Redemption at the Option of the Issuer without a Make-Whole Premium: On or after the Initial Call Date, the Issuer may, at its option, redeem the Notes, in whole or in part, at the following redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to, but excluding, the Redemption Date and additional amounts, if any, on the Notes redeemed to the applicable Redemption Date, if redeemed during the periods indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Notes Interest Payment Date:

Period	Percentage
February 28, 2026 to, but excluding, August 28, 2026	105.750%
August 28, 2026 to, but excluding, February 28, 2027	102.750%
Thereafter	100.000%
In addition, the premium specified above shall be payable in connection with any redemption or prepayment following an acceleration of the Notes during the periods set forth above (including any acceleration resulting from or following a Bankruptcy Event of Default or any other bankruptcy or insolvency proceeding).

(c)Optional Redemption with Proceeds from Equity Offerings. Prior to the Initial Call Date, the Issuer may, at its option, on any one or more occasions redeem up to 35% of the outstanding aggregate principal amount of the Notes (including any Additional Notes) with the Net Proceeds of one or more Equity Offerings at a redemption price equal to 110.000% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, and additional amounts, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Notes Interest Payment Date); provided that:
(i)at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) remains outstanding after each such redemption; and
(ii)such redemption occurs within 90 days after the closing of such Equity Offering.
Section 3.08. Mandatory Prepayments.
(a)Upon the receipt of Net Proceeds by the Parent Guarantor or any of its Subsidiaries from (i) the incurrence of any Indebtedness of the IP Parties, IntelAzul or Azul Viagens (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 4.10), (ii) any Collateral Sale, or (iii) a Pre-paid Points Purchase (other than a Blocked Pre-paid Points Purchase) for which Net Proceeds, together with the aggregate amount of Net Proceeds previously received from Pre-paid Points Purchases (other than Blocked Pre-paid Points Purchases) during the same fiscal year, are in excess of 8% of the TudoAzul Gross Billings for the four most recently completed Quarterly Reporting Periods (the “Permitted Pre-paid Points Basket Amount”) (such excess, “Excess Points Net Proceeds”) (each of the events set forth in clauses (i), (ii) and (iii), a “Mandatory Prepayment Event”), the Issuer will cause the Notes’ Allocable Share of such Net Proceeds remaining after the pro rata redemption of the other First Priority Secured Debt in accordance with the documentation governing such First Priority Secured Debt (plus accrued and unpaid interest on the principal amount being prepaid to, but excluding, the Prepayment Date, additional amounts, if any, and any premium thereon) (the “Notes Prepayment Amount”) to be paid to the Holders in accordance with the terms of this Indenture by a date that is ten Business Days after the receipt of such Net Proceeds (such remittance date, as the case may be, a “Prepayment Date”).
(b)On such Prepayment Date, the Trustee will, subject to receipt thereof, apply the Notes Prepayment Amount to prepay the maximum principal amount of Notes (plus accrued and unpaid interest, and additional amounts, if any, on the principal amount being prepaid to, but excluding, the Prepayment Date) that may be prepaid with such Notes Prepayment Amount at a prepayment price equal to the redemption price that would be due if the Notes were being redeemed pursuant to an optional redemption on the applicable Prepayment Date.

(c)Notwithstanding anything to the contrary in Section 3.08(a) or (b), if following a Mandatory Prepayment Event but prior to the related Prepayment Date, the Issuer pays the related Notes Prepayment Amount (inclusive of any applicable premium, and additional amounts, if any) to the Holders on an intervening Payment Date pursuant to the provisions of Section 4.01, no mandatory prepayment pursuant to the provisions of Section 3.08(a) and (b) will be required.
(d)In connection with any mandatory prepayment of the Notes pursuant to this Section 3.08, the Issuer, or the Trustee of behalf of the Issuer pursuant to written instructions from the Issuer to the Trustee, shall issue a written notice to the Holders at least two (2) Business Days prior to the Prepayment Date, which notice shall include a description of the Mandatory Prepayment Event, the aggregate principal amount of Notes to be prepaid, the prepayment price and the Prepayment Date.
(e)Any prepayment made pursuant to this Section 3.08 shall be made pursuant to the procedures set forth in this Indenture, except to the extent inconsistent with Section 3.08(c). The Issuer shall not be required to make any mandatory prepayment or sinking fund payment with respect to the Notes, except pursuant this Section 3.08 and Section 3.09(b).
Section 3.09. Mandatory Repurchase Offers for Notes.
(a)In the event the Parent Guarantor or any of its Subsidiaries receives Net Proceeds in respect of (i) a Recovery Event (“Recovery Event Proceeds”) that causes the aggregate amount of all Recovery Event Proceeds received since the Closing Date to exceed US$10.0 million (such excess amounts, “Excess Recovery Event Proceeds”) or (ii) any Contingent Payment Event (“Contingent Payment Event Proceeds”) that causes the aggregate amount of all Contingent Payment Event Proceeds received since the Closing Date to exceed US$10.0 million (each of the events set forth in clauses (i) and (ii), a “Mandatory Repurchase Offer Event”), the Issuer shall make, except as provided in Section 3.09(b), an offer (a “Mandatory Repurchase Offer”) to all Holders to purchase the maximum principal amount of Notes on a pro rata basis with the other First Priority Secured Debt that may be purchased out of the Notes’ Allocable Share of such Excess Recovery Event Proceeds or Contingent Payment Event Proceeds, as applicable (the “Applicable Mandatory Repurchase Offer Proceeds”).

(b)Upon the occurrence of a Mandatory Repurchase Offer Event in respect of a Recovery Event, the Issuer must provide notice to the Trustee of the Recovery Event and, as long as no Event of Default shall have occurred and be continuing at the time of such Mandatory Repurchase Offer Event, the Issuer shall have the option to (x) invest the Recovery Event Proceeds within 365 days of receipt thereof in Qualified Replacement Assets or (y) repair, replace or restore the assets which are the subject of such Recovery Event; provided further, that any Recovery Event Proceeds from such Recovery Event that are not invested within such 365-day period will thereafter not constitute Excess Recovery Event Proceeds, but any such amounts in excess of US$10.0 million must be applied as a mandatory prepayment in accordance with Section 3.08.
(c)The Mandatory Repurchase Offer shall remain open for a period of 20 business days, as defined in the Exchange Act, following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Mandatory Repurchase Offer Period”). Promptly after the expiration of the Mandatory Repurchase Offer Period (the “Mandatory Repurchase Date”), the Issuer shall apply all of the Applicable Mandatory Repurchase Offer Proceeds to repurchase all of the Notes tendered in the Mandatory Repurchase Offer at a repurchase price equal to 100.0% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, and additional amounts, if any, thereon to, but excluding, the Mandatory Repurchase Date (the “Mandatory Offer Repurchase Price”); provided that if the aggregate Mandatory Offer Repurchase Price for all Notes tendered in such Mandatory Repurchase Offer exceeds the total amount of Applicable Mandatory Repurchase Offer Proceeds, then such tendered Notes shall be repurchased pro rata up to the maximum amount of Notes that can be repurchased with such Applicable Mandatory Repurchase Offer Proceeds.
(d)If the Mandatory Repurchase Date is on or after a record date and on or before the related Payment Date, any accrued and unpaid interest, and additional amounts, if any, to but excluding the Mandatory Repurchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Mandatory Repurchase Offer.
(e)Subject to Section 3.09(b), notices of a Mandatory Repurchase Offer (“Mandatory Repurchase Offer Notices”) shall be sent by first class mail or sent electronically, no later than ten (10) Business Days after the receipt of Net Proceeds therefrom, in each case, to each Holder at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC. The Mandatory Repurchase Offer Notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Mandatory Repurchase Offer. The Mandatory Repurchase Offer shall be made to all Holders. The Mandatory Repurchase Offer Notice, which shall govern the terms of the Mandatory Repurchase Offer, shall state:

(i)that the Mandatory Repurchase Offer is being made pursuant to this Section 3.09 and the length of time the Mandatory Repurchase Offer shall remain open;
(ii)the Applicable Mandatory Repurchase Offer Proceeds, the repurchase price and the Mandatory Repurchase Date;
(iii)that any Note not tendered or accepted for payment shall continue to accrue interest;
(iv)that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Mandatory Repurchase Offer shall cease to accrue interest after the Mandatory Repurchase Date;
(v)that Holders electing to have a Note purchased pursuant to a Mandatory Repurchase Offer may elect to have Notes purchased in minimum amounts of US$200,000.00 or integral multiples of US$1,000.00 in excess thereof only;
(vi)that Holders electing to have a Note purchased pursuant to any Mandatory Repurchase Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Notes Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two (2) Business Days before the Mandatory Repurchase Date;
(vii)that Holders shall be entitled to withdraw their election if the Issuer, the Notes Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Mandatory Repurchase Offer Period, a facsimile or other electronic transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;
(viii)that, if the aggregate principal amount of Notes surrendered by the Holders thereof exceeds the amount that can be repurchased with the Applicable Mandatory Repurchase Offer Proceeds, the Trustee shall select the Notes (while the Notes are in global form pursuant to the procedures of the Notes Depositary) to be purchased on a pro rata basis based on the principal amount of the Notes tendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of US$200,000.00, or integral multiples of US$1,000.00 in excess thereof, shall remain outstanding after such purchase) to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary procedures of the Notes Depositary; and
(ix)that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(f)To the extent that the aggregate principal amount of Notes validly tendered (and not validly withdrawn) or otherwise surrendered in connection with a Mandatory Repurchase Offer is less than the Applicable Mandatory Repurchase Offer Proceeds, the Issuer may, after purchasing all such Notes validly tendered and not withdrawn, use the remaining Applicable Mandatory Repurchase Offer Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of the Notes validly tendered pursuant to any Mandatory Repurchase Offer exceeds the amount that can be repurchased with the Applicable Mandatory Repurchase Offer Proceeds, the Issuer will allocate the Applicable Mandatory Repurchase Offer Proceeds to purchase Notes on a pro rata basis on the basis of the aggregate principal amount of tendered Notes; provided that no Notes will be selected and purchased in an unauthorized denomination. Upon completion of any repurchase of Notes in a Mandatory Repurchase Offer, the amount of Applicable Mandatory Repurchase Offer Proceeds shall be reset at zero.
(g)On or before the Mandatory Repurchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof validly tendered pursuant to the Mandatory Repurchase Offer, or if the aggregate Mandatory Offer Repurchase Price for all Notes so tendered in such Mandatory Repurchase Offer does not exceed the total amount of Applicable Mandatory Repurchase Offer Proceeds, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered, for cancellation by the Trustee.
(h)The Issuer, the Notes Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the repurchase price of the Notes properly tendered by such Holder and accepted by the Issuer for repurchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a minimum denomination of US$1,000 or an integral multiple of US$1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Mandatory Repurchase Offer on or as soon as practicable after the Mandatory Repurchase Date.
(i)To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Issuer shall not be deemed to have breached their obligations described in this Indenture by virtue of compliance therewith.

Section 3.10. Optional Redemption upon a Tax Event.
(a)If as a result of any change in or amendment to the laws (or any rules or regulations thereunder) of a Taxing Jurisdiction, or any amendment to or change in an official interpretation, administration or application of such laws, rules or regulations, or any treaties or related agreements to which the Taxing Jurisdiction is a party (including a holding by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the Closing Date (or, if the Taxing Jurisdiction became a Taxing Jurisdiction on a later date, such later date), (i) the Issuer or any successor to the Issuer has or will become obligated to pay additional amounts as described in Section 4.26 or (ii) any of the Guarantors or any successor to any of the Guarantors has or will become obligated to pay additional amounts as described under Section 4.26 in each case, in excess of the additional amounts, if any, that would have been payable on the date that the relevant Taxing Jurisdiction became a Taxing Jurisdiction, the Issuer or any successor to the Issuer may, at its option, redeem all, but not less than all, of the Notes, at a redemption price equal to 100% of the principal amount of the Notes, together with accrued and unpaid interest to, but excluding, the date fixed for redemption (including any additional amounts which are then payable), upon publication of irrevocable notice not less than 30 days nor more than 60 days prior to the date fixed for redemption. No notice of such redemption may be given earlier than 60 days prior to the earliest date on which the Issuer, the Guarantors or a successor to the foregoing would, but for such redemption, become obligated to pay any such additional amounts were payment then due. For the avoidance of doubt, the Issuer or any successor to the Issuer shall not have the right to so redeem the Notes unless (a) it is or will become obligated to pay such additional amounts or (b) any of the Guarantors or any successor to any of the Guarantors is or will become obligated to pay such additional amounts. Notwithstanding the foregoing, the Issuer or any such successor shall not have the right to so redeem the Notes unless it has taken reasonable measures (including without limitation, using reasonable measures to cause payment on the Notes to be made through a paying agent in a different jurisdiction or by the Issuer, its successor or another Subsidiary) to avoid the obligation to pay such additional amounts. For the avoidance of doubt, reasonable measures do not include changing the jurisdiction of incorporation of the Issuer or any successor of the Issuer.
(b)In the event that the Issuer or any successor to the Issuer elects to so redeem the Notes, it will deliver to the Trustee: (1) a certificate, signed in the name of the Issuer or any successor to the Issuer by any two of its executive officers or by its attorney in fact in accordance with its bylaws, stating that the Issuer or any successor to the Issuer is entitled to redeem the Notes pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to the right of the Issuer or any successor to the Issuer to so redeem have occurred or been satisfied and that such obligation to pay additional amounts cannot be avoided by taking reasonable measures to avoid such obligation (including, without limitation, by causing payment on the Notes to be made through a paying agent in a different jurisdiction or by a Subsidiary); and (2) an Opinion of Counsel who is reasonably acceptable to the Trustee, to the effect that (i) the Issuer or any successor to the Issuer has or will become obligated to pay additional amounts or the Guarantors or any successor to the Guarantors is or will become obligated to pay additional amounts in either case in excess of the additional amounts, if any, that would have been payable on the date that the relevant Taxing Jurisdiction became a Taxing Jurisdiction, (ii) such obligation is the result of a change in or amendment to the laws (or any rules or regulations thereunder) of a Taxing Jurisdiction, as described above, and (iii) that all governmental requirements necessary for the Issuer or any successor to the Issuer to effect the redemption have been complied with.
Section 3.11. Optional Clean-Up Redemption.
(a)In connection with any tender offer (including any Parent Change of Control Offer or Mandatory Repurchase Offer made in accordance with the terms of this Indenture) for Notes, if Holders of not less than 85% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 calendar days’ prior notice to the Holders (with a copy to the Trustee), given not more than 30 calendar days following such purchase date, to redeem or purchase all the Notes that remain outstanding following such purchase at a price equal to the price paid to the Holders in such tender offer plus, to the extent not included in the purchase price, accrued and unpaid interest and additional amounts, if any, on the Notes that remain outstanding, to, but excluding, the date of redemption.
(b)The Issuer shall calculate the redemption price in connection with any redemption, and the Trustee shall have no duty to calculate or verify any such calculation.
Section 3.12. Open Market Purchases.
The Issuer, the Parent Guarantor or any of its Subsidiaries may from time to time seek to purchase outstanding Notes in privately negotiated or open market transactions, by tender offer or otherwise, at any price. Subject to any applicable limitations contained in any Secured Debt Documents, including this Indenture, any purchases made by the Issuer, the Parent Guarantor or any of its Subsidiaries may be funded by the use of cash on their balance sheet or the incurrence of Indebtedness that is not prohibited by the terms of any Secured Debt Document.

Section 3.13. Excess Cash Flow Offer to Purchase.
(a)The Issuer shall, within 60 days after each Notes Interest Payment Date in an ECF Offer Applicable Period, make an offer to repurchase (an “Excess Cash Flow Offer to Purchase”) Notes from the Holders on a payment date that shall be the next following Notes Interest Payment Date (the “Excess Cash Flow Payment Date”) in such aggregate principal amount of Notes as can be purchased with the amount of Required Excess Cash Flow on deposit in the USD Payment Account, at a purchase price in cash equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of purchase; provided that, notwithstanding the foregoing, if a DSCR Cure occurs, any amounts on deposit in the USD Payment Account on account of the ECF Offer Event related to such DSCR Cure shall not be offered to repurchase Notes and shall instead be released to or at the direction of the Issuer without restriction. To the extent that the aggregate principal amount of Notes validly tendered (and not validly withdrawn) in connection with an Excess Cash Flow Offer to Purchase is less than the Required Excess Cash Flow, the Issuer may, after purchasing all such Notes validly tendered and not withdrawn, use the remaining Required Excess Cash Flow for any purpose not otherwise prohibited by this Indenture. For the avoidance of doubt, such repurchase shall not be subject to the redemption premium referred to under Section 3.07. Upon the Excess Cash Flow Payment Date, the Issuer will:
(i)accept for payment all Notes or portions of Notes properly tendered (and not properly withdrawn) pursuant to the Excess Cash Flow Offer to Purchase;
(ii)deposit into the USD Payment Account, an amount equal to the purchase price, accrued interest payable and additional amounts, if any, in respect of the aggregate principal amount of Notes properly tendered (and not properly withdrawn) pursuant to the Excess Cash Flow Offer to Purchase; and
(iii)deliver or cause to be delivered to the Trustee, for cancellation by the Trustee, the Notes properly accepted for purchase by the Issuer together with an Officer’s Certificate stating the aggregate principal amount of Notes purchased by the Issuer. The Obligors will comply with Rule 14e-1 under the Exchange Act (to the extent applicable) and all other applicable laws in making any Excess Cash Flow Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

(b)The Excess Cash Flow Offer to Purchase shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “ECF Offer Period”). Notices of an Excess Cash Flow Offer to Purchase (“ECF Offer Notice”) shall be sent by the Issuer by first class mail or sent electronically, no later than 60 days after the Notes Interest Payment Date in an ECF Offer Applicable Period, to each Holder at such Holder's registered address or otherwise in accordance with the applicable procedures of DTC. The ECF Offer Notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Cash Flow Offer to Purchase. The Excess Cash Flow Offer to Purchase shall be made to all Holders. The ECF Offer Notice, which shall govern the terms of the Excess Cash Flow Offer to Purchase, shall state:
(i)that the Excess Cash Flow Offer to Purchase is being made pursuant to this Section 3.13 and the length of time the Excess Cash Flow Offer to Purchase shall remain open;
(ii)the Required Excess Cash Flow, the purchase price and the Excess Cash Flow Payment Date;
(iii)that any Note not tendered or accepted for payment shall continue to accrue interest;
(iv)that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Excess Cash Flow Offer to Purchase shall cease to accrue interest after the Excess Cash Flow Payment Date;
(v)that Holders electing to have a Note purchased pursuant to an Excess Cash Flow Offer to Purchase may elect to have Notes purchased in minimum amounts of US$200,000 or integral multiples of US$1,000 in excess thereof only;
(vi)that Holders electing to have a Note purchased pursuant to any Excess Cash Flow Offer to Purchase shall be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Notes Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two (2) Business Days before the Excess Cash Flow Payment Date;
(vii)that Holders shall be entitled to withdraw their election if the Issuer, the Notes Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the ECF Offer Period, a facsimile or other electronic transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii)that, if the aggregate principal amount of Notes surrendered by the Holders thereof exceeds the amount that can be repurchased with the Required Excess Cash Flow for such Payment Date, the Trustee shall select the Notes (while the Notes are in global form pursuant to the procedures of the Notes Depositary) to be purchased on a pro rata basis based on the principal amount of the Notes tendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of US$200,000 or integral multiples of US$1,000 in excess thereof, shall remain outstanding after such purchase) to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary procedures of the Notes Depositary; and
(ix)that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.
ARTICLE 4
COVENANTS
Section 4.01. Payment of the Notes and Maintenance of Accounts.
(a)The Issuer (or, at the option of the Parent Guarantor, any Obligor) shall establish and maintain or cause to be maintained (i) under the sole dominion and control of the U.S. Collateral Agent, the USD Payment Account, the USD Blocked Account and the USD Collateral Account, and (ii) under the sole dominion and control of the Brazilian Collateral Agent, the Collection Accounts, the BRL Payment Account, the BRL Blocked Account and the BRL Collateral Account.
(b)The Issuer will make all payments on the Notes exclusively in such coin or currency of the United States as at the time of payment will be legal tender for the payment of public and private debts.
(c)The Issuer will make payments of principal, interest at the applicable Interest Rate, and additional amounts, if any, on the Notes to the Trustee, which, subject to Section 6.02(b), will pass such funds to the Holders.
(d)The Issuer will make payments of interest, and additional amounts, if any, on the Notes on the Notes Interest Payment Dates; provided that if any payment with respect to interest on the Notes is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date. The Issuer will pay principal upon surrender of the relevant Notes at the specified office of the Trustee or a paying agent. The Issuer will pay principal on the Notes to the person in whose name the Notes are registered at the close of business on the 15th day before the due date for payment.

(e)Payments of principal, interest and additional amounts, if any, in respect of each note will be made by the Trustee by wire or by U.S. dollar check drawn on a bank in New York City and delivered to the holder of such note at its registered address. Upon application by the holder to the specified office of a paying agent not less than 15 days before the due date for any payment in respect of a note, such payment may be made by transfer to a U.S. dollar account maintained by the payee with a bank in New York City.
(f)Payment by the Issuer of any amount payable under the Notes on the due date thereof to a paying agent in accordance with this Indenture will satisfy the obligation of the Issuer to make such payment; provided, however, that the liability of a paying agent shall not exceed any amounts paid to it by the Issuer or held by it, on behalf of the Holders.
(g)All payments will be subject in all cases to any applicable Tax or other laws and regulations, but without prejudice to the provisions of Section 4.26. No commissions or expenses will be charged to the Holders in respect of such payments.
Section 4.02. TudoAzul and Azul Viagens Receivables; Receivables Coverage Obligation.
(a)The Parent Guarantor shall procure that, commencing on the date that is 60 calendar days after the Closing Date, at all times, the Shared Collateral includes:
(i)a Fiduciary Assignment (which is the TudoAzul Fiduciary Assignment) in respect of:
(A)Assigned TudoAzul Receivables that represent at least 70% of the TudoAzul Gross Billings for the four most recently completed Quarterly Reporting Periods, such percentage to be tested as of the end of each Quarterly Reporting Period (the “TudoAzul Receivables Coverage Covenant”);
(B)the TudoAzul Receivables Deposit Account; and
(C)all of the Designated TudoAzul Credit Card and Debit Card Receivables and the TudoAzul Receivables Deposit Account; provided that the Fiduciary Assignment in respect of the Designated TudoAzul Credit Card and Debit Card Receivables shall provide that upon an Obligor’s entry into any Anticipation transaction (which shall be permitted to be entered into with any counterparty) with respect to any Designated TudoAzul Credit Card and Debit Card Receivables, such Designated TudoAzul Credit Card and Debit Card Receivables shall be automatically released from the Fiduciary Assignment so long as (x) no Event of Default (or equivalent event) has occurred and is continuing, and (y) the net proceeds received from such Anticipation (after the deduction of any fees, charges, discounts or other finance or transaction costs) (“Anticipated Designated TudoAzul Credit Card and Debit Card Receivables”) are paid directly by the payor into the TudoAzul Receivables Deposit Account; and

(ii)a Fiduciary Assignment (which is the Azul Viagens Fiduciary Assignment) in respect of:
(A)Assigned Azul Viagens Receivables that represent at least 80% of the Azul Viagens Gross Billings for the four most recently completed Quarterly Reporting Periods, such percentage to be tested as of the end of each Quarterly Reporting Period (the “Azul Viagens Receivables Coverage Covenant”);
(B)the Azul Viagens Receivables Deposit Account; and
(C)all of the Designated Azul Viagens Credit Card and Debit Card Receivables; provided that the ﬁduciary assignment in respect of the Designated Azul Viagens Credit Card and Debit Card Receivables shall provide that upon an Obligor’s entry into any Anticipation transaction (which shall be permitted to be entered into with any counterparty) with respect to any Designated Azul Viagens Credit Card and Debit Card Receivables, such Designated Azul Viagens Credit Card and Debit Card Receivables shall be automatically released from such ﬁduciary assignment so long as (x) no Event of Default (or equivalent event) has occurred and is continuing, and (y) the net proceeds received from such Anticipation (after the deduction of any fees, charges, discounts or other finance or transaction costs) (“Anticipated Designated Azul Viagens Credit Card and Debit Card Receivables”) are paid directly into the Azul Viagens Receivables Deposit Account.
(b)The Parent Guarantor shall, commencing on the date that is 60 calendar days after the Closing Date, procure that all:
(i)cash payments under each TudoAzul Agreement (whether or not an Assigned TudoAzul Agreement) shall be paid directly by the payor into the TudoAzul Receivables Deposit Account;
(ii)the proceeds of all Brazilian real-denominated credit card and debit card receivables (which, for the avoidance of doubt, excludes Foreign TudoAzul Card Receivables (as defined below)) (“BRL TudoAzul Credit Card and Debit Card Receivables”) generated by the TudoAzul Program which relate to (A) purchases of Points by customers, and (B) membership fees from members of Clube TudoAzul (the “Designated TudoAzul Credit Card and Debit Card Receivables”) shall be paid directly by the payor into the TudoAzul Receivables Deposit Account;

(iii)the net proceeds of any credit card and debit card receivables other than BRL TudoAzul Credit Card and Debit Card Receivables (“Foreign TudoAzul Card Receivables”) generated by Designated TudoAzul Credit Card and Debit Card Receivables are transferred into the TudoAzul Receivables Deposit Account within two Business Days after receipt and identification thereof by the Parent Guarantor or any of its Subsidiaries;
(iv)the net proceeds of any Anticipated Designated TudoAzul Credit Card and Debit Card Receivables are paid directly by the payor into the TudoAzul Receivables Deposit Account;
(v)all receivables under each Azul Viagens Agreement (whether or not an Assigned Azul Viagens Agreement) shall be paid directly by the payor into the Azul Viagens Receivables Deposit Account;
(vi)the proceeds of all the Brazilian real-denominated credit card and debit card receivables (which, for the avoidance of doubt, excludes Foreign Azul Viagens Card Receivables (as defined below)) (“BRL Azul Viagens Credit Card and Debit Card Receivables”) generated by the Azul Viagens Business (the “Designated Azul Viagens Credit Card and Debit Card Receivables”) shall be paid directly by the payor into the Azul Viagens Receivables Deposit Account;
(vii)the net proceeds of any credit card and debit card receivables other than BRL TudoAzul Credit Card and Debit Card Receivables (“Foreign Azul Viagens Card Receivables”) generated by Designated Azul Viagens Credit Card and Debit Card Receivables are transferred into the Azul Viagens Receivables Deposit Account within two Business Days after receipt and identification thereof by the Parent Guarantor or any of its Subsidiaries;
(viii)the net proceeds of any Anticipated Designated Azul Viagens Credit Card and Debit Card Receivables are paid directly by the payor into the Azul Viagens Receivables Deposit Account; and
(ix)the proceeds of any receivables pursuant to items (ii) to (iv) above are allocated to designated “branches,” which shall contain separate tax identification numbers to enable the separate identification of payments in respect of the TudoAzul Program.

(c)Notwithstanding the foregoing, the obligation of the Parent Guarantor to procure that certain amounts are paid directly into the relevant Collection Accounts referred to above shall be subject to a 60-day transition period commencing on the Closing Date, during which period the Parent Guarantor shall procure the relevant payors and payment processors are notified of the requirement to pay amounts into the relevant Collection Account. During such 60-day transition period, the Obligors shall be entitled to permit the relevant payors and payment processors to pay the relevant amounts either into any existing bank account previously notified to such payor or into the relevant Collection Account; provided that the Parent Guarantor or any of its Subsidiaries shall transfer any such amounts that are paid into bank accounts other than the relevant Collection Account into the relevant Collection Account within two Business Days after receipt and identification thereof by the Parent Guarantor or any its Subsidiaries.
(d)On the Closing Date, the Assigned TudoAzul Agreements shall comprise the Closing Date Assigned TudoAzul Agreements. On the Closing Date, the Assigned Azul Viagens Agreements shall comprise the Closing Date Assigned Azul Viagens Agreement.
(e)Any Obligor may, at the direction of the Parent Guarantor and without the consent of the Holders or any other party, at any time, (i) amend the TudoAzul Fiduciary Assignment in order to add additional Shared Collateral to secure the Notes, including in order to comply with the TudoAzul Receivables Coverage Covenant and (ii) amend the Azul Viagens Fiduciary Assignment in order to add additional Shared Collateral to secure the Notes, including in order to comply with the Azul Viagens Receivables Coverage Covenant. Notwithstanding any other provision of the Transaction Documents (except as constituting an Event of Default), the termination, expiration or cancellation of any Assigned TudoAzul Agreement or Assigned Azul Viagens Agreement shall not constitute a Default, an Event of Default or a breach or default (however phrased) under the relevant Collateral Document.
(f)The Parent Guarantor shall or shall procure that its Subsidiaries shall within 60 days following the Closing Date: (i) notify all Closing Date Active Travel Agent Counterparties that any receivables payable to the Azul Viagens Business shall be paid directly into the Azul Viagens Receivables Deposit Account, and (ii) procure that the terms of business for the Azul Viagens Business that apply to existing and new customers and other counterparties (including the terms of any Azul Viagens Agreements) provide that that any receivables payable to the Azul Viagens Business shall be paid directly into the Azul Viagens Receivables Deposit Account.

(g)Except for information that is otherwise publicly available, the Holders shall not be entitled to details of the Assigned TudoAzul Agreements or the Assigned Azul Viagens Agreements, and Azul shall not publish or otherwise make available to the Holders any such details, except to the Trustee such information (with names of counterparties to the Assigned TudoAzul Agreements or the Assigned Azul Viagens Agreements redacted but shall be included in the Collateral Documents to the extent necessary for perfection purposes) as shall be necessary to verify calculations of TudoAzul Receivables Coverage Covenant and the Azul Viagens Receivables Coverage Covenant.
(h)Neither the Parent Guarantor nor any of its Subsidiaries shall be required to make publicly available any financial information in respect of the TudoAzul Program (including Clube TudoAzul) or the Azul Viagens Business. Any financial information required to be calculated in respect of the TudoAzul Program or the Azul Viagens Business pursuant to the terms of this Indenture or the Collateral Documents shall be permitted to be calculated by or on behalf of the Obligors using management financial information and such information shall not be required to be subject to any audit or review procedures by an independent auditor.
Section 4.03. Counterparty Notification Requirements.
(a)Commencing on the date that is 60 calendar days after the Closing Date, the Parent Guarantor and Azul Linhas shall procure that the payor in respect of any Assigned TudoAzul Receivables (other than any Foreign TudoAzul Card Receivables) and Assigned Azul Viagens Receivables (other than any Foreign Azul Viagens Card Receivables) is notified that the relevant receivables are subject to the relevant Fiduciary Assignment and shall be paid exclusively and directly into the relevant Collection Account, pursuant to the terms of the relevant Collateral Document. For the avoidance of doubt, (i) the aforementioned notifications shall not be required to be countersigned or otherwise acknowledged by the relevant payor, except where required by such contract to permit the Fiduciary Assignment, and (ii) the aforementioned notification requirement shall also apply with respect to any Assigned TudoAzul Receivables and any Assigned Azul Viagens Receivables (and the applicable payors thereof) arising after the Closing Date.

Section 4.04. Counterparty Consent Requirements.
(a)Notwithstanding any provisions in the Transaction Documents, if any receivables that are to be subject to a Fiduciary Assignment from time to time (including any receivables acquired or arising after the Closing Date and in respect of any Additional Collateral) requires the consent of the relevant payor or counterparty in order for such receivables to be subject to the Fiduciary Assignment, then the Shared Collateral interest in respect of such terms of such receivables shall take effect only upon the receipt by the Parent Guarantor or any of its Subsidiaries (as applicable) of such consent. Until such consent is obtained, such receivables shall not be included in the numerator of the TudoAzul Receivables Coverage Covenant or the Azul Viagens Receivables Coverage Covenant.
(b)In respect of the Closing Date Assigned TudoAzul Agreements to be subject to the TudoAzul Fiduciary Assignment, Azul Linhas shall, within a period of 30 days following the Closing Date (extendable for an additional 30 days upon notice to the Trustee), obtain the consent of the counterparties to the relevant Closing Date Assigned TudoAzul Agreements in order to permit the TudoAzul Fiduciary Assignment to take effect with respect to such Closing Date Assigned TudoAzul Agreement.
(c)In respect of the Closing Date Assigned Azul Viagens Agreement to be subject to the Azul Viagens Fiduciary Assignment, Azul Viagens shall, within a period of 30 days following the Closing Date (extendable for an additional 30 days upon notice to the Trustee), obtain the consent of the counterparties to the Closing Date Assigned Azul Viagens Agreement in order to permit the Azul Viagens Fiduciary Assignment to take effect with respect to the Closing Date Assigned TudoAzul Agreement.
Section 4.05. Financial Covenant.
The Parent Guarantor shall maintain minimum Liquidity at the end of each fiscal quarter of at least R$1,500,000,000.
Section 4.06. Collection Accounts.
(a)The Collection Accounts shall be in the name of an Obligor and subject to the Lien of the Applicable Collateral Representatives for the benefit of the Secured Parties and under the exclusive control of the Account Bank acting under the instructions of the Applicable Collateral Representatives, subject to the Intercreditor Agreement. The Account Bank shall have no right of set-off or counterclaim on account of claims against the Obligors, the Collateral Agents or any other person against any Collection Account or any other account established in connection with the Notes, except for customary administrative items.

(b)To the extent the Obligors or any of their Subsidiaries receives any payments that are required, pursuant to the terms of the relevant Collateral Document, to be paid directly into a Collection Account, into an account other than the relevant Collection Account, such Obligor shall deposit or cause such amounts to be deposited, as the case may be, directly into the relevant Collection Account within two Business Days after receipt and identification thereof.
(c)Whether or not a Default or an Event of Default has occurred and is continuing, any amounts not required to be paid directly into the relevant Collection Account pursuant to the terms of the relevant Collateral Document that are paid directly into the relevant Collection Account in error will, following certification to the Account Bank and the Applicable Collateral Representatives to such effect, transferred by the Account Bank from the relevant Collection Account to the relevant Freeflow Account on the Business Day following receipt of such certification.
(d)The Obligors may or may cause any of their Subsidiaries (with written notice to the Account Bank and the Applicable Collateral Representatives) to deposit amounts into any Collection Account from time to time prior to a Distribution Date. Any amounts so deposited into any Collection Account that are not required to be paid into a Collection Account pursuant to the terms of any Secured Debt Document are referred to herein as “Voluntary Contributions.” Any Voluntary Contribution shall not be included in the numerator of the TudoAzul Receivables Coverage Covenant or the Azul Viagens Receivables Coverage Covenant.
(e)Notwithstanding anything herein to the contrary, so long as no Event of Default has occurred and is continuing and so long as permitted by the terms of any First Priority Secured Debt (including any required offers to prepay) at such time, funds on deposit in the Collection Accounts will be transferred by the Account Bank from the relevant Collection Account to the relevant Freeflow Account on the Business Day following deposit thereof.
(f)The Collection Accounts shall be blocked at all times and under the sole dominion and control of Account Bank acting under the instructions of the Applicable Collateral Representatives, subject to the terms of the Intercreditor Agreement.
(g)At any time prior to a Remedies Direction, the Obligors shall be entitled to instruct the Brazilian Collateral Agent to transfer any amounts in any Collection Account into the USD Blocked Account and the Obligors shall be permitted to maintain balances in the USD Blocked Account including, without limitation, for the purposes of the determining whether the Quarterly Freeflow Date has occurred as contemplated by the definition of Quarterly Freeflow Date.

(h)Pending application, amounts retained in the Collection Accounts may be invested by the Account Bank (acting at the direction of the Brazilian Collateral Agent as instructed by the Parent Guarantor or other Obligor, it being understood and agreed that this may be a standing instruction) in Cash Equivalents that are both denominated and payable in Brazilian reais.
(i)The Obligors may replace any Account Bank from time to time in accordance with the Transaction Documents, subject to valid and perfected Liens over the existing Collection Account(s) remaining in place until valid and perfected Liens over the new Collection Account(s) are established.
Section 4.07. Operation of the TudoAzul Program and Azul Viagens Business.
(a)Each Obligor (as applicable) agrees to honor Points according to the policies and procedures of the TudoAzul Program and to otherwise, subject to cure, except to the extent that would not be reasonably expected to cause a Material Adverse Effect, and shall take any action permitted under the Assigned TudoAzul Agreements and Assigned Azul Viagens Agreements and applicable law that it, in its reasonable business judgment, determines is advisable, in order to diligently and promptly (i) enforce its rights and any remedies available to it under the Assigned TudoAzul Agreements and the Assigned Azul Viagens Agreements, (ii) perform its obligations under the Assigned TudoAzul Agreements and the Assigned Azul Viagens Agreements and (iii) perform the obligations of any Obligor or their respective Subsidiaries under the Assigned TudoAzul Agreements and the Assigned Azul Viagens Agreements, in each case except as would not reasonably be expected to result in a Material Adverse Effect.
(b)The Obligors shall not, and the Parent Guarantor shall procure that its Subsidiaries shall not (i) substantially reduce the TudoAzul Program or modify the terms of the TudoAzul Program in any manner that would reasonably be expected to result in a Material Adverse Effect, or (ii) change the policies and procedures of the TudoAzul Program except to the extent that such change would not be reasonably expected to cause a Material Adverse Effect.
(c)For the avoidance of doubt, Azul and its Subsidiaries shall have the sole and absolute discretion to (i) modify the features or terms of Clube TudoAzul membership, or (ii) to exit from, terminate, cancel or otherwise discontinue Clube TudoAzul; provided that, in the case of (ii) only, Azul shall have delivered to the Trustee an Appraisal as of a date no earlier than six months prior to the date of any such exit, termination, cancellation or discontinuance, and an officer’s certificate certifying that, as of such date, the LTV Ratio (calculated as to First Priority Secured Debt only) does not exceed 62.5%. The aggregate value of the TudoAzul Program (without Clube TudoAzul), the Azul Viagens Business and the Airline Intellectual Property, determined in such Appraisal will be used as part of the Appraisal used to test the LTV Ratio (calculated as to First Priority Secured Debt only).

(d)Each applicable Obligor shall maintain in effect commercially reasonable privacy and data security policies. Without limiting the generality of the foregoing, except as would not reasonably be expected to result in a Material Adverse Effect, each applicable Obligor shall comply in all material respects and shall cause each of its Subsidiaries and each of its Third Party Processors to be in compliance in all material respects with (i) all internal privacy policies and privacy policies contained on any websites maintained by or on behalf of each Obligor or such Subsidiary and such policies are accurate, not misleading and consistent with the actual practices of each such Obligor, (ii) all applicable Data Protection Laws with respect to Personal Data of the United States, the State of California, the United Kingdom, the Cayman Islands, the European Union and Brazil and (iii) its contractual commitments and obligations regarding Personal Data.
(e)Notwithstanding any other provision in the Transaction Documents, the Parent Guarantor and its Subsidiaries shall be permitted, in their sole and absolute discretion, to change any aspect of the branding of, or to rebrand, the TudoAzul Program and/or the Azul Viagens Business; provided that, for clarity, the modified, replacement or successor branding shall be included in the Contributed Intellectual Property; and provided, further, that such change would not reasonably be expected to cause a Material Adverse Effect.
Section 4.08. Maintenance of Rating.
The Obligors shall cooperate with the Rating Agencies in obtaining a rating for the Notes from any two Rating Agencies and shall use commercially reasonable efforts to cause the Notes to be continuously rated by any two Rating Agencies but shall not be required to obtain any specific rating. The Obligors shall use commercially reasonable efforts to provide the relevant Rating Agencies (at their sole expense) such reports, records and documents as such Rating Agency shall reasonably request to monitor or affirm such ratings, except to the extent the disclosure of any such document or any such discussion would result in the violation of any contractual or legal obligation of an Obligor; provided that the failure by any Obligor to obtain such a rating after using commercially reasonable efforts shall not constitute an Event of Default.
Section 4.09. Limitation on Certain Investments.
(a)None of the Issuer, the IP Parties and IntelAzul shall, directly or indirectly, make any Investment other than any Investment specified, with respect to Investments made by the Issuer, clauses (1) through (7) of the definition of “Permitted Investment” and, with respect to Investments made by IntelAzul and the IP Parties, clauses (1) through (6) of the definition of “Permitted Investment.”

(b)The Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, make any Investment to create or acquire, or in furtherance or support of, or own or operate, any Loyalty Program (for the avoidance of doubt, other than the TudoAzul Program) or Travel Package Business (for the avoidance of doubt, other than the Azul Viagens Business) other than a Permitted Acquisition Loyalty Program or Permitted Acquisition Travel Package Business, in each case, in compliance with the terms of this Indenture.
Section 4.10. Incurrence of Indebtedness.
(a)The Issuer, IntelAzul, Azul Viagens and the IP Parties shall not, after the Closing Date, directly or indirectly incur any Indebtedness other than the following:
(i)Permitted First Priority Secured Debt (including Additional Notes) that (i) is not secured by assets other than the Shared Collateral (except in the case of Non-Shared Collateral to the extent expressly permitted by this Indenture), and (ii) does not benefit from any guarantee by any Person that does not also guarantee the Notes;
(ii)(1) Pre-paid Points Purchases (other than any Blocked Pre-paid Points Purchase), so long as (A) the aggregate amount of Points purchased or other Indebtedness incurred in connection with such Pre-paid Points Purchases (other than Blocked Pre-paid Points Purchases) does not exceed the Permitted Pre-paid Points Basket Amount, (B) the proceeds of such Pre-paid Points Purchases (other than a Blocked Pre-paid Points Purchase) are paid directly to the Collection Account (C) such sale is non-refundable and non-recourse to the IP Parties, and (D) the Indebtedness related thereto (if any) is unsecured or secured by assets of the Parent Guarantor or its Subsidiaries (other than the IP Parties) that do not constitute Shared Collateral; and (2) any Blocked Pre-paid Points Purchase;
(iii)Indebtedness arising from customary indemnification or other similar obligations under the Transaction Documents and the other agreements entered into on the Closing Date in connection therewith (or permitted replacements or amendments thereto);
(iv)Additional Indebtedness incurred by IntelAzul or Azul Viagens (including in the case of Azul Viagens, any Indebtedness of a Subsidiary of Azul Viagens, whether incurred or existing at the time such Subsidiary is acquired) in the ordinary course of business in an aggregate principal amount, when taken together with any other Indebtedness of Azul Viagens (excluding Secured Debt) outstanding at the time of such incurrence, not to exceed US$8.0 million (or the equivalent thereof in other currencies at the time of determination) (calculated on a consolidated basis in accordance with IFRS); and
(v)Indebtedness owed by Azul Viagens to any Obligor that is subordinated to the Secured Obligations as contemplated by Section 10.01.

(b)Notwithstanding any other provision of the Transaction Documents, Indebtedness incurred pursuant to the provision described above can be denominated in, and be payable in, any currency.
(c)Concurrently with or no earlier than 30 days prior to the incurrence of any Permitted First Priority Secured Debt after the Closing Date, the Parent Guarantor shall deliver to the Trustee an Appraisal as of a date no earlier than six months prior to the date that such Permitted First Priority Secured Debt is incurred by the Issuer or the relevant Guarantor. The aggregate value of the TudoAzul Program, the Azul Viagens Business and the Airline Intellectual Property determined in such Appraisal will be used to test the LTV Ratio (calculated as to First Priority Secured Debt only) in connection with the incurrence of such Permitted First Priority Secured Debt, provided that the LTV Ratio does not include the Azul Cargo Business and, for the purposes of the LTV Ratio, the value of the Airline Intellectual Property shall be calculated to exclude the value of the Azul Cargo Intellectual Property.
(d)For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness incurred pursuant to and in compliance with this covenant (including the definition of Permitted First Priority Secured Debt): (i) the outstanding principal amount of any item of Indebtedness (including any guarantees of Indebtedness) will be counted only once; and (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with IFRS.
(e)Notwithstanding any other provision of this covenant, no Obligor shall, with respect to any outstanding Indebtedness incurred, be deemed to be in violation of this covenant solely as a result of fluctuations in the exchange rates.
(f)For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness (including the definition of Permitted First Priority Secured Debt), the U.S. dollar-equivalent principal amount of Indebtedness denominated in a non-U.S. currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred or, in the case of revolving credit Indebtedness, first committed; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a non-U.S. currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.11. Blocked Pre-paid Points Purchase.
(a)If the Parent Guarantor or any of its Subsidiaries enters into any Pre-paid Points Purchase in compliance with the provisions of the paragraph below, then (i) such Pre-paid Points Purchase shall be deemed to be a “Blocked Pre-paid Points Purchase” and (ii) the Net Proceeds of such Blocked Pre-paid Points Purchase shall not constitute a Mandatory Prepayment Event and, therefore, the Issuer shall not be required to comply with Section 3.08 in respect of the Net Proceeds of such Blocked Pre-paid Points Purchase.
(b)In order for a Pre-paid Points Purchase to constitute a Blocked Pre-paid Points Purchase, (i) the Net Proceeds of such Pre-paid Points Purchase (less any Permitted Basket Net Proceeds) shall be paid directly by the payor into the BRL Blocked Account (a “Blocked Pre-paid Amount”), and (ii) within five Business Days following the payment of such Net Proceeds into the BRL Blocked Account, Azul Linhas shall deliver to the Trustee and each Collateral Agent an Officer’s Certificate (a “Price-per-Point Certificate”) certifying the price (in Brazilian reais) per Point (a “Pre-paid Point”) paid by the relevant counterparty under the relevant TudoAzul Agreement in connection with such Blocked Pre-paid Points Purchase (the “Price-per-Point”). The counterparty shall disclaim in writing any rights to the BRL Blocked Account and the funds contained therein, and Azul Linhas shall so certify in the Price-per-Point Certificate. Notwithstanding the foregoing, the Parent Guarantor and its Subsidiaries shall be permitted to designate (in the relevant Price-per-Point Certificate) a portion of any Net Proceeds of a Blocked Pre-paid Points Purchase as “Permitted Basket Net Proceeds” if the Permitted Pre-paid Points Basket Amount would not be exceeded calculated as of the date of such Price-per-Point Certificate after taking into account all previous Pre-Paid Points Purchases in the relevant period. The Parent Guarantor or any of its Subsidiaries shall procure that any Permitted Basket Net Proceeds so designated are paid directly by the payor into the TudoAzul Receivables Deposit Account and such Permitted Basket Net Proceeds shall constitute Pre-paid Points Purchases (and not Blocked Pre-paid Points Purchases).
(c)The terms of the relevant Fiduciary Assignment and the related Account Control Agreement in respect of the BRL Blocked Account will require that any Blocked Pre-paid Amount shall remain on deposit in the BRL Blocked Account until the Brazilian Collateral Agent receives, on one or more occasions, a Points Allocation Officer’s Certificate. Within one Business Day following receipt of a Points Allocation Officer’s Certificate, the Brazilian Collateral Agent shall instruct the Account Bank to cause that the relevant Points Allocation Release Amount is transferred from the BRL Blocked Account to the TudoAzul Receivables Deposit Account. For the avoidance of doubt, Azul Linhas shall be permitted to deliver more than one Points Allocation Officer’s Certificate in respect of any Blocked Pre-paid Amount.

(d)As used above, a “Points Allocation Officer’s Certificate” means any Officer’s Certificate of Azul Linhas delivered to the Trustee and each Collateral Agent (i) certifying that the relevant counterparty under the relevant TudoAzul Agreement in connection with a Blocked Pre-paid Points Purchase has allocated a specified number of Pre-paid Points to its underlying customers and attaching documents, such as an control spreadsheet with Personal Data removed, evidencing such allocation (the “Allocated Points”), (ii) certifying the Price-per-Point in respect of such Pre-paid Points, and (iii) instructing the Brazilian Collateral Agent to instruct the Account Bank to cause that an amount in Brazilian reais on deposit in the BRL Blocked Account equal the number of Allocated Points multiplied by the Price-per-Point (together with the pro rata share of any investment income in the BRL Blocked Account in respect of such amount) (the “Points Allocation Release Amount”) be transferred from the BRL Blocked Account to the TudoAzul Receivables Deposit Account.
(e)For reasons of commercial confidentiality, the Holders shall not be entitled to request a copy of any Price-per-Point Certificate or any Points Allocation Officer’s Certificate or any numerical calculations set forth therein.
(f)The terms of the relevant Fiduciary Assignment and the related Account Control Agreement in respect of the BRL Blocked Account will permit the Account Bank shall, at the direction of Azul Linhas, to direct the Brazilian Collateral Agent to invest any balance in the BRL Blocked Account in Cash Equivalents.
Section 4.12. Limitation on Restricted Payments.
(a)The Parent Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions:
(i)declare or pay any dividend or make any distribution on the Capital Stock of the Parent Guarantor or any of its Subsidiaries to holders of such Capital Stock, other than:
(A)dividends or distributions payable in Qualified Capital Stock of the Parent Guarantor or any of its Subsidiaries;
(B)dividends or distributions payable to the Parent Guarantor or any of its Subsidiaries; or
(C)dividends or distributions made on a pro rata basis to the Parent Guarantor or any of its Subsidiaries, on the one hand, and minority holders of Capital Stock of a direct or indirect Subsidiary of the Parent Guarantor, on the other hand (or on a less than pro rata basis to any minority holder);
(ii)purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Parent Guarantor;

(iii)make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively for purposes of this clause (iii), a “purchase”) any Subordinated Indebtedness of any Obligor (excluding any intercompany Indebtedness between or among the Parent Guarantor and any of its Subsidiaries), except any scheduled payment of interest and any purchase within one year of the scheduled maturity thereof; or
(iv)make any Restricted Investment,
(all such payments and other actions set forth in clauses (i) to (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of the Restricted Payment and after giving pro forma effect to such Restricted Payment:
(v)no Default or Event of Default has occurred and is continuing as of such time;
(vi)the Parent Guarantor could incur at least US$1.00 of Indebtedness under the First Priority Secured Ratio Amount test set forth in the definition of Permitted First Priority Secured Debt;
(vii)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent Guarantor and its Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (ii) through (xii) of paragraph (b) below), is less than the sum, without duplication, of:
(A)(x) 50% of the Consolidated Net Income of the Parent Guarantor for the period from July 1, 2023 to the last day of the Parent Guarantor’s most recently completed fiscal quarter for which financial statements have been provided pursuant to the terms of this Indenture (or, if such Consolidated Net Income for such period is a loss, less 100% of such loss) accrued on a cumulative basis during the period, taken as one accounting period, less (y) Permitted Brazilian Dividends paid since the Closing Date; plus
(B)100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by the Parent Guarantor after the Closing Date as a contribution to its equity capital or from the issue or sale of Qualified Capital Stock (other than Qualified Capital Stock sold to a Subsidiary of the Parent Guarantor); plus

(C)100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by the Parent Guarantor or any of its Subsidiaries from the issue or sale of convertible or exchangeable Disqualified Capital Stock of the Parent Guarantor or any of its Subsidiaries or convertible or exchangeable debt securities of the Parent Guarantor or any of its Subsidiaries (regardless of when issued or sold), or in connection with the conversion or exchange thereof, in each case that have been converted into or exchanged since the Closing Date for Qualified Capital Stock (other than Qualified Capital Stock and convertible or exchangeable Disqualified Capital Stock or debt securities sold to a Subsidiary of the Parent Guarantor); plus
(D)to the extent that any Restricted Investment that was made after the Closing Date pursuant to this paragraph (a) is sold (other than to the Parent Guarantor or any of its Subsidiaries) or otherwise cancelled, liquidated or repaid for cash, the amount of cash received by the Parent Guarantor or any of its Subsidiaries in respect of such sale, liquidation or disposition or the Fair Market Value of property received by the Parent Guarantor or any of its Subsidiaries in respect of such sale, liquidation or disposition (in each case, less the cost of disposition, liquidation or repayment, if any, paid or to be paid by the Parent Guarantor or any of its Subsidiaries); plus
(E)to the extent that any Restricted Investment that was made after the Closing Date pursuant to this paragraph (a) is made in a Person that subsequently becomes a Subsidiary of the Parent Guarantor, the amount of the Restricted Investments that was made in such Person by the Parent Guarantor or any of its Subsidiaries; plus
(F)the amount of cash received by the Parent Guarantor or any of its Subsidiaries as repayment of loans which constituted Restricted Investments made by the Parent Guarantor or any of its Subsidiaries after the Closing Date pursuant to this paragraph (a) or the value of guarantees granted after the Closing Date by the Parent Guarantor or any of its Subsidiaries which constituted Restricted Investments pursuant to this paragraph (a) that have been released in full.
(b)Notwithstanding anything to the contrary in clause (a) above, the provisions of clause (a) above shall not prohibit (and the Parent Guarantor and its Subsidiaries shall be permitted, directly or indirectly, to undertake) any or all of the following:

(i)the declaration and payment of the minimum mandatory dividend (dividendo mínimo obrigatório) established, where applicable, in the by-laws of the Parent Guarantor or any of its Subsidiaries in effect on the date of the Offering Memorandum, in accordance with the first part (caput) of article 202 of the Brazilian Federal Law No. 6404/76, including any interest on equity (juros sobre o capital próprio) paid for the purposes of the minimum mandatory dividend (and deducted from the minimum mandatory dividend), provided that the Board of Directors of the Parent Guarantor or such Subsidiary have not determined that any such payment of mandatory dividends would be inadvisable given the financial condition of the Parent Guarantor or such Subsidiary (the “Permitted Brazilian Dividends”);
(ii)the payment of any dividend or distribution within 60 days after the date of declaration thereof, or at the date established in the shareholders’ meeting approving the declaration thereof, if, at the date of declaration, such payment would have complied with the provisions of this Indenture;
(iii)the acquisition of any shares of Capital Stock of the Parent Guarantor in exchange for Qualified Capital Stock of the Parent Guarantor;
(iv)the making of any Restricted Payment in exchange for, or out of, or with the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Parent Guarantor) of, Qualified Capital Stock of the Parent Guarantor, or from the substantially concurrent contribution (other than from a Subsidiary of the Parent Guarantor) to the equity capital of the Parent Guarantor; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered net cash proceeds of Qualified Capital Stock for the purposes of clause (a)(vii)(C) above;
(v)the purchase, repurchase, redemption, prepayment, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or through the application of net cash proceeds of, a substantially concurrent sale (other than to a Subsidiary of the Parent Guarantor), of Qualified Capital Stock of the Parent Guarantor, a substantially concurrent contribution to the equity capital of the Parent Guarantor, or the incurrence of Permitted Refinancing Subordinated Indebtedness in respect of such Subordinated Indebtedness; provided however that any such Subordinated Indebtedness shall have a maturity date occurring after each maturity date under the Notes;

(vi)the repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Parent Guarantor or any of its Subsidiaries held by any current or former officer, director, member, consultant or employee (or their estates or beneficiaries of their estates) of the Parent Guarantor or any of its Subsidiaries pursuant to any management equity plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement, arrangement or plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed US$25.0 million (or the equivalent thereof in other currencies at the time of determination) in any twelve-month period; provided that the Parent Guarantor or any of its Subsidiaries may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, up to US$15.0 million (or the equivalent thereof in other currencies at the time of determination) of unutilized capacity under this clause (vi) attributable to the immediately preceding twelve-month period;
(vii)repurchases of Capital Stock or other Restricted Payments deemed to occur upon (i) the exercise of stock options, warrants or other securities convertible or exchangeable into Capital Stock or any other securities, to the extent such Capital Stock represents all or a portion of the exercise price thereof, or (ii) the withholding of a portion of Capital Stock issued to current or former officer, director, member, consultant or employee (or their estates or beneficiaries of their estates) under any management equity plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement, arrangement or plan of the Parent Guarantor or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;
(viii)payments of cash, dividends, distributions, advances, Capital Stock or other Restricted Payments by the Parent Guarantor or any of its Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise, conversion or exchange (as applicable) of stock options, warrants or securities or exchangeable into Capital Stock of the Parent Guarantor;
(ix)Restricted Payments in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Capital Stock of the Parent Guarantor or any of its Subsidiaries issued to any current or former officer, director, member, consultant or employee of the Parent Guarantor or any of its Subsidiaries;

(x)so long as no Default or Event of Default has occurred and is continuing or would exist after giving pro forma effect thereto, the declaration and payment of regularly scheduled or accrued dividends, distributions or payments to holders of any class or series of Disqualified Capital Stock or Subordinated Indebtedness or any preferred stock of any Subsidiary of the Parent Guarantor, required to be paid pursuant to the terms thereof, either outstanding on the Closing Date or issued on or after the Closing Date in compliance with the terms of this Indenture;
(xi)in the event of a Parent Change of Control, and if no Default or Event of Default has occurred and is continuing, including after giving effect thereto, the payment, purchase, redemption, defeasance or other acquisition or retirement of any Subordinated Indebtedness, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus any accrued and unpaid interest thereon, and additional amounts, if any; and
(xii)so long as no Default or Event of Default has occurred and is continuing or would exist after giving pro forma effect thereto, Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (xii) after the Closing Date, does not exceed the greater of (i) US$200.0 million (or the equivalent thereof in other currencies at the time of determination) and (ii) 5.00% of Consolidated Total Assets as of the date of such Restricted Payment.
(c)Notwithstanding the foregoing, none of the Parent Guarantor nor its Subsidiaries shall make any Restricted Payment or Permitted Investment of any Shared Collateral.
(d)In the case of any Restricted Payment that is not in cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of such Restricted Payment of the property, assets or securities proposed to be paid, transferred or issued by the Parent Guarantor or the relevant Subsidiary of the Parent Guarantor, as the case may be, pursuant to such Restricted Payment.
(e)For purposes of determining compliance with this covenant, if a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xii) above of paragraph (b), or is entitled to be made pursuant to paragraph (a), the Parent Guarantor and its Subsidiaries will be entitled to classify on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.
(f)The payment on or with respect to, and the purchase, prepayment, redemption, defeasance or other acquisition or retirement for value of any Second Out Notes or any Indebtedness of the Parent Guarantor or any of its Subsidiaries that is not Subordinated Indebtedness shall not constitute a Restricted Payment and therefore will not be subject to any of the restrictions described in this Section 4.11.

(g)As used in this Section 4.11 in respect of any of the Subsidiaries of the Parent Guarantor that is a partnership, a limited liability partnership, a limited liability company or similar form, dividends shall be deemed to refer to any distribution similar to a dividend.
(h)Subject to compliance with applicable law, the Parent Guarantor agrees not to propose to its shareholders that the by-laws of the Parent Guarantor be amended to increase the minimum mandatory dividend (dividendo mínimo obrigatório) above the minimum mandatory dividend (dividendo mínimo obrigatório) in the by-laws of the Parent Guarantor in effect on the Closing Date.
Section 4.13. Limitation on Liens.
(a)The Parent Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on (i) any property or asset that constitutes Shared Collateral, (ii) any property or asset of IntelAzul or (iii) any property or asset of Azul Viagens that is of a the type that constitutes Shared Collateral (including any agreement or contract right but excluding stock of a subsidiary of Azul Viagens), except Permitted Collateral Liens.
(b)No IP Party will directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on any of its property or assets other than Permitted Collateral Liens.
Section 4.14. Limitation on Transactions with Affiliates.
(a)The Parent Guarantor shall not, and shall not permit any of its Subsidiaries, to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service), involving aggregate consideration in excess of US$10.0 million, with, or for the benefit of, any Affiliate of the Parent Guarantor or any of its Subsidiaries, other than the Parent Guarantor or any of its Subsidiaries (an “Affiliate Transaction”) unless (i) the terms of the Affiliate Transaction are no less favorable to the Parent Guarantor or any of its Subsidiaries than those that could be obtained at the time of the Affiliate Transaction in arm’s length dealings with a person who is not an Affiliate, or (ii) the Affiliate Transaction is in existence as of the Closing Date.

(b)The following transactions will be deemed to not be Affiliate Transactions, and therefore will not be subject to the provisions of this covenant: (i) the issuance of Qualified Capital Stock to Affiliates of the Parent Guarantor or any of its Subsidiaries, (ii) any purchase by an Affiliate of the Parent Guarantor or any of its Subsidiaries of Indebtedness or Disqualified Capital Stock, the majority of which is offered to Persons who are not Affiliates of the Parent Guarantor or any of its Subsidiaries, (iii) any transaction effected as part of a Qualified Receivables Transaction, (iv) any employment agreement, confidentiality agreement, non-competition agreement, incentive plan, employee stock option agreement, long-term incentive plan, profit sharing plan, employee benefit plan, indemnification agreement, union agreement, collective bargaining agreement or any similar arrangement entered into with or for the benefit of any employee, officer, director or consultant by the Parent Guarantor or any of its Subsidiaries in the ordinary course of business and payments pursuant thereto, and (v) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in the ordinary course of business or transactions with joint ventures, alliances or alliance members entered into in the ordinary course of business.
Section 4.15. Restrictions on Disposition of Shared Collateral.
The Parent Guarantor shall not, directly or indirectly sell or otherwise Dispose of, or permit any of its Subsidiaries to sell or otherwise Dispose of, any Shared Collateral (including by way of any Sale of a Grantor), except for a Permitted Shared Collateral Disposition. No IP Party or IntelAzul shall sell or otherwise Dispose of any of its property or assets (including the Shared Collateral, and including by way of any Sale of a Grantor), except for a Permitted Shared Collateral Disposition. Azul Viagens shall not sell or otherwise Dispose of any property or asset of Azul Viagens that is of a the type that constitutes Shared Collateral (including any agreement or contract right but excluding stock of a subsidiary of Azul Viagens), except for a Permitted Shared Collateral Disposition.
Section 4.16. Restrictions on Business Activities.
(a)The Parent Guarantor will not, and will not permit any of its Subsidiaries (other than the IP Parties) to, engage in any business other than the Permitted Airline Business, except to such extent as would not reasonably be expected to have a Material Adverse Effect on the Parent Guarantor and its Subsidiaries (other than the IP Parties) taken as a whole.
(b)The IP Parties will not engage in any business other than the Permitted IP Party Business.
(c)Other than as required or permitted by the Transaction Documents, the IP Parties have not and shall not:

(i)engage in any business or activity other than (A) the purchase, receipt, management and sale of Shared Collateral; provided that in no event shall any IP Party purchase, receive, manage or sell real property, (B) the transfer and pledge of Shared Collateral pursuant to the terms of the Collateral Documents and the First Priority Secured Debt Documents and the Second Out Notes Documents, (C) the entry into and the performance under the Transaction Documents to which it is a party and (D) such other activities as are incidental thereto;
(ii)acquire or own any material assets other than (A) the Shared Collateral; provided that in no event shall any IP Party acquire or own real property, or (B) incidental property as may be necessary or desirable for the operation of any IP Party and the performance of its obligations under the Transaction Documents to which it is a party and the First Priority Secured Debt Documents and the Second Out Notes Documents;
(iii)(A) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets, or (B) change its legal structure, or jurisdiction of incorporation, unless, in connection with any of the foregoing, such action shall result in the substantially contemporaneous occurrence of the discharge of the Secured Obligations;
(iv)except as otherwise permitted under clause (iii) above, fail to preserve its existence as an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;
(v)form, acquire or own any Subsidiary (other than another IP Party that is a wholly-owned Subsidiary of such IP Party), own any Equity Interests in any other entity, or make any Investment in any Person other than to the extent permitted in its memorandum and articles;
(vi)except as contemplated in the Notes Documents, commingle its assets with the assets of any of its Affiliates, or of any other Person;
(vii)incur any Indebtedness other than (i) First Priority Secured Debt, (ii) Second Out Notes Secured Debt and (iii) ordinary course contingent obligations under or any terms thereof any Transaction Documents (such as customary indemnities to fronting banks, administrative agents, collateral agents, depository banks, escrow agents, etc.);
(viii)become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due in the ordinary course of business;
(ix)fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x)enter into any contract or agreement with any Person, except (A) the Transaction Documents and the First Priority Secured Debt Documents and the Second Out Notes Documents to which it is a party, (B) organizational documents and (C) other contracts or agreements that (x) are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Person and (y) contain non-recourse and non-petition covenants with respect to the any IP Party consistent with the provisions set forth in this Indenture;
(xi)seek its dissolution or winding up in whole or in part;
(xii)fail to use commercially reasonable efforts to correct promptly any material known misunderstandings regarding the separate identities of any IP Party, on the one hand, and any Affiliate thereof or any other Person, on the other hand;
(xiii)except pursuant to the Transaction Documents, the First Priority Secured Debt Documents and the Second Out Notes Documents, guarantee, become obligated for, or hold itself out to be responsible for the Indebtedness of another Person;
(xiv)fail, in any material respect, either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business, solely in its own name in order not (i) to mislead others as to the identity of the Person with which such other party is transacting business, or (ii) to suggest that it is responsible for the Indebtedness of any third party (including any of its principals or Affiliates (other than as contemplated or required pursuant to the Transaction Documents));
(xv)fail, to the extent of its own funds (taking into account the requirements in the Transaction Documents), to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its business operations as contemplated by the Transaction Documents;
(xvi)except as may be required or permitted by applicable Tax law, hold itself out as or be considered as a department or division of (i) any of its principals or Affiliates, (ii) any Affiliate of a principal or (iii) any other Person;
(xvii)fail to maintain adequate books and records; provided that the IP Parties’ assets may be included in a consolidated financial statement of its Affiliates so long as appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the IP Parties from such Person and to indicate that the IP Parties’ assets and credit are not available to satisfy the Indebtedness and other obligations of such Person or any other Person except for Indebtedness incurred and other obligations pursuant to the Transaction Documents, the First Priority Secured Debt Documents and the Second Out Notes Documents;

(xviii)fail to pay its own separate liabilities and expenses only out of its own funds;
(xix)maintain, hire or employ any individuals as employees;
(xx)acquire the obligations or securities issued by its Affiliates or members (other than any Equity Interests of another IP Party that is a wholly-owned Subsidiary of such IP Party);
(xxi)fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
(xxii)pledge its assets to secure the obligations of any other Person other than pursuant to the Transaction Documents, the First Priority Secured Debt Documents and the Second Out Notes Documents;
(xxiii)fail to have such Independent Directors as are required under Section 4.17;
(xxiv)(A) institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) seek or consent to the appointment of a receiver, liquidator, provisional liquidator, assignee, trustee, sequestrator, collateral agent or any similar official for any IP Party, (E) make any general assignment for the benefit of any IP Party’s creditors, (F) admit in writing its inability to pay its debts generally as they become due, or (G) take any corporate action to approve any of the foregoing; or
(xxv)fail to file its own Tax returns separate from those of any other Person (to the extent any such Tax returns are required to be filed required under applicable law).
Section 4.17. Independent Directors of the IP Parties.
(a)No IP Party shall fail for seven (7) consecutive Business Days to have at least one Independent Director.
(b)Pursuant to this Indenture and each IP Party's Specified Organizational Document, no IP Party shall vote upon, or hold any vote on, any “Material Action” (as defined in the Specified Organizational Document of such IP Party) unless such IP Party has one Independent Director at such time and such Independent Director is present for such vote (where applicable) or has consented to the action which is the subject-matter of such vote.

(c)Any “Material Action” (as defined in the Specified Organizational Document of such IP Party) shall require the affirmative vote of such Independent Director for such IP Party.
(d)No IP Party shall fail to have a special share in issue which is held by the Special Shareholder, and no shareholder resolution on the commencement of voluntary bankruptcy, insolvency, liquidation (including provisional liquidation), restructuring or winding-up proceedings of such IP Party, or for any amendment to the constitutional documents of such IP Party shall be passed by, or with respect to, any IP Party without the affirmative vote of the Special Shareholder of such IP Party.
Section 4.18. Financial Statements and Other Reports.
(a)From and after the Closing Date, Azul shall furnish to the Trustee:
(i)an English language version of the Parent Guarantor’s annual audited consolidated financial statements prepared in accordance with IFRS promptly upon such financial statements becoming available but not later than 120 days after the close of its fiscal year;
(ii)an English language version of the Parent Guarantor’s unaudited interim condensed consolidated financial statements prepared in accordance with IFRS promptly upon such statements becoming available but not later than 60 days after the close of each fiscal quarter (other than the last fiscal quarter of its fiscal year);
(iii)without duplication, English language versions or summaries of such other reports or notices as may be filed or submitted by (and promptly after filing or submission by) the Guarantors with (a) the CVM or (b) the SEC (in each case, to the extent that any such report or notice is generally available to security holders of the Parent Guarantor or the public in Brazil or elsewhere and, in the case of clause (b), is filed or submitted pursuant to Rule 12g3-2(b) under, or Section 13 or 15(d) of, the Exchange Act, or otherwise);
(iv)within 90 days after the end of the fiscal year, a certificate of a Responsible Officer of the Parent Guarantor certifying that, to the knowledge of such Responsible Officer, no Event of Default has occurred and is continuing, or, if, to the knowledge of such Responsible Officer, such Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
(v)within 120 days after the end of the Parent Guarantor’s fiscal year, deliver to the Trustee (A) an Appraisal as of a date no earlier than six months prior to the date that such Appraisal is delivered to the Trustee (an “Annual Appraisal”), and (B) a certificate certifying the LTV Ratio (calculated as to First Priority Secured Debt only) calculated by reference to such Annual Appraisal.

(vi)no later than 30 days after the end of each Quarterly Reporting Period, a certificate of a Responsible Officer of the Parent Guarantor, certifying whether or not (A) the TudoAzul Receivables Coverage Covenant and the Azul Viagens Receivables Coverage Covenant has been satisfied as of the end of such Quarterly Reporting Period (which certificate shall attach a calculation demonstrating such compliance, which certificate shall not be required to name individual transactions or agreements and shall be confidential and Holders shall have no right to request access thereto), (B) the Obligors are in compliance with deposit requirements under the Transaction Documents with respect to the TudoAzul Agreements and the Azul Viagens Agreements, and (C) (aa) the Debt Service Coverage Ratio for such Quarterly Reporting Period was greater than the Debt Service Coverage Ratio levels required for the incurrence of Permitted First Priority Secured Debt, and (bb) the ECF DSCR for such Quarterly Reporting Period was greater than the DSCR Test, which certification (a “DSCR Calculation Certificate”) shall include a calculation of the Debt Service Coverage Ratio and the ECF DSCR, including a certification of the amount of the cost of goods sold and commissions applicable to the Azul Viagens business used to calculate the Debt Service Coverage Ratio and the ECF DSCR (which certificate shall be confidential and Holders shall have no right to request access thereto);
(vii)no later than 45 days after the end of each Quarterly Reporting Period (or, in respect of the last Quarterly Reporting Period of its fiscal year, 60 days), a certificate of a Responsible Officer of the Parent Guarantor, certifying the Liquidity as of the last day of such Quarterly Reporting Period;
(viii)on each (a) Allocation Date, an Allocation Date Statement and (b) no later than ten Business Days following the start of each Quarterly Reporting Period, a Quarterly Freeflow Threshold Statement, in each case to the Trustee and the U.S. Collateral Agent and the Brazilian Collateral Agent. The Trustee may, prior to the related Distribution Date, provide notice to the Issuer and the U.S. Collateral Agent and the Brazilian Collateral Agent of any information contained in the Allocation Date Statement that the Trustee believes to be incorrect. If the Trustee provides such a notice, the Issuer shall use its reasonable efforts to resolve the discrepancy and provide an updated Allocation Date Statement on or prior to the related Distribution Date. If the discrepancy is not resolved and a replacement Allocation Date Statement is not received by the Trustee prior to the payment of available funds on the related Distribution Date pursuant to the provisions of the Payment Waterfalls and it is later determined that the information identified by the Trustee as incorrect was in fact incorrect and such error resulted in a party receiving a smaller distribution on the Distribution Date than they would have received had there not been such an error, then the Issuer shall indemnify such party for such shortfall. For the avoidance of doubt and, notwithstanding anything to the contrary in this Indenture or in any Collateral Document, the Trustee shall have no obligation to inquire into, investigate, verify or perform any calculations in connection with an Allocation Date Statement or notice from the Trustee in respect of the same; it being understood and agreed that the Trustee shall be entitled to conclusively rely, and shall not be liable for so relying, on the Allocation Date Statement last received by it on or prior to each Distribution Date and the Trustee shall have no obligation, responsibility or liability in connection with any indemnification payment of the Issuer pursuant to the immediately preceding sentence; and
(ix)as soon as possible, and in any event within 15 Business Days after the Chief Financial Officer or the Treasurer of Azul becoming aware of the occurrence of a Default or an Event of Default that is continuing, an Officer’s Certificate specifying such Default or Event of Default and what action the Parent Guarantor and its Subsidiaries are taking or propose to take with respect thereto.
(b)In no event shall the Trustee be entitled to inspect, receive and make copies of materials (except in connection with any enforcement or exercise of remedies in the case of clause (A)) (A) that constitute non-registered Intellectual Property, TudoAzul Customer Data or non-financial proprietary information, (B) in respect of which disclosure to the Trustee, the U.S. Collateral Agent or any Holder (or their respective representatives or contractors) is prohibited by law or any binding agreement (or would otherwise cause a breach or default thereunder) or (C) that are subject to attorney client or similar privilege or constitute attorney work product.
(c)The requirement for the Parent Guarantor to deliver to the Trustee the information or reports referred to in clauses (i) through (iii) above shall be deemed satisfied if such information or report has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval (EDGAR) system (or any successor method of filing) or if such information or report is made available on the Parent Guarantor’s website (and the Parent Guarantor shall provide the relevant URL to the Trustee upon request).
(d)The requirement for the Parent Guarantor to deliver to the Trustee the information, reports or certificates referred to in clauses (iv) through (viii) above shall be deemed satisfied if, at its option, the Parent Guarantor (A) files such information, reports or certificates with the SEC through the Electronic Data Gathering Analysis and Retrieval (EDGAR) system (or any successor method of filing) or if such information report is made available on the Parent Guarantor’s website (and the Parent Guarantor shall provide the relevant URL to the Trustee upon request), and (B) provides written notice to the Trustee that such information, reports or certificates have been so filed or made available.
(e)In addition, any information required to be delivered pursuant to this Indenture to the Trustee pursuant to clauses (i) through (viii) above may, at the option of the Parent Guarantor, be made available by the Trustee to the Holders by posting such information on the Parent Guarantor’s website at a website address to be notified to the Holders from time to time.

(f)The Trustee shall have no responsibility to determine if and when any information, reports or certificates have been made available online. Delivery of reports, information, appraisals and documents to the Trustee is for informational purposes only and its receipt of such reports, information, appraisals and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance by the Issuer, Guarantor or any other Person with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no liability or responsibility for the content, filing or timeliness of any report, appraisal or other information delivered, filed or posted under or in connection with this Indenture, the other Transaction Documents or the transactions contemplated thereunder. The Trustee has no duty to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to matters disclosed in any reports or other documents filed with the SEC or EDGAR or any website under this Indenture.
Section 4.19. Substitution of the Issuer.
(a)Notwithstanding any other provision contained in this Indenture or the other Notes Documents, the Issuer may, without the consent of the Holders (and by purchasing or subscribing for any Notes, each holder of the Notes expressly consents to it), be replaced and substituted by (i) the Parent Guarantor or (ii) any wholly-owned Subsidiary of the Parent Guarantor that is an entity organized or existing under the laws of Brazil, the United States, the Cayman Islands, or any other country (or political subdivision thereof) that is a member country of the European Union or of the Organization for Economic Co-operation and Development on the Closing Date as principal debtor (in such capacity, the “Substituted Issuer”) in respect of the Notes; provided that:
(i)such documents shall be executed by the Substituted Issuer, the Issuer, the Parent Guarantor and the Trustee as may be necessary to give full effect to the substitution, including a supplemental indenture whereby the Substituted Issuer assumes all the Issuer’s obligations under this Indenture (together, the “Issuer Substitution Documents”), and (without limiting the generality of the foregoing) pursuant to which the Substituted Issuer shall undertake in favor of each Holder, the Trustee and the Collateral Agents to be bound by the terms and conditions of the Notes and the provisions of this Indenture as fully as if the Substituted Issuer had been named in the Notes and this Indenture as the principal debtor in respect of the Notes in place of the Issuer (or any previous substitute) and the covenants, Events of Default and other relevant provisions shall continue to apply to the Issuer in respect of the Notes as if no such substitution had occurred, it being the intent that the rights of Holders in respect of the Notes shall be unaffected by such substitution, subject to clause (ii) below;

(ii)without prejudice to the generality of the preceding paragraph, the Issuer Substitution Documents shall contain (x) a covenant by the Substituted Issuer and/or such other provisions as may be necessary to ensure that each Holder has the benefit of a covenant in terms corresponding to the obligation of the Issuer in respect of the payment of additional amounts set forth in Section 4.26 with the substitution for the references to Brazil or United States, as applicable, of references to the territory in which the Substituted Issuer is incorporated, domiciled and/or resident for Taxation purposes; provided the Substituted Issuer is incorporated, domiciled or resident for Taxation purposes in a territory other than Brazil or the United States, as applicable, and (y) a covenant by the Substituted Issuer and the Issuer to indemnify and hold harmless the Trustee and the Collateral Agents and each Holder against all Taxes which arise by reason of a law or regulation having legal effect or being in reasonable contemplation thereof on the date such substitution becomes effective, which may be incurred or levied against the Trustee, any agent or such holder (or, where such holder is not the beneficial owner of the note, such beneficial owner) as a result of any substitution pursuant to the conditions set forth in this section and which would not have been so incurred or levied had such substitution not been made (and, without limiting the foregoing, any and all Taxes which are imposed on any such Holder (or beneficial owner) by any political subdivision or taxing authority of any country in which such Holder (or beneficial owner) resides or is subject to any such Tax and which would not have been so imposed had such substitution not been made);
(iii)the Issuer shall have procured that each stock exchange which has the Notes listed thereon shall have confirmed in writing that following the proposed substitution of the Substituted Issuer, the Notes would continue to be listed on such stock exchange, or if such confirmation is not received or such continued listing is impracticable or unduly burdensome, the Issuer or the Parent Guarantor may de-list the Notes from the SGX-ST or other exchange on which the Notes are listed; and, in the event of any such de-listing, the Issuer shall use commercially reasonable efforts to obtain an alternative admission to listing, trading and/or quotation of the Notes by another listing authority, stock exchange or system as it may reasonably decide;
(iv)the Issuer shall have delivered, or procured the delivery, to the Trustee of a legal opinion addressed to the Issuer, the Substituted Issuer and the Trustee from a leading firm of lawyers in the country of incorporation of the Substituted Issuer, to the effect that the Issuer Substitution Documents constitute legal, valid and binding obligations of the Substituted Issuer and have been duly authorized, such opinions to be dated as of the date the Issuer Substitution Documents are executed and to be available for inspection by Holders at the specified offices of the Trustee;

(v)the Issuer shall have delivered, or procured the delivery, to the Trustee of a legal opinion addressed to the Issuer, the Substituted Issuer and the Trustee from a leading firm of United States or Brazilian lawyers acting for the Issuer to the effect that the Issuer Substitution Documents have been duly authorized, executed and delivered by the Issuer and that they constitute legal, valid and binding obligations of the Issuer, such opinion to be dated as of the date the Issuer Substitution Documents are executed and to be available for inspection by Holders at the specified offices of the Trustee;
(vi)the Issuer shall have delivered, or procured the delivery, to the Trustee of a legal opinion addressed to the Issuer, the Substituted Issuer and the Trustee from a leading firm of New York lawyers to the effect that the Issuer Substitution Documents constitute legal, valid and binding obligations of the parties thereto under New York law, such opinion to be dated as of the date the Issuer Substitution Documents are executed and to be available for inspection by Holders at the specified offices of the Trustee;
(vii)the Substituted Issuer shall have appointed a process agent in the Borough of Manhattan, the City of New York to receive service of process on its behalf in relation to any legal action or proceedings arising out of or in connection with this Indenture, Notes or the Issuer Substitution Documents;
(viii)no Event of Default has occurred and is continuing;
(ix)the substitution complies with any applicable requirements of the laws of Brazil in connection therewith;
(x)the substitution shall not result in the Secured Parties failing to maintain perfected Liens in the Shared Collateral in accordance with the terms of the Collateral Documents and the Intercreditor Agreement and shall not otherwise impair or adversely impact the Shared Collateral or the rights of any of the Secured Parties therein; and
(xi)each of the Substituted Issuer and the Issuer shall deliver to the Trustee an Officer’s Certificate, executed by their respective authorized officers, certifying that the terms of this provision have been complied with and attaching copies of all documents contemplated herein.

(b)Upon the execution of the Issuer Substitution Documents and the satisfaction of the conditions referred to in paragraph (1) above, the Substituted Issuer shall be deemed to be named in the Notes as the principal debtor in place of the Issuer (or of any previous substitute under these provisions) and the Notes shall thereupon be deemed to be amended to give effect to the substitution. Except as set forth above, the execution of the Issuer Substitution Documents shall operate to release the Issuer (or such previous substitute as aforesaid) from all its obligations in respect of the Notes and the Notes Documents and its obligation to indemnify the Trustee under this Indenture.
(c)The Issuer Substitution Documents shall be deposited with and held by the Trustee for so long as any Notes remain outstanding and for so long as any claim made against the Substituted Issuer or the Issuer by any Holder in relation to the Notes or the Issuer Substitution Documents shall not have been finally adjudicated, settled or discharged. The Substituted Issuer and the Issuer shall acknowledge in the Issuer Substitution Documents the right of every Holder to the production of the Issuer Substitution Documents for the enforcement of any of the Notes or the Issuer Substitution Documents.
(d)Not later than 10 Business Days after the execution of the Issuer Substitution Documents, the Substituted Issuer shall give notice thereof to the Holders in accordance with Section 12.02.

Section 4.20. [Reserved].
Section 4.21. IP Agreements.
The Obligors shall not terminate, amend, waive, supplement or otherwise modify any IP Agreement or any provision thereof or exercise any right or remedy under or pursuant to or under any IP Agreement, in each case without the prior written consent of the Controlling Creditors if such termination, amendment, waiver, supplement or modification or exercise of remedies would reasonably be expected to result in a Material Adverse Effect; provided that (i) termination of any IP Agreement or any amendment to the termination provisions thereof, or (ii) any amendment to an IP Agreement that (A) materially and adversely affects rights to the Contributed Intellectual Property or, in the case of the Contribution Agreements, other applicable Shared Collateral, or rights to use the Contributed Intellectual Property or, in the case of the Contribution Agreements, other applicable Shared Collateral, (B) shortens the scheduled term thereof, (C) in the case of any IP License, materially and adversely changes the amount or calculation of the termination payment, or the amount, calculation or rate of fees due and owing thereunder, (D) changes the contractual subordination of payments thereunder in a manner materially adverse to the First Priority Secured Parties, (E) materially reduces the frequency of payments thereunder to an IP Party or permits payments due to an IP Party thereunder to be deposited to an account other than a Collection Account, (F) changes the amendment standards applicable to such IP Agreement (other than changes affecting rights of the Trustee or the U.S. Collateral Agent to consent to amendments, which is covered by clause (G)) in a manner that would reasonably be expected to result in a Material Adverse Effect or (G) materially impairs the rights of the Trustee or the U.S. Collateral Agent to enforce or consent to amendments to any provisions thereof in accordance therewith shall, in each case, be deemed to have a Material Adverse Effect.
Section 4.22. Specified Organizational Documents.
No Obligor shall amend, modify or waive any special purpose entity related provisions specified in any Specified Organizational Document (which, for the avoidance of doubt, includes any provision which relates to restrictions on the nature of an IP Party’s business or operations or its ability to voluntarily enter winding up proceedings, or otherwise relates to or requires the approval of the Independent Director or Special Shareholder). No Obligor shall amend, modify or waive any other provision of any Specified Organizational Document in a manner adverse to the Holders.

Section 4.23. Intellectual Property Contribution Registration.
Any assignment, pursuant to a Contribution Agreement, of Intellectual Property registered in Brazil shall be filed (protocolado) (i) with the applicable intellectual property office and applicable internet domain name registrars on or before the date that is 60 days after July 14, 2023; and (ii) with the applicable registry of deeds and documents on or before the date that is 10 days after July 14, 2023. Any assignment, pursuant to a Contribution Agreement, of Intellectual Property registered in the United States shall be filed in the applicable intellectual property office and applicable internet domain name registrars on or before the date that is 30 days after July 14, 2023. Any assignment, pursuant to a Contribution Agreement, of Intellectual Property registered outside Brazil and the United States shall be filed in the applicable intellectual property office and applicable internet domain name registrars on or before the date that is 180 days after July 14, 2023.
Section 4.24. Databases.
(a)As soon as reasonably practicable, each of the Parent Guarantor and Azul Linhas shall, and shall cause each of their respective Subsidiaries to, procure that IntelAzul shall at all times be the sole controller (within the meaning of the LGPD) of the TudoAzul Customer Data. The Parent Guarantor and Azul Linhas acknowledge and agree that, except for the limited exceptions described below in this Section 4.24(a), IntelAzul shall be the sole and exclusive repository of the TudoAzul Customer Data, with sole technical control over such database. In furtherance of the foregoing, (i) the Parent Guarantor and Azul Linhas shall, and shall cause each of their respective Subsidiaries (other than IntelAzul) and service providers to, permanently delete and erase each item of TudoAzul Customer Data from any and all databases and other information technology systems under their respective possession, custody or control, in each case, promptly upon IntelAzul becoming the controller of such TudoAzul Customer Data (other than any portions of TudoAzul Customer Data stored in archival format in accordance with their respective record retention policies or automated electronic back-up procedures, where such TudoAzul Customer Data cannot reasonably be deleted or is required to be retained pursuant to applicable law; provided that such TudoAzul Customer Data shall not be used, shared or otherwise processed for any purpose); (ii) IntelAzul shall not assign, transfer or otherwise convey any item of TudoAzul Customer Data without the prior written consent of the U.S. Collateral Agent acting at the direction of the Controlling Creditors; (iii) the Parent Guarantor, Azul Linhas and IntelAzul shall not, and shall cause their respective Subsidiaries not to, create, amend, publish, provide or deliver any privacy policies, notices or statements in any manner which could reasonably be expected to materially impair any of the TudoAzul Customer Data or any other Shared Collateral (or the value thereof) or IntelAzul’s or IP Co’s rights thereto or ability to process the same, as applicable, except as otherwise required by applicable law; and (iv) the Parent Guarantor, Azul Linhas, IntelAzul and Azul Viagens, as applicable, entered into on July 14, 2023 and shall maintain in effect a database control agreement (the “Database Control Agreement”), giving IntelAzul the right to prevent access to and use of the TudoAzul Customer Data following a Remedies Direction, which shall be expressly assignable to the Secured Parties and any successor controlling shareholder of IntelAzul. IntelAzul shall update the TudoAzul Customer Data in accordance with the periodicity established in its internal policies and controls, including after the Notes having become immediately due and payable. For the avoidance of doubt, and without limiting the foregoing, IntelAzul shall not be obligated to permanently delete or erase any item of TudoAzul Customer Data from any databases or other information technology systems under its possession, custody or control pursuant to Section 4.24(a)(i).
(b)If the Parent Guarantor, Azul Linhas, or any of their respective Subsidiaries establishes a database with respect to, or otherwise begins to collect, store or otherwise process, customer data of the Azul Viagens Business that is similar or analogous to the TudoAzul Customer Data (including, e.g., data with respect to the tracking of repeat customers or customer travel habits, and excluding, e.g., data that is similar or analogous to the Azul Traveler Data that is excluded from the TudoAzul Customer Data) (such similar or analogous data, the “Azul Viagens Customer Data”), then (i) each of the Parent Guarantor and Azul Linhas shall, and cause each of their respective Subsidiaries to, procure that one of IntelAzul or Azul Viagens shall at all times be the sole controller (within the meaning of the LGPD) of the Azul Viagens Customer Data, (ii) the Parent Guarantor and Azul Linhas acknowledge and agree that one of IntelAzul or Azul Viagens shall be the sole and exclusive repository of the Azul Viagens Customer Data, with sole technical control over such database, (iii) IntelAzul or Azul Viagens, as the case may be, shall update the Azul Viagens Customer Data in accordance with the periodicity established in its internal policies and controls, including after the Notes having become immediately due and payable, and (iv) in furtherance of the foregoing, (A) the Parent Guarantor and Azul Linhas shall, and shall cause each of their respective Subsidiaries (other than IntelAzul or Azul Viagens, as applicable) and service providers to, (x) ensure that no Azul Viagens Customer Data is stored at any time on any databases or other information technology systems under their respective possession, custody or control (other than any portions of Azul Viagens Customer Data stored in archival format in accordance with their respective record retention policies or automated electronic back-up procedures, where such Azul Viagens Customer Data cannot reasonably be deleted or is required to be retained pursuant to applicable law; provided that such Azul Viagens Customer Data shall not be used, shared or otherwise processed for any purpose), and (y) without limiting the foregoing clause (x), promptly transfer to IntelAzul or Azul Viagens, as applicable, and then permanently delete and erase, each item of Azul Viagens Customer Data identified on any such database or other information technology system; (B) IntelAzul or Azul Viagens, as applicable, shall not assign, transfer or otherwise convey any item of Azul Viagens Customer Data without the prior written consent of the U.S. Collateral Agent acting at the direction of the Controlling Creditors; (C) the Parent Guarantor, Azul Linhas, IntelAzul and Azul Viagens shall not, and shall cause their respective Subsidiaries not to, create, amend, publish, provide or deliver any privacy policies, notices or statements in any manner which could reasonably be expected to materially impair any of the Azul Viagens Customer Data or any other Shared Collateral (or the value thereof) or IntelAzul’s or Azul Viagens’, as applicable, or IP Co’s rights thereto or ability to process the same, as applicable, except as otherwise required by applicable law; and (D) such Azul Viagens Customer Data shall be subject to the Database Control Agreement, which the Parent Guarantor, Azul Linhas, IntelAzul or Azul Viagens, as applicable, shall maintain in effect. The Database Control Agreement shall give IntelAzul or Azul Viagens, as applicable, the right to prevent access to and use of the Azul Viagens Customer Data following a Remedies Direction, which shall be expressly assignable to the Secured Parties and any successor controlling shareholder of IntelAzul or Azul Viagens, as applicable. For the avoidance of doubt, and without limiting the foregoing, IntelAzul or Azul Viagens, as applicable, shall not be obligated to permanently delete or erase any item of Azul Viagens Customer Data from any databases or other information technology systems under its possession, custody or control pursuant to Section 4.24(b)(iv).
Section 4.25. Taxes.
Each Obligor shall pay, and cause each of its Subsidiaries to pay, all material Taxes before the same shall become more than 90 days delinquent, other than Taxes (i) being contested in good faith by appropriate proceedings and (ii) the failure to effect such payment of which are not reasonably be expected to have a Material Adverse Effect.

Section 4.26. Additional Amounts.
(a)All payments (including any premium paid upon redemption of the Notes) by or on behalf of the Issuer or a successor in respect of the Notes or the Guarantors or a successor in respect of the Note Guarantees will be made free and clear of, and without withholding or deduction for or on account of, any present or future Taxes imposed or levied by or on behalf of Brazil, the United States, the Cayman Islands or any authority therein or thereof or any other jurisdiction in which the Issuer or the Guarantors (or in each case, their successor) are organized or doing business or from or through which payments are made in respect of the Notes, or any political subdivision or taxing authority thereof or therein (any of the aforementioned being a “Taxing Jurisdiction”), unless the Issuer or the Guarantors (or their respective successor) are compelled by law to deduct or withhold such Taxes. In such event, the Issuer or the Guarantors (or their respective successor) will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts received by registered Holders of Notes after such withholding or deduction shall equal the respective amounts of principal and interest (or other amounts stated to be payable under the Notes) which would have been received in respect of the Notes in the absence of such withholding or deduction (“additional amounts”). Notwithstanding the foregoing, no such additional amounts shall be payable:
(i)to, or to a third party on behalf of, a Holder or beneficial owner who is liable for such Taxes in respect of such Note by reason of the existence of any present or former connection between such Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of such Holder, if such Holder is an estate, a trust, a partnership, or a corporation) and the relevant Taxing Jurisdiction, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, other than the mere holding of the Note or enforcement of rights under this Indenture and the receipt of payments with respect to the Note;
(ii)in respect of Taxes that would not have been so withheld or deducted if the Notes had been surrendered or presented for payment (if surrender or presentment is required) not more than 30 days after the Relevant Date except to the extent that payments under such Note would have been subject to withholdings and the Holder or beneficial owner of such Note would have been entitled to such additional amounts, on surrender of such Note for payment on the last day such period of 30 days;

(iii)to, or to a third party on behalf of, a Holder or beneficial owner who is liable for such Taxes by reason of such Holder or beneficial owner’s failure to comply, with any certification, identification, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of such Holder or beneficial owner, if (A) compliance is required by law or an applicable income treaty as a precondition to, exemption from, or reduction in the rate of, the Tax and (B) the Issuer has given the Holders and beneficial owners at least 30 days’ notice that Holders and beneficial owners will be required to provide such certification, identification, documentation or other requirement;
(iv)in respect of any estate, inheritance, gift, sales, transfer, excise or personal property or similar Tax, other than as provided in Section 4.26(a)(i);
(v)in respect of any Tax which is payable other than by deduction or withholding from payments of principal of (including premium) or interest on the Note; or
(vi)in respect of any combination of the above.
(b)Notwithstanding anything to the contrary in this provision, none of the Issuer, the Guarantors, their respective successors, a paying agent or any other person shall be required to pay any additional amounts with respect to any payment in respect of any Taxes imposed under Sections 1471 through 1474 of the Code, or any successor law or regulation implementing or complying with, or introduced in order to conform to, such sections, or imposed pursuant to any intergovernmental agreement or any agreement entered into pursuant to section 1471(b)(1) of the Code.
(c)No additional amounts shall be paid with respect to any payment on a Note to a Holder or beneficial owner who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the relevant Taxing Jurisdiction to be included in the income, for Tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in a limited liability company or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, member or beneficial owner been the Holder.
(d)Payments on the Notes are subject in all cases to any Tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither the Issuer nor the Guarantors shall be required to pay additional amounts with respect to any Tax imposed by any government or a political subdivision or taxing authority thereof or therein.

(e)In the event that additional amounts actually paid with respect to the Notes are based on rates of deduction or withholding of withholding Taxes in excess of the appropriate rate applicable to the Holder or beneficial owner of such Notes, and, as a result thereof such Holder or beneficial owner is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding Tax, then such Holder or beneficial owner, as applicable, shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Issuer.
(f)Any reference in this Indenture or the Notes to principal, interest or any other amount payable in respect of the Notes by the Issuer or the Note Guarantee by the Guarantors (or their successors) will be deemed also to refer to any additional amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this provision.
(g)Each of Obligors shall agree that if any of the Issuer or the Guarantors, as applicable, is required under applicable law to make any deduction or withholding on payments of principal of or interest on the Notes for or on account of any Tax, at least 10 days prior to the first payment date on the Notes and at least 10 days prior to each payment date thereafter where such withholding is required, the Issuer or the Guarantor, as applicable, shall furnish the Trustee and a paying agent with an Officer’s Certificate (but only if there has been any change with respect to the matters set forth in any previously delivered Officer’s Certificate) instructing the Trustee and a paying agent as to whether such payment of principal of or interest on the Notes shall be made without deduction or withholding for or on account of any Tax, or, if any such deduction or withholding shall be required by the Taxing Jurisdiction, then such certificate shall: (i) specify the amount required to be deducted or withheld on such payment to the relevant recipient; (ii) certify that the Issuer or the Guarantors, as applicable, shall pay such deduction or withholding amount to the appropriate taxing authority; and (iii) certify that the Issuer or the Guarantors, as applicable, shall pay or cause to be paid to the Trustee or a paying agent such additional amounts as are required by this provision.
(h)Each of the Obligors (or their respective successor) will pay any Taxes required to be deducted or withheld pursuant to applicable law and will furnish to the Holders, within 60 days after the date such payment is due, either certified copies of Tax receipts evidencing such payment, or, if such receipts are not obtainable, other evidence of such payments reasonably satisfactory to the Holders.
(i)The Issuer or the Guarantors, as applicable, will pay when due any present or future stamp, transfer, court or documentary Taxes or any other excise or property Taxes imposed by a Taxing Jurisdiction (or any political subdivision or governmental authority thereof or therein having power to Tax) with respect to the initial execution, delivery or registration of the Notes or any other document or instrument relating thereto.

Section 4.27. Stay, Extension and Usury Laws.
Each Obligor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each Obligor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee or any U.S. Collateral Agent, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.28. Corporate Existence.
Each Obligor shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect: (1) its corporate, partnership or other existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective Specified Organizational Documents or other applicable constituent documents of such Obligor; and (2) its and its Subsidiaries’ rights (charter and statutory) and material franchises; provided, however, that the Parent Guarantor shall not be required to preserve any such right or franchise, or the corporate, partnership or other existence of it or any of its Subsidiaries (other than any IP Party, the Issuer, IntelAzul and Azul Viagens), if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent Guarantor and its Subsidiaries, taken as a whole, and that the loss thereof would not, individually or in the aggregate, have a Material Adverse Effect. For the avoidance of doubt, this section shall not prohibit any actions permitted under Section 5.01.
Section 4.29. Regulatory Matters.
(a)The Parent Guarantor will:
(i)maintain at all times a valid airline operating certificate (Certificado de Operador Aéreo) issued by the Brazilian National Civil Aviation Agency (Agência Nacional de Aviação Civil), or any successor certificate or agency; and
(ii)possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations, frequencies and consents that are material to the operation of the TudoAzul Program and the Azul Viagens Business, and to the conduct of its business and operations as currently conducted, except to the extent that any failure to possess or maintain would not reasonably be expected to result in a Material Adverse Effect.
Section 4.30. Compliance with Laws.
The Parent Guarantor shall comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.31. Azul Conduct of Business.
The Parent Guarantor will possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations and consents that are material to the operation of the TudoAzul Program, and to the conduct of its business and operations as currently conducted, except to the extent that any failure to possess or maintain would not reasonably be expected to result in a Material Adverse Effect.
Section 4.32. Collateral Ownership.
Subject to Sections 4.15 and 5.01 (including the actions permitted) hereof, each Grantor will continue to maintain its interest in and right to use all property and assets so long as such property and assets constitute Shared Collateral.
Section 4.33. Application of Unapplied Net Proceeds.
To the extent not applied in accordance with Section 3.08 and Section 3.09, the Issuer shall cause an amount equal to such Net Proceeds pursuant to such sections to be deposited promptly into a Collection Account, which amounts shall be applied in accordance with the Payment Waterfalls.
Section 4.34. [Reserved].
Section 4.35. Offer to Repurchase Upon Parent Change of Control Event.
(a)If a Parent Change of Control Event occurs, each Holder of Notes will have the right to require the Issuer to repurchase all or any part of that Holder’s Notes pursuant to an offer (a “Parent Change of Control Offer”) at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, and additional amounts, if any, on the Notes repurchased to the date of repurchase (the “Parent Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Notes Interest Payment Date. Within thirty (30) days following any Parent Change of Control Event, the Issuer will mail or send electronically pursuant to applicable DTC procedures a notice to each Holder and the Trustee describing the transaction or transactions that constitute the Parent Change of Control Event and offering to repurchase Notes on the date specified in the notice (the “Parent Change of Control Payment Date”), which date will be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed or sent, pursuant to the procedures required by this Indenture and described in such notice and stating:
(i)that the Parent Change of Control Offer is being made pursuant to this Section 4.35 and that all Notes tendered will be accepted for payment;
(ii)the purchase price for the Notes and the Parent Change of Control Payment Date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent;

(iii)that any Note not tendered will continue to accrue interest;
(iv)that, unless the Issuer defaults in the payment of the Parent Change of Control Payment, all Notes accepted for payment pursuant to the Parent Change of Control Offer will cease to accrue interest after the Parent Change of Control Payment Date;
(v)that Holders of Notes electing to have any Notes purchased pursuant to a Parent Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer such Notes by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Parent Change of Control Payment Date; and
(vi)that Holders of Notes will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Parent Change of Control Payment Date, a facsimile or other electronic transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased.
The Issuer will provide a copy of such notice to the Trustee.
The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Parent Change of Control Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.35, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.35 by virtue of such compliance.
(b)On the Parent Change of Control Payment Date, the Issuer will, to the extent lawful:
(i)accept for payment all Notes or portions of Notes properly tendered (and not properly withdrawn) pursuant to the Parent Change of Control Offer;
(ii)deposit with a paying agent an amount equal to the Parent Change of Control Payment in respect of the aggregate principal amount of Notes properly tendered (and not properly withdrawn); and
(iii)deliver or cause to be delivered to the Trustee, for cancellation by the Trustee, the Notes properly accepted for purchase by the Issuer together with an Officer’s Certificate stating the aggregate principal amount of Notes being purchased by the Issuer.

(c)The Issuer will not be required to make a Parent Change of Control Offer upon a Parent Change of Control Event if (1) a third party makes the Parent Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Parent Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Parent Change of Control Offer, or (2) notice of redemption with respect to all Notes has been given pursuant to Section 3.07 unless and until there is a default in payment of the applicable redemption price; and a Parent Change of Control Offer may be made in advance of a Parent Change of Control Event, conditioned upon the consummation of such Parent Change of Control Event and the occurrence of a Rating Decline, if a definitive agreement is in place for the Parent Change of Control Event at the time the Parent Change of Control Offer is made. The Issuer’s failure to offer to purchase the Notes shall constitute an Event of Default under this Indenture. For the avoidance of doubt, the Issuer’s failure to offer to purchase the Notes shall constitute an Event of Default under Section 6.02(a)(iii) and not Section 6.02(a)(i), but the failure of the Issuer to pay the Parent Change of Control Payment when due shall constitute an Event of Default under Section 6.02(a)(i).
Section 4.36. Maintenance of Office or Agency.
(a)The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office of the Trustee.
(b)The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
(c)The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.05 hereof; provided, that no service of legal process on the Issuer or any Guarantor may be made at any office of the Trustee.

Section 4.37. Ranking.
The Issuer and the Guarantors shall ensure that the Notes and the Note Guarantees rank (i) equally in right of payment with all First Priority Secured Obligations pursuant to the terms of the Intercreditor Agreement, including the AerCap Secured Obligations and the Convertible Debentures (except those obligations preferred by operation of law, including labor and tax claims), (ii) subject to (iv) below, senior in right of payment to the Second Out Notes Secured Obligations pursuant to the terms of the Intercreditor Agreement and the Obligors’ existing and future subordinated indebtedness, (iii) effectively senior to all existing and future indebtedness of the Obligors that is not secured by a lien, to the extent of the value of the Shared Collateral after payment in full of the First Priority Secured Obligations, including the Notes and (iv) effectively subordinated to any existing or future indebtedness of the Obligors that is secured by liens on assets that do not constitute a part of the Shared Collateral (for the avoidance of doubt, the Azul Cargo Collateral does not constitute Shared Collateral) to the extent of the value of such assets.
Section 4.38. Non-Compete.
Without limiting Section 13.12, the Obligors will comply with the Non-Compete (as defined in the IP Licenses), the terms and conditions of which are hereby incorporated by reference into this Indenture and deemed to apply to each of the Obligors, mutatis mutandis.
Section 4.39. Listing.
The Issuer will use commercially reasonable efforts to list the Notes on the Official List of the SGX-ST promptly after issuance of such Notes and to use commercially reasonable efforts to maintain such listing. If it becomes impracticable or unduly burdensome to maintain the listing of the Notes on the SGX-ST, the Issuer will use commercially reasonable efforts to procure promptly and maintain an alternative admission to listing, trading and/or quotation for the Notes by another internationally-recognized listing authority and stock exchange.
ARTICLE 5
SUCCESSORS
Section 5.01. Merger, Consolidation and Sale of Assets.
(a)Subject to clause (c), the Parent Guarantor shall not, and shall not permit any Guarantor to: (A) consolidate or merge with or into another Person (whether or not the Parent Guarantor or such Guarantor is the surviving corporation) or (B) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the assets of the Parent Guarantor and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i)either: (A) the Parent Guarantor or the applicable Guarantor, as applicable, is the surviving Person; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Parent Guarantor or the applicable Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of Brazil, the United States, the Cayman Islands, or any other country (or political subdivision thereof) that is a member country of the European Union or of the Organization for Economic Co-operation and Development on the Closing Date;
(ii)the Person formed by or surviving any such consolidation or merger (if other than the Parent Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Parent Guarantor or the applicable Guarantor under the Transaction Documents pursuant to a supplemental indenture to this Indenture;
(iii)no Event of Default shall have occurred and be continuing or would result therefrom;
(iv)the substitution shall not result in the Secured Parties failing to maintain perfected Liens in the Shared Collateral in accordance with the terms of the Collateral Documents and the Intercreditor Agreement and shall not otherwise impair or adversely impact the Shared Collateral or the rights of any of the Secured Parties therein; and
(v)the Parent Guarantor shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel stating that such consolidation, merger or transfer complies with this Indenture and the Collateral Documents. The Trustee shall accept such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent set forth in this provision, in which event it shall be conclusive and binding on the Holders.
(b)Paragraph (a) above will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Parent Guarantor and/or any Subsidiary of the Parent Guarantor that, immediately following such transaction, guarantees the Notes on the same terms (including as to security) mutatis mutandis as the Note Guarantees pursuant to the applicable Transaction Documents.
(c)No IP Party shall (A) consolidate or merge with or into another Person, or permit any other Person to merge into or consolidate with it, or (B) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties, in one or more related transactions, to another Person, in each case unless, in connection with any of the foregoing, such action shall result in the substantially contemporaneous occurrence of the discharge of the Secured Obligations.

Section 5.02. Successor Corporation Substituted.
Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Parent Guarantor in a transaction that is subject to, and that complies with the provisions of, Section 5.01(a) above, the successor Person formed by such consolidation or into or with which the Parent Guarantor is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the Parent Guarantor shall refer instead to the successor Person and not to the Parent Guarantor), and may exercise every right and power of the Parent Guarantor under this Indenture with the same effect as if such successor Person had been named as the Parent Guarantor therein; provided, however, that the Parent Guarantor, if applicable, shall not be relieved from the obligation to pay the principal of, interest, if any, and additional amounts, if any, on the Notes except in the case of a sale of all of the Parent Guarantor’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01(a) above.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01. [Reserved].
Section 6.02. Events of Default.
(a)Each of the following is an “Event of Default”:
(i)default in any payment of:
(A)any principal amount or premium, if any, on any of the Notes when such amount becomes due and payable;
(B)any interest (including any additional amounts) on the Notes and such default shall have continued for a period of more than 30 days (or, if Azul Linhas is then subject to a proceeding under chapter 11 of the Bankruptcy Code, 60 days after the date of such failure to pay); or
(C)any other amount payable under this Indenture when due and such default shall have continued unremedied for more than thirty (30) days after the earlier of (x) a Responsible Officer of an Obligor obtaining knowledge of such default or (y) receipt by an Obligor of notice from the Trustee of such default; provided that, if any default shall have been made by any Obligor in the due observance or performance of the covenants set forth in Article 4 hereof it shall not constitute a default under this Section 6.02(a)(i)(C); or

(ii)default shall have been made by any Obligor in the due observance or performance of any of the covenants in Section 4.01 and such default shall continue unremedied for more than ten (10) Business Days after the earlier of (i) a Responsible Officer of an Obligor obtaining knowledge of such default or (ii) receipt by an Obligor of notice from the Trustee of such default; or
(iii)default by any Obligor in the due observance or performance of any other covenant, condition or agreement to be observed or performed by it pursuant to the terms of this Indenture or any of the other Notes Documents and such default continues unremedied or uncured for more than forty-five (45) days after the earlier of (i) a Responsible Officer of an Obligor obtaining knowledge of such default or (ii) receipt by an Obligor of notice from the Trustee of such default; provided that, if such Person is proceeding with diligence and good faith to cure or remedy such default and such default is susceptible to cure or remedy, such forty-five (45) day period shall be extended to sixty (60) days in the aggregate (inclusive of the original forty-five (45) day period); or
(iv)(A) any material provision of this Indenture or of any Notes Document to which any Obligor is a party ceases to be a valid and binding obligation of such party, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Notes Document, (B) the Lien on any material portion of the Shared Collateral intended to be created by the Collateral Documents shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated in this Indenture (subject to Permitted Collateral Liens, and except as permitted by the terms of this Indenture and the other Collateral Documents or other than as a result of the action, delay or inaction of the Trustee and subject to any permitted post-closing perfection periods) or (C) the Note Guarantee set forth in Article 10 shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of such Note Guarantee, or any Guarantor shall fail to comply with any of the terms or provisions of such Note Guarantee, or any Guarantor shall deny that it has any further liability under such Note Guarantee, provided that, in each case, unless Azul or any of its Subsidiaries shall have contested or challenged, other than good faith disputes regarding interpretation of contractual provisions, the validity, perfection or priority of, or attempted to invalidate, such liens or the validity or enforceability of a material provision of any Collateral Document or material portion of any Shared Collateral or Guarantee document, such breach shall not be an Event of Default unless such breach continues unremedied or uncured for more than twenty (20) Business Days after the earlier of (x) a Responsible Officer of the Parent Guarantor or the Issuer obtaining knowledge of such default or (y) receipt by the Issuer of written notice from the Trustee of such default; provided that, if such Person is proceeding with diligence and good faith to cure or remedy such default and such default is susceptible to cure, such twenty (20) Business Days shall be extended as may be necessary to cure such failure, such extended period not to exceed thirty (30) Business Days in the aggregate (inclusive of the original twenty (20) Business Day period); or
(v)any Obligor or Significant Subsidiary (A) commences a voluntary case or procedure under a Bankruptcy Law, (B) consents to the entry of an order for relief against it in an involuntary case under a Bankruptcy Law, (C) consents to the appointment of a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, (E) admits in writing its inability generally to pay its debts as they become due, or (F) proposes or passes a resolution for its voluntary winding up or liquidation under a Bankruptcy Law; or
(vi)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)is for relief against any Obligor or Significant Subsidiary;
(B)appoints a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of any Obligor or any Significant Subsidiary or for all or substantially all of the property of any Obligor or any Significant Subsidiary; or
(C)orders the liquidation of any Obligor or Significant Subsidiary, and in each case (other than in respect of an IP Party), the order or decree remains unstayed and in effect for sixty (60) consecutive days; or
(vii)failure by the Parent Guarantor or any of the Parent Guarantor’s Significant Subsidiaries to pay one or more final judgments entered by a court or courts of competent jurisdiction aggregating in excess of US$75.0 million (or US$250,000 in the case of any IP Party) (or the equivalent thereof in other currencies at the time of determination) (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third party indemnities or a combination thereof), which judgments are not paid, discharged, bonded, satisfied or stayed for a period of sixty (60) days, which judgment is not paid, discharged, bonded, satisfied (by or on behalf of an IP Party otherwise than in breach of any Transaction Document) or stayed for a period of 60 days; or

(viii)(A) any Obligor or any Significant Subsidiary shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused such Material Indebtedness to become due prior to its scheduled final maturity date or (B) any Obligor or any Significant Subsidiary shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of such Obligor, any applicable grace periods shall have expired and such failure to make payment when due shall be continuing for a period of more than five (5) consecutive Business Days following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any time unpaid exceeding US$75.0 million (or US$250,000 in the case of any IP Party) (or the equivalent thereof in other currencies at the time of determination) (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third party indemnities or a combination thereof); or
(ix)(A) an exit from, or a termination or cancellation of, the TudoAzul Program (including the failure to maintain in effect at least one TudoAzul Agreement) or the Azul Viagens Business, or (B) any termination, expiration or cancellation of (1) any IP Agreement or (2) any Intercompany Loan Agreement; or
(x)any Obligor makes a Material Modification to any IP Agreement or any Intercompany Loan Agreement without the prior written consent of the Holders required to consent there to under Section 9.02; or
(xi)a Specified Obligor Change of Control; or
(xii) (A) failure of any IP Party to maintain at least one Independent Director for more than seven (7) consecutive Business Days or (B) the removal of any Independent Director of any IP Party without “cause” (as such term is defined in the Specified Organizational Documents of such IP Party) or without giving prior written notice to the Trustee, each as required in the Specified Organizational Documents of such IP Party.

(b)Subject to the terms of the Intercreditor Agreement, any payment received after the occurrence and continuance of any other Event of Default in which a Collateral Agent (at the direction of the Controlling Creditors) or the Trustee (at the direction of the Requisite Noteholders) has provided the Obligors with at least two Business Days’ prior written notice that the Available Funds will be distributed pursuant to the priority set forth below, any payments, recoveries or distributions received in any proceeding under any Bankruptcy Laws including adequate protection and distributions under a confirmed plan of reorganization under chapter 11 of the Bankruptcy Code to the extent received by the Trustee as the Notes’ Allocable Share thereof shall be applied by the Trustee together with any other Available Funds, as follows:
(A)first, (x) to the Trustee, the U.S. Collateral Agent and the Brazilian Collateral Agent, fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Agents pursuant to the terms of the Collateral Documents and then (y) ratably, to the Trustee, the U.S. Collateral Agent and the Brazilian Collateral Agent, the other, fees, costs, expenses, reimbursements and indemnification amounts due and payable to the Trustee, the U.S. Collateral Agent or the Brazilian Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents and then (z) ratably, for the Notes’ Allocable Share of the fees, expenses and other amounts due and owing to any Independent Director of an IP Party (to the extent not otherwise paid);
(B)second, to the Trustee, on behalf of the Holders, any due and unpaid interest, and additional amounts, if any, on the Notes;
(C)third, to the Trustee, on behalf of the Holders in an amount equal to the amount necessary to pay the outstanding principal balance of the Notes in full;
(D)fourth, to pay to the Trustee on behalf of the Holders, any additional Obligations then due and payable, including any premium; and
(E)fifth, all remaining amounts shall be deposited into a Collection Account.
(c)Upon the occurrence of a Bankruptcy Event of Default, and without any declaration or other act on the part of the Trustee, any Collateral Agent or any Holder, the Notes shall become immediately due and payable, whereupon 100% of the principal amount of the Notes, plus any and other Obligations and all other liabilities of the Obligors accrued under this Indenture and under any other Collateral Document shall become immediately due and payable (a “Bankruptcy Automatic Acceleration”) and whereupon the Trustee shall be entitled to take any of the actions and events described in clauses (ii) to (iv) of Section 6.03(a).

(d)However, after any declaration of acceleration of the Notes or any automatic acceleration described in clause (c) above, but before a judgment or decree for payment has been obtained from a court of competent jurisdiction, the Requisite Noteholders may, by notice to the Trustee, rescind such accelerated payment requirement (including the consequences of such acceleration including any related payment default that resulted from such acceleration) if (i) all existing Events of Default, except for nonpayment of the principal, premium, interest and additional amounts, if any, on the Notes that has become due solely as a result of the automatic accelerated payment requirement, have been cured or waived, and (ii) if the rescission of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction.
Section 6.03. Remedies Exercisable by the Trustee.
(a)Upon the occurrence of an Event of Default and at any time during the continuance thereof, the Trustee shall, at the request of the Requisite Noteholders, by written notice to the Obligors and Holders (with a copy to the Collateral Agents), take or direct, as applicable, one or more of the following actions, at the same or different times:
(i)declare the Notes or any portion thereof then outstanding to be forthwith due and payable, whereupon 100% of the principal of the Notes and other Obligations and all other liabilities of the Obligors accrued under this Indenture and under any Collateral Document (excluding any other obligations secured thereby other than the Notes Secured Obligations) shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived by the Obligors, anything contained herein or in any other Collateral Document to the contrary notwithstanding;
(ii)provide notice to the Obligors and the Collateral Agents to exercise Cash Control;
(iii)subject to the Intercreditor Agreement, set-off amounts in the Controlled Accounts or any other accounts (other than accounts pledged to secure other Indebtedness of any Obligor, escrow accounts, payroll accounts, payroll and withholding Tax accounts and similar accounts used for employment Tax or employee benefits and accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits), other fiduciary, Tax or trust accounts or accounts held in trust for an unaffiliated third party) maintained with the Trustee, a Collateral Agent or the Trustee (or any of their respective affiliates) and apply such amounts to the obligations of the Obligors under this Indenture and in the Collateral Documents; and

(iv)subject to the terms of the Transaction Documents and any limitations therein, exercise any and all remedies under the Collateral Documents and under applicable law available to the Trustee, the Collateral Agents and the Holders.
Section 6.04. Waiver of Past Defaults.
The Requisite Noteholders by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture, except a continuing Default in the payment of interest, additional amounts, if any, principal and premium, if any, on any Note held by a non-consenting Holder; provided, that subject to Section 6.03 hereof, the Requisite Noteholders may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05. Control by Majority.
The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that, subject to Section 7.01, the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would subject the Trustee to personal liability; provided, however that the Trustee has no duty to determine whether any such action is prejudicial to any Holder or beneficial owner of the Notes.
Section 6.06. Limitation on Suits.
(a)Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:
(i)such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(ii)Holders of at least 25.0% in aggregate principal amount of the total outstanding Notes have made a written request to the Trustee to pursue the remedy;
(iii)Holders of the Notes have offered and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;
(iv)the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and
(v)the Requisite Noteholders have not given the Trustee a direction inconsistent with such request within such 60-day period.

(b)A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07. Rights of Holders of Notes to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, interest, additional amounts, if any, and premium, if any, on the Notes, on or after the respective due dates expressed in the Note (including in connection with a Mandatory Repurchase Offer, a Mandatory Prepayment Event or a Parent Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08. Collection Suit by Trustee.
If an Event of Default specified in Section 6.02(a)(i) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of interest remaining unpaid, additional amounts, if any, principal and premium, if any, on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09. Restoration of Rights and Remedies.
If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.
Section 6.10. Rights and Remedies Cumulative.
Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.09 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11. Delay or Omission Not Waiver.
No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
Section 6.12. Trustee May File Proofs of Claim.
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel), the Collateral Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Collateral Agents, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agents, their agents and counsel, and any other amounts due the Trustee or Collateral Agents under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Collateral Agents, their agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.13. Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.13 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE 7
TRUSTEE AND COLLATERAL AGENTS
Section 7.01. Duties of Trustee.
(a)If an Event of Default has occurred and is continuing (which is known to the Trustee), the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)Except during the continuance of an Event of Default:
(i)the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii)in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)the Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(i)this Section 7.01(c) does not limit the effect of Section 7.01(b);
(ii)the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and
(iii)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.06 hereof.
(d)Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to the provisions of this Article 7.
(e)The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes, unless the Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(f)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02. Rights of Trustee and Collateral Agents.
(a)The Trustee and the Collateral Agents may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person and upon any order or decree of a court of competent jurisdiction. The Trustee and the Collateral Agents need not investigate any fact or matter stated in the document, but the Trustee and the Collateral Agents, in their discretion, may make such further inquiry or investigation into such facts or matters as they may see fit, and, if the Trustee or the Collateral Agents shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of Azul and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(b)Before the Trustee or the Collateral Agents act or refrain from acting, they may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Collateral Agents shall be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee and the Collateral Agents may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel or both shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)The Trustee and the Collateral Agents may act through their attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
(d)The Trustee and the Collateral Agents shall not be liable for any action they take or omit to take in good faith that they believe to be authorized or within the rights or powers conferred upon it by this Indenture.
(e)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by a Responsible Officer of the Issuer.
(f)None of the provisions of this Indenture shall require the Trustee or the Collateral Agents to expend or risk their own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of their duties hereunder, or in the exercise of any of their rights or powers if they shall have reasonable grounds for believing that repayment of such funds or security or indemnity satisfactory to them against such risk or liability is not assured to them.

(g)Neither the Trustee nor the Collateral Agents shall be deemed to have notice of any Default or Event of Default unless (i) a Responsible Officer of the Trustee or the Collateral Agents, as applicable, has received written notice of a Default or Event of Default at the Corporate Trust Office of the Trustee or Collateral Agents, respectively, and such notice references the Notes and this Indenture; or (ii) the Trustee has actual knowledge of a Default or Event of Default under     6.02(a)(i) hereof. Neither the Trustee nor the Collateral Agents shall be responsible for knowledge of the terms and conditions of any other agreement, instrument or document other than this Indenture and the other Collateral Documents to which it is party.
(h)In no event shall the Trustee or the Collateral Agents be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Agents has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i)The rights, privileges, protections, immunities and benefits given to the Trustee and the Collateral Agents, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Collateral Agents in each of its capacities hereunder and under the Collateral Documents, and each agent, custodian and other Person employed to act hereunder.
(j)The Trustee and the Collateral Agents may request that the Issuer and any Guarantor deliver an Officer’s Certificate (upon which the Trustee and the Collateral Agents may conclusively rely) setting forth the names of the individuals and/or titles of Responsible Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.
(k)The Trustee and the Collateral Agents shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
(l)The permissive right of the Trustee and the Collateral Agents to take or refrain from taking any actions enumerated herein shall not be construed as a duty.
(m)Neither the Trustee nor the Collateral Agents shall be bound to make any investigation into (i) the performance or observance by the Issuer or any other Person of any of the covenants, agreements or other terms or conditions set forth in this Indenture or in any related document, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, any related document or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by this Indenture or any related document or (iv) the value or the sufficiency of any Shared Collateral.

(n)Neither the Trustee nor the Collateral Agents shall have any duty or responsibility in respect of (i) any recording, filing, or depositing of this Indenture or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or to any re-recording, re-filing or re-depositing of any thereof, or otherwise monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Shared Collateral, (ii) the acquisition or maintenance of any insurance or (iii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Shared Collateral.
(o)Neither the Trustee nor the Collateral Agents shall be under any obligation to exercise any of the rights or powers vested in it by this Indenture or any Collateral Documents or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture or any related document, unless such Holders shall have offered to the Trustee security, indemnity or prefunding satisfactory to the Trustee, in its sole discretion, against the losses, costs, expenses (including attorneys’ fees and expenses) and liabilities that might be incurred by the Trustee in compliance with such request, order or direction.
(p)Each Holder, by its acceptance of a Note hereunder, represents that it has, independently and without reliance upon the Trustee or any other Person, and based on such documents and information as it has deemed appropriate, made its own investment decision in respect of the Notes. Each Holder also represents that it will, independently and without reliance upon the Trustee or any other Person, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Indenture and in connection with the Notes. Except for notices, reports and other documents expressly required to be furnished to the Holders by the Trustee hereunder, the Trustee shall not have any duty or responsibility to provide any Holder with any other information concerning the Issuer, the servicer or any other parties to any related documents which may come into the possession of the Trustee or any of its officers, directors, employees, agents, representatives or attorneys-in-fact.
(q)If the Trustee requests instructions from the Issuer or the Holders with respect to any action or omission in connection with this Indenture, the Trustee shall be entitled (without incurring any liability therefor) to refrain from taking such action and continue to refrain from acting unless and until the Trustee shall have received written instructions from the Issuer or the Holders, as applicable, with respect to such request.

(r)In no event shall the Trustee or the Collateral Agents be liable for any failure or delay in the performance of its obligations under this Indenture or any related documents because of circumstances beyond the Trustee’s or the Collateral Agents’ control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, epidemics, pandemics, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Indenture or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Trustee’s or the Collateral Agents’ control whether or not of the same class or kind as specified above; it being understood that the Trustee and the Collateral Agents shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
(s)The Trustee and the Collateral Agents shall not be liable for failing to comply with their respective obligations under this Indenture or any Collateral Documents, as applicable, in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required.
(t)The Trustee and the Collateral Agents shall be fully justified in failing or refusing to take any action under this Indenture, any Collateral Documents or any other related document if such action (A) would, in the reasonable opinion of the Trustee or such Collateral Agent, as applicable, in good faith (which may be based on the advice or opinion of counsel), be contrary to applicable law, this Indenture, any Collateral Documents or any other related document, or (B) is not provided for in this Indenture, any Collateral Documents or any other related document.

(u)In each case that any Collateral Agent may, or is required hereunder or under the respective Collateral Documents to take any action, including to make any determination, exercise of discretion or judgment, to give consents, to exercise rights, powers or remedies, to release or sell Shared Collateral or otherwise to act hereunder or under the relevant Collateral Documents, such Collateral Agent may seek direction from the Trustee (who shall only deliver instructions upon receipt of written direction from the Holders of the requisite aggregate principal amount of outstanding Notes) (or, where provided in the Intercreditor Agreement, the Controlling Creditors)). No Collateral Agent shall be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction from the Trustee (acting solely pursuant to the written instructions of the Holders holding the requisite aggregate principal amount of outstanding Notes) (or, where provided in the Intercreditor Agreement, the Controlling Creditors)). If any Collateral Agent shall request direction from the Trustee or the Controlling Creditors with respect to any action, such Collateral Agent shall be entitled to refrain from such action unless and until such Collateral Agent shall have received direction from the Trustee or the Controlling Creditors, and such Collateral Agent shall not incur liability to any Person by reason of so refraining.
(v)No Collateral Agent shall be liable for any action it takes or omits to take, in good faith which it reasonably believes to be authorized or within its rights or powers; provided, however, that such Collateral Agent’s conduct does not constitute willful misconduct or gross negligence as determined ultimately by a court of competent jurisdiction.
(w)Each Collateral Agent may at any time give 90 days’ notice of its resignation and be discharged of its obligations under this Indenture and the other Secured Debt Documents to which it is a party. Upon receiving the notice of resignation from such Collateral Agent, the Parent Guarantor shall propose a successor within thirty (30) days and shall notify the Representatives of such proposed successor. Unless Representatives on behalf of the Controlling Creditors object to such proposed successor, such successor shall become the applicable Collateral Agent hereunder. If the Parent Guarantor has not proposed a successor within such 30-day period, or if an Event of Default is in effect, or if the Controlling Creditors have objected to the proposed successor within ten (10) days of such notification, the Controlling Creditors shall appoint a successor which shall become the Brazilian Collateral Agent hereunder. After a ninety (90) days period from such notice of resignation, if no successor has been appointed, such Collateral Agent shall hold the Shared Collateral in its possession as a gratuitous bailee until a successor Collateral Agent has been appointed, but shall otherwise be fully and immediately discharged of any and all responsibilities as collateral agent under this Indenture and the other Secured Debt Documents to which it is a party. The resigning Collateral Agent shall execute and deliver all documents requested by the Parent Guarantor to appoint a successor Collateral Agent and transfer the Shared Collateral to such successor.

Section 7.03. Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. The Collateral Agents and any Agent may do the same with like rights.
Section 7.04. Trustee’s Disclaimer.
The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05. Notice of Defaults.
If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall send to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of interest, additional amounts, if any, principal and premium, if any, on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless (i) a Responsible Officer of the Trustee has received written notice of a Default or Event of Default at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture; or (ii) the Trustee has actual knowledge of a Default or Event of Default under Section 6.02(a)(i) hereof.
Section 7.06. [Reserved.]
Section 7.07. Compensation and Indemnity.
(a)The Issuer shall pay to the Trustee and Collateral Agents from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. Neither the Trustee’s nor Collateral Agents’ compensation shall be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and Collateral Agents promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and Collateral Agents’ agents and counsel.

(b)The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee and the Collateral Agents, each of their officers, directors, employees and agents for, and hold the Trustee and Collateral Agents harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantors, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee or Collateral Agents, as applicable, shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or Collateral Agents, as applicable, to so notify the Issuer shall not relieve the Issuer of their obligations hereunder. The Issuer shall defend the claim and the Trustee and Collateral Agents may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or Collateral Agents through the Trustee’s or Collateral Agents’, respectively, own willful misconduct or gross negligence as determined ultimately by a court of competent jurisdiction.
(c)The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or Collateral Agents.
(d)To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee and the Collateral Agents shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, interest and additional amounts, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee and the Collateral Agents.
(e)When the Trustee or Collateral Agents incurs expenses or renders services after an Event of Default specified in Section 6.02(a)(v) or Section 6.02(a)(vi) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.08. Replacement of Trustee.
(a)A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(i)the Trustee fails to comply with Section 7.10 hereof;
(ii)the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(iii)a custodian or public officer takes charge of the Trustee or its property; or
(iv)the Trustee becomes incapable of acting.
(b)If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.
(c)If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
(d)If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(e)A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.
Section 7.09. Successor Trustee by Merger, Etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another entity, the successor entity without any further act shall be the successor Trustee.

Section 7.10. Eligibility; Disqualification.
There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least US$50,000,000 as set forth in its most recent published annual report of condition.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.
The Issuer may, at their option and at any time, elect to have either Section 8.02 or Section 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02. Legal Defeasance and Discharge.
(a)Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in this Section 8.02(a) and Section 8.02(b), and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
(i)the rights of Holders of Notes to receive payments in respect of the interest, additional amounts, if any, principal and premium, if any, on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;
(ii)the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(iii)the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(iv)this Article 8.
(b)Subject to compliance with this Article 8, the Issuer may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
Section 8.03. Covenant Defeasance.
Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under Section 4.02 through Section 4.24, Section 4.29 through Section 4.33, Section 4.37, Section 4.38, Section 5.01 (except for Section 5.01(a)(i) and (ii) and Section 5.01(c)), Section 13.10, Section 13.11 and Section 13.12 with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes may not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.02 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.02(a)(ii) (solely with respect to the defeased covenants listed above), Section 6.02(a)(iii) (solely with respect to the defeased covenants listed above) or Section 6.02(a)(iv) (solely with respect to the defeased covenants listed above) hereof shall not constitute Events of Default.
Section 8.04. Conditions to Legal or Covenant Defeasance.
The following shall be the conditions to the application of either Section 8.02 or Section 8.03 hereof to the outstanding Notes:
(a)the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized independent registered public accounting firm, to pay the principal of, premium, if any, interest and additional amounts, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(b)in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:
(i)the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or
(ii)since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that the beneficial owners of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(c)in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(d)such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer is a party or by which the Issuer is bound;
(e)the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring Holders of the Notes over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;
(f)the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and
(g)no Event of Default shall have occurred and be continuing either: (x) on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit); or (y) insofar as the Events of Default under Section 6.02(a)(v) or Section 6.02(a)(vi) are concerned, at any time in the period ending on the 91st day after the date of deposit.

Section 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.
(a)Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of interest, additional amounts, if any, principal and premium, if any, on the Note, but such money need not be segregated from other funds except to the extent required by law.
(b)The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal, interest and additional amounts, if any, received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
(c)Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06. Repayment to Issuer.
Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the interest, additional amounts, if any, principal and premium, if any, on any Note and remaining unclaimed for two years after such interest, additional amounts, if any, principal and premium, if any, on such Note has become due and payable shall be paid to the Issuer on their request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07. Reinstatement.
If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or Section 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under the Notes Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 hereof, as the case may be; provided, however, that if the Issuer make any payment of interest, additional amounts, if any, principal and premium, if any, on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
Section 8.08. Application of Trust Money
Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to this Article 8 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including either of the Issuer acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the interest, additional amounts, if any, principal and premium, if any, on the Notes for whose payment such money has been deposited with or received by the Trustee; but such money need not be segregated from other funds except to the extent required by law. Money so held in trust is subject to the Trustee’s rights under Section 7.07.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01. Without Consent of Holders of Notes.
(a)Notwithstanding anything to the contrary in Section 9.02 hereof, the Issuer, any Guarantor (with respect to a Note Guarantee or this Indenture) and the Trustee and the Collateral Agents, subject to any restrictions in the Notes Documents, may amend or supplement this Indenture or the Notes, any other Notes Documents or the Intercreditor Agreement (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Notes Document or the Intercreditor Agreement) without the consent of any Holder and the Issuer may direct the Trustee, and the Trustee shall (upon receipt of the documents required by Section 9.06, subject to Section 9.01(b) below), enter into an amendment to this Indenture, any other Notes Documents or the Intercreditor Agreement, as applicable, to:
(i)effect the issuance of Permitted First Priority Secured Debt in accordance with the terms of the Notes Documents; or amend or supplement the Intercreditor Agreement; provided, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Trustee under the Notes Documents without its prior written consent;

(ii)evidence the succession of another Person to the Parent Guarantor pursuant to a consolidation, merger or conveyance, transfer or lease of assets permitted under this Indenture;
(iii)surrender any right or power conferred upon any Obligor;
(iv)add to the covenants in any Notes Document, such further covenants, restrictions, conditions or provisions for the protection of the Holders of the Notes, and to add any additional Events of Default for the Notes subject to certain limitations;
(v)amend the Transaction Documents (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Collateral Document) save for the Cayman Equitable Share Mortgages, by an agreement in writing entered into by the relevant Obligor and the Trustee or the relevant Collateral Agent, as applicable, to (x) cure any ambiguity, omission, mistake, defect or inconsistency, (y) effect administrative changes of a technical or immaterial nature and (z) correct or cure any incorrect cross references or similar inaccuracies and such amendment shall be deemed approved by the Holders if the Holders shall have received at least five (5) Business Days’ prior written notice of such change and the Trustee shall not have received, within five (5) Business Days of the date of such notice to the Holders, a written notice from the Requisite Noteholders stating that the Requisite Noteholders object to such amendment;
(vi)convey, transfer, assign, mortgage or pledge any property to or with the Trustee or any Collateral Agent or to make such other provisions in regard to matters or questions arising under the Transaction Documents as shall not adversely affect the interests of any Holders;
(vii)modify or amend the Notes Documents in such a manner as to permit the qualification of this Indenture or any supplemental Indenture under the Trust Indenture Act as then in effect;
(viii)add to or change any provisions of this Indenture to such extent as necessary to permit or facilitate the issuance of the Notes in bearer or uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of Notes in any material respect;

(ix)amend this Indenture (including the terms of the Note Guarantees), the Collateral Documents and any other Notes Document (A) to effect the granting, perfection, protection, expansion or enhancement of any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cause such Note Guarantee, collateral or security document or other document to be consistent with this Indenture, the other Notes Documents or the Collateral Documents, as applicable;
(x)provide additional guarantees for the Notes;
(xi)evidence the release of Liens in favor of the Trustee, any Collateral Agent or any Secured Party in the Shared Collateral in accordance with the terms of the Notes Documents;
(xii)evidence and provide for the acceptance of appointment of a separate or successor Trustee or Collateral Agent and to add to or change any of the provisions of the Notes Documents as shall be necessary to provide for or facilitate the administration of the Notes Documents by more than one Trustee or Collateral Agent; or
(xiii)conform the text of any Transaction Document or Note Guarantee to any provision of the sections “Description of Notes”, “Description of Certain Material Transaction Agreements,” or the “Description of Collateral” in the Offering Memorandum to the extent that any such provision in the Offering Memorandum was intended to be a verbatim recitation of a provision of the relevant Transaction Documents or Note Guarantee, as set forth in an Officer’s Certificate delivered to the Trustee.
(b)Upon the request of the Issuer and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon (i) execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture and (ii) delivery of an Officer’s Certificate complying with the provisions of Section 9.06, Section 12.04 and Section 12.05 hereof.

Section 9.02. With Consent of Holders of Notes.
(a)Except as otherwise provided in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture and any other Notes Document with the consent of the Requisite Noteholders voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.10 and Section 2.11 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.
(b)Upon the request of the Issuer and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee and Collateral Agent, if applicable, of the documents described in Section 9.06 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture or amendment or supplement to the Collateral Documents unless such amended or supplemental indenture or amendment or supplement to any Collateral Document affects the Trustee’s own rights, duties or immunities under this Indenture, any Collateral Document, or otherwise, in which case the Trustee, may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to any Collateral Document.
(c)It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.
(d)After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. The failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of any such amendment, supplement or waiver. Furthermore, by its acceptance of the Notes, each Holder of the Notes is deemed to have consented to the terms of the Intercreditor Agreement, the Collateral Documents and to have authorized and directed each of the Trustee and Collateral Agent to execute, deliver and perform each of the Intercreditor Agreement and Collateral Documents to which it is a party, binding the Holders to the terms thereof.

(e)Except as provided in Section 9.01, no modification, amendment or waiver of any provision of this Indenture or any Collateral Document (other than any Account Control Agreement), and no consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Requisite Noteholders (or signed by the Trustee with the written consent of the Requisite Noteholders); and, with respect to any Collateral Document, subject to the restrictions contained therein, provided that no such modification, amendment or supplement shall without the prior written consent of:
(i)each Holder directly and adversely affected thereby, (A) reduce the principal amount of, premium, if any, interest or additional amounts, if any, on, or (B) extend the Stated Maturity or interest payment periods, of the Notes (C) modify such Holder’s ability to vote its obligations pursuant to the Intercreditor Agreement; (D) alter the provisions with respect to the redemption or required repurchase of the Notes (other than with respect to a Parent Change of Control Offer), (E) waive a Default or Event of Default in the payment of principal of or premium with respect to the Notes, if any, or interest on, or additional amounts, if any, with respect to the Notes, (F) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of the Notes to receive payments of principal of or premium, if any, or interest on, or additional amounts, if any, with respect to the Notes, or (G) change the ranking of the Notes or any Note Guarantees in a manner that adversely affects the rights of the Holders of the Notes;
(ii)all of the Holders, (A) amend or modify any provision of this Indenture which provides for the unanimous consent or approval of the Holders to reduce the percentage of principal amount of Notes of the Holders required thereunder; or (B) release the Liens granted to the Collateral Agent or the Trustee under any Notes Document (other than as permitted under any Notes Document);
(iii)all of the Holders, except as referred to under Article 8, release the Note Guarantees;
(iv)the Holders holding no less than 66.67% of the outstanding principal amount of the Notes, (A) release any of the Shared Collateral (other than as otherwise permitted under this Indenture or the Collateral Documents), (B) amend, modify or waive any provision of Section 4.22 or (C) effect any shortening or subordination of term or reduction in fees or liquidated damages under any IP License (except as permitted under the Intercreditor Agreement following a Designated Default Event);
(v)the Requisite Noteholders, make the Notes of such holder payable in money or securities other than that as stated in the Notes;
(vi)the Requisite Noteholders, impair the right of such holder to institute suit for the enforcement of any payment with respect to the Notes;

(vii)all Holders, reduce the percentage specified in the definition of “Requisite Noteholders” in respect of the Notes; and
(viii)all Holders, modify any of the foregoing Section 9.02(e)(i) through (vii).
Section 9.03. [Reserved].
Section 9.04. Revocation and Effect of Consents.
(a)Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
(b)The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.
Section 9.05. Notation on or Exchange of Notes.
(a)The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
(b)Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, Etc.
The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and an Opinion of Counsel stating that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, and complies with the provisions hereof. Notwithstanding the foregoing and upon satisfaction of the requirements set forth in the last sentence of Section 9.01 hereof, no Opinion of Counsel shall be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.
ARTICLE 10
GUARANTEES
Section 10.01. Guarantee.
(a)Subject to this Article 10, each of the Guarantors hereby, jointly and severally irrevocably and unconditionally guarantees (the “Note Guarantees”), to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Agents, and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, the due and punctual payment of the unpaid principal and interest on (including additional amounts, if any, defaulted interest, if any, and interest accruing after the Stated Maturity of after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) each Note, whether at the Stated Maturity, upon redemption, upon required prepayment, upon acceleration, upon required repurchase at the option of the holder or otherwise according to the terms thereof and of this Indenture and all other obligations of the Issuer to the Holders, the Trustee or the Collateral Agents hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. Any indebtedness owed by a Guarantor to any Obligor are subordinated in right of payment to the Note Guarantees.

(b)The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture or the Collateral Documents, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to or any amendment of any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except pursuant to Article 8 or Article 10 or by complete performance of the obligations contained in the Notes and this Indenture.
(c)If any Holder, the Trustee or either Collateral Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee, the Collateral Agents or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(d)Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(e)Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer or any of the Guarantors for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
(f)The payment obligations of the Guarantors under their respective Note Guarantees will be direct senior obligations of the relevant Guarantor, ranking equally with all of such Guarantor’s other unsubordinated obligations (except those obligations preferred by operation of law, including labor and tax claims).
(g)Each Brazilian Guarantor unconditionally and irrevocably waives any and all benefits set forth under Articles 333 (sole paragraph), 364, 366, 368, 821, 827, 829 (sole paragraph), 830, 834, 835, 837, 838 and 839 of the Brazilian Civil Code (Brazilian Law No. 10,406, of January 10, 2002, as amended) and Articles 130, 131 and 794 of the Brazilian Civil Procedure Code (Brazilian Law No. 13,105, of March 16, 2015, as amended).
Section 10.02. Limitation on Guarantor Liability.
Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law or to comply with corporate benefit, financial assistance and other laws.

Section 10.03. Execution and Delivery.
(a)To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by one of its Responsible Officers.
(b)Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.
(c)If a Responsible Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.
(d)The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.
Section 10.04. Benefits Acknowledged.
Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.
Section 10.05. Release of Note Guarantees.
A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Note Guarantee, upon the Issuer’s exercising their Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the satisfaction and discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture, so long as (i) no Event of Default shall have occurred and be continuing or shall result therefrom, (ii) the Issuer shall have delivered to the Trustee a certificate of a Responsible Officer certifying that such conditions to the release of such Note Guarantee have been satisfied together with such information relating thereto as the Trustee may reasonably request and (iii) the Trustee shall execute and deliver, at the Issuer’s expense, such documents as the Issuer or Guarantor may reasonably request and prepare to evidence the release of the Note Guarantee of such Guarantor provided herein.

Section 10.06. Alternative Place of Payment.
The Requisite Noteholders may (but shall have no obligation to), at their sole discretion, direct the Trustee to demand that payments due by any Brazilian Guarantor pursuant to this Indenture be made in the City of São Paulo, State of São Paulo, Brazil, in Brazilian reais, in which case (i) such payments will be made by such Brazilian Guarantors into the BRL Payment Account, (ii) the City of São Paulo, State of São Paulo, Brazil, will be deemed to be the place of such payment for all purposes under applicable law, and (iii) the Dollar amount of such payment shall be converted into Brazilian Reais using the Dollar to Reais sell exchange rate published by the Central Bank of Brazil on the Business Day immediately preceding the applicable payment date on its exchange rate website (https://www.bcb.gov.br/en##!/n/EXCHANGERATES), menu “Quotations and bulletins,” option “Closing quotations of all currencies on a certain date,” currency “United States Dol,” USD, code line 220, column “Rate/Offer” (or any successor screen established by the Central Bank of Brazil); provided that the Trustee shall provide at least five (5) Business Days’ written notice thereof to the Brazilian Guarantors and the Paying Agent prior to the relevant Payment Date, and the Trustee shall advise the Paying Agent of the Dollar amount of such payment and the date of receipt. Without limiting the foregoing rights of the Requisite Noteholders to direct the Trustee to demand payment in Brazil, any payment received hereunder must be in Dollars, and the Trustee shall provide for any conversion to Dollars of the amount so paid in accordance with normal banking procedures, as applicable.
ARTICLE 11
SATISFACTION AND DISCHARGE
Section 11.01. Satisfaction and Discharge.
This Indenture and the Collateral Documents shall be discharged and shall cease to be of further effect as to all Notes, when:
(a)either
(i)all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(ii)all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, shall become due and payable at their maturity within one year or are to be called for redemption within one year, and, at the expense of the Issuer, the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, accrued interest, if any, and additional amounts, if any, to the date of such deposit (in the case of Notes which have become due and payable) or to the final maturity date or redemption date, as the case may be;
(b)the Issuer have paid or caused to be paid all sums payable by it under this Indenture; and
(c)the Issuer have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.07 hereof shall survive and, if money shall have been deposited with the Trustee pursuant to subclause (i) of clause (a) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.
Section 11.02. Application of Trust Money.
(a)Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the interest, additional amounts, if any, principal and premium, if any on the Notes for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

(b)If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided, that if the Issuer have made any payment of interest, additional amounts, if any, principal and premium, if any, on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE 12
MISCELLANEOUS
Section 12.01. [Reserved].
Section 12.02. Notices.
(a)Any notice or communication shall be in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or other electronic transmission or overnight air courier guaranteeing next day delivery addressed as follows:
If to the Issuer and/or any Guarantor:

Edifício Jatobá, 8th floor, Castelo Branco Office Park
Avenida Marcos Penteado de Ulhôa Rodrigues, 939
Tamboré, Barueri, São Paulo, SP, 06460-040, Brazil
Fax: +55 11 4134-9890
Attention: Raphael Linares Felippe
Email: raphael.linares@voeazul.com.br

in respect of IP Co and IP HoldCo, with a copy to:

c/o the offices of Walkers Fiduciary Limited
190 Elgin Avenue
George Town
Grand Cayman KY1-9008
Cayman Islands

Attention: The Directors
Email: fiduciary@walkersglobal.com

If to the Trustee or the U.S. Collateral Agent:

UMB Bank, National Association
5910 N Central Expressway, Suite 1900
Dallas, Texas 75206
United States of America
Attention: Corporate Trust and Escrow Services

If to the Brazilian Collateral Agent:

TMF Brasil Administração a Gestão de Ativos Ltda.
Avenida Marcos Penteado de Ulhoa Rodrigues, 939
Tower I, 10th floor, room 3, Jacarandá Building 05422-001
Brazil
Telephone: +55 11 3411-0602
Email: leone.azevedo@tmf-group.com; lesli.gonzalez@tmf-group.com; Wagner.Castilho@tmf-group.com; diogo.malheiros@tmf-group.com; CTS.Brazil@tmf-group.com
Attention: Leone Azevedo; Lesli Gonzalez; Wagner Castilho; Diogo Malheiros; Corporate Trust Services

The Issuer, any Guarantor, the Trustee or the Collateral Agents, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
(b)The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
(c)Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.
(d)Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
(e)Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Notes Depositary pursuant to the standing instructions from the Notes Depositary.
(f)If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(g)If the Issuer mail a notice or communication to Holders, they shall mail a copy to the Trustee, the Collateral Agents and each Agent at the same time.
(h)The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Issuer, any Guarantor or any Holder elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
Section 12.03. [Reserved].
Section 12.04. Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:
(a)An Officer’s Certificate in form and substance satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(b)An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied.
Section 12.05. Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.17 hereof) shall include:
(a)a statement that the individual making such certificate or opinion has read such covenant or condition;
(b)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and
(d)a statement as to whether or not, in the opinion of such individual, such condition or covenant has been complied with; provided, that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.
Section 12.06. Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 12.07. No Personal Liability of Directors, Officers, Employees and Stockholders.
No past, present or future director, officer, employee, incorporator, member, partner or stockholder of Azul or any Guarantor or any of their direct or indirect parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Section 12.08. Governing Law.
THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 12.09. Waiver of Jury Trial.
THE ISSUER, THE GUARANTORS, THE TRUSTEE, THE COLLATERAL AGENTS AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10. No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or Guarantors or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 12.11. Successors.
All agreements of the Issuer and the Guarantors in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors.
Section 12.12. Severability.
In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 12.13. Counterpart Originals.
The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Indenture or any related document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Neither the Trustee nor the Collateral Agents shall have a duty to inquire into or investigate the authenticity or authorization of any electronic signature and both shall be entitled to conclusively rely on any electronic signature without any liability with respect thereto.
Section 12.14. Table of Contents, Headings, Etc.
The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.15. U.S.A. PATRIOT Act.
The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and Collateral Agents are required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or Collateral Agents. The parties to this Indenture agree that they will provide the Trustee and Collateral Agents with such information as the Trustee or Collateral Agents may reasonably request in order for the Trustee and Collateral Agents to satisfy the requirements of the U.S.A. PATRIOT Act.
Section 12.16. Jurisdiction.
(a)The Issuer and each Guarantor agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder, the Trustee or the Collateral Agents arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and each Guarantor irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and each Guarantor agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

(b)The Obligors irrevocably appoint Cogency Global Inc., located 122 East 42nd Street, 18th Floor, New York, NY 10168, as their authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agree that service of process upon such authorized agent, and written notice of such service to the Obligors by the person serving the same to the address provided in Section 12.02, shall be deemed in every respect effective service of process upon the Obligors in any such suit or proceeding. The Obligors hereby represent and warrant that such authorized agent has accepted such appointment and has agreed to act as such authorized agent for service of process. The Obligors further agree to take any and all reasonable action as may be necessary to maintain such designation and appointment of such authorized agent in full force and effect for the term of the Notes issued pursuant to this Indenture. If for any reason such Person shall cease to be such agent for service of process, each of the Obligors shall forthwith appoint a new agent of recognized standing for service of process in the State of New York and deliver to the Trustee a copy of the new agent’s acceptance of that appointment within 30 days.
(c)The Brazilian Collateral Agent, at the cost and expense of the Obligors, irrevocably appoints Cogency Global Inc., located 122 East 42nd Street, 18th Floor, New York, NY 10168, as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agree that service of process upon such authorized agent, and written notice of such service to the Brazilian Collateral Agent by the person serving the same to the address provided in Section 12.02, shall be deemed in every respect effective service of process upon the Obligors in any such suit or proceeding. The Brazilian Collateral Agent hereby represents and warrants that such authorized agent has accepted such appointment and has agreed to act as such authorized agent for service of process. The Brazilian Collateral Agent further agrees to take any and all reasonable action as may be necessary to maintain such designation and appointment of such authorized agent in full force and effect for the term of the Notes issued pursuant to this Indenture. If for any reason such Person shall cease to be such agent for service of process, the Brazilian Collateral Agent shall forthwith appoint, at the cost and expense of the Obligors, a new agent of recognized standing for service of process in the State of New York and deliver to the Trustee a copy of the new agent’s acceptance of that appointment within 30 days.

Section 12.17. Legal Holidays.
In any case where any Notes Interest Payment Date or redemption date or Stated Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of interest, additional amounts, if any, or principal need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Notes Interest Payment Date or redemption date or Stated Maturity; provided that no interest shall accrue for the period from and after such Notes Interest Payment Date or redemption date or Stated Maturity, as the case may be on account of such delay.
Section 12.18. Currency Indemnity.
Dollars are the sole currency (the “Required Currency”) of account and payment for all sums payable by the Issuer or any Guarantor under or in connection with the Notes, this Indenture and the Note Guarantees, including damages. Any amount with respect to the Notes, this Indenture the Note Guarantees or the other Notes Documents received or recovered in a currency other than the Required Currency, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or any Guarantor or otherwise by any Holder or by the Trustee or Paying Agent or Collateral Agent, in respect of any sum expressed to be due to it from the Issuer or any Guarantor will only constitute a discharge to the Issuer or any Guarantor to the extent of the Required Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).
If the Required Currency amount is less than the Required Currency amount expressed to be due to the recipient or the Trustee or Paying Agent or Collateral Agents under the Notes, the Issuer and each Guarantor will indemnify such recipient and/or the Trustee or Paying Agent or Collateral Agents against any loss sustained by it as a result. In any event, the Issuer and each Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein, for the Holder of a Note or the Trustee or Paying Agent or Collateral Agents to certify in a manner satisfactory to the Issuer (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer’s and each Guarantor’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee or Paying Agent or Collateral Agents (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee or Collateral Agents. For the purposes of determining the amount in a currency other than the Required Currency, such amount shall be determined using the Exchange Rate then in effect.

Section 12.19. Waiver of Immunity.
With respect to any proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any court of competent jurisdiction, and with respect to any judgment, each party waives any such immunity in any court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such proceeding or judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.
ARTICLE 13
COLLATERAL
Section 13.01. Collateral Documents.
(a)The Notes and the Note Guarantees are Notes Secured Obligations secured by the Shared Collateral (subject to Permitted Collateral Liens), and have the right to receive payments from such Shared Collateral, including the proceeds of any enforcement of Shared Collateral, or any guarantees of any Series of Secured Debt (including the Note Guarantees), on a “first out” basis prior to payment on the Second Out Notes, subject to the provisions of the Intercreditor Agreement.
(b)The due and punctual payment of the interest, additional amounts, if any, principal and premium, if any, on the Notes and Note Guarantees when and as the same shall be due and payable, whether on a Payment Date, at maturity, by acceleration, repurchase, redemption, prepayment or otherwise, and interest and additional amounts, if any, on the overdue principal of and interest and additional amounts, if any, on the Notes and Note Guarantees and performance of all other Obligations of the Issuer and the Guarantors to the Notes Secured Parties under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreement. The Trustee, the Collateral Agents, the Issuer and the Guarantors hereby acknowledge and agree that the Collateral Agents hold the Shared Collateral in trust for the benefit of the Notes Secured Parties pursuant to the terms of the Collateral Documents and the Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to (A) the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Shared Collateral) and the Intercreditor Agreement as each may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement , and authorizes and directs the Trustee, Collateral Agents and the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreement, and (B) the appointment of UMB Bank, N.A., a national banking association, as U.S. Collateral

Agent, and TMF Brasil Administração e Gestão de Ativos Ltda.as Brazilian Collateral Agent under this Indenture, and authorizes and directs each of the Collateral Agents and the Trustee to perform its respective obligations and exercise its respective rights under and in accordance with the Collateral Documents and the Intercreditor Agreement to which it is a party. The Collateral Agents shall take instructions and directions from the Trustee (acting solely pursuant to the written instructions of the Holders of a majority (or such greater percentage as shall be required by this Indenture) in aggregate principal amount of the outstanding Notes) (or, where required to the Intercreditor Agreement, the Controlling Creditors)) pursuant to, and solely to the extent set forth in, this Indenture and the relevant Collateral Document, and no implied duties and covenants shall be deemed to arise against such Collateral Agent. The Issuer and the Guarantors shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents and will do or cause to be done all such acts and things as required by the next sentence of this Section 13.01, to assure and confirm to the Collateral Agents a “first out” security interest in the Shared Collateral in accordance with the terms of the Intercreditor Agreement by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.
(c)The Obligors shall, in each case at their own expense, (A) promptly execute and deliver to the Collateral Agents such Collateral Documents and take such actions to create, grant, establish, preserve and perfect the applicable Liens (subject to Permitted Collateral Liens) (including to obtain any release or termination of Liens not permitted under Section 4.13 and made all necessary filings) in favor of the applicable Collateral Agent for the benefit of the Secured Parties on such assets of the Issuer or such other Obligor, as applicable, to secure the Obligations to the extent required under the applicable Collateral Documents, and to ensure that such Shared Collateral shall be subject to no other Liens other than any Permitted Collateral Liens and (B) if reasonably requested by the Trustee or any Collateral Agent, deliver to the Trustee, for the benefit of the Trustee, the Holders of the outstanding Notes from time to time (the “Notes Secured Parties”) and the Collateral Agents, a customary written Opinion of Counsel to the Issuer or such other Obligor, as applicable, with respect to the matters described in clause (A) hereof, in each case within 20 Business Days after the addition of such Shared Collateral.
(d)To the extent the Shared Collateral is not sufficient to repay the Notes and the other Secured Obligations in accordance with the terms of the Intercreditor Agreement, the Holders of the Notes will participate ratably with all other general creditors of Obligors based upon the respective amounts owed to each holder or creditor, in the remaining unencumbered assets of Obligors.

Section 13.02. Non-Impairment of Liens.
Any release of Shared Collateral permitted by Section 13.03 will be deemed not to impair the Liens under this Indenture and the other Collateral Documents in contravention thereof.
Section 13.03. Release of Collateral.
(a) The Liens granted to the relevant Collateral Agent by the relevant Obligors on any Shared Collateral shall be automatically and unconditionally released with respect to the Notes and the Note Guarantees:
(i)upon the sale or other disposition of such Shared Collateral (including as part of or in connection with any other sale or other disposition permitted under this Indenture) to any Person (other than an Obligor) to the extent such sale or other disposition is made in compliance with the terms of the Secured Debt Documents and the Collateral Documents (and any Collateral Agent shall, without further inquiry, rely conclusively on an Officer’s Certificate and/or Opinion of Counsel to that effect provided to it by the Issuer and other Obligor, including upon its reasonable request);
(ii)to the extent such Shared Collateral is comprised of property leased to an Issuer or another Obligor, upon termination or expiration of such lease;
(iii)if the release of such Lien is approved, authorized or ratified in writing by all Secured Debt Representatives under the Intercreditor Agreement; or
(iv)as required to effect any sale or other disposition of Shared Collateral in connection with any exercise of remedies of any Collateral Agent pursuant to the Collateral Documents.
Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Issuer and the other Obligors in respect of) all interests retained by the Issuer and the other Obligors, including the proceeds of any sale, all of which shall continue to constitute part of the Shared Collateral, as applicable, except to the extent otherwise released in accordance with the provisions of this Indenture or the Collateral Documents.
Section 13.04. Release upon Termination of the Issuer’s Obligations.
Upon any discharge of Secured Obligations with respect to any Series of Secured Debt, then (i) the application of the provisions of the Intercreditor Agreement to such discharged Series of Secured Debt shall automatically cease, (ii) such discharged Series of Secured Debt shall automatically no longer be secured by the Liens granted in favor of the relevant Collateral Agent and (iii) the applicable Collateral Agent, at the request and sole expense of the Grantors, shall, upon its receipt of the deliverables required by the Intercreditor Agreement, execute and deliver to the Grantors all releases or other documents reasonably necessary or desirable to evidence the foregoing.

Section 13.05. Suits to Protect the Collateral.
(a)Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Collateral Agents to take all actions it determines in order to:
(i)enforce any of the terms of the Collateral Documents; and
(ii)collect and receive any and all amounts payable in respect of the Obligations hereunder.
(b)Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, the Trustee and the Collateral Agents shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Shared Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee and/or the Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Shared Collateral. Nothing in this Section 13.05 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agents.
Section 13.06. Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.
Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.
Section 13.07. Lien Sharing and Priority Confirmation.
Each Holder hereby agrees that each Holder is bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of First Priority Secured Obligations and the order of application of proceeds from enforcement of First Priority Secured Obligations; and each Holder consents to the terms of the Intercreditor Agreement and the Collateral Agents’ performance of, and directing the Collateral Agents to enter into and perform its obligations under, the Intercreditor Agreement and the other Notes Documents.

Section 13.08. Limited Recourse; Non-Petition.
Notwithstanding any other provision of this Indenture or any other document to which it may be a party, the obligations of each IP Party from time to time and at any time under any Notes are limited recourse obligations of such IP Party and are payable solely from the Shared Collateral thereof available at such time and amounts derived therefrom and following realization of the Shared Collateral of such IP Party, and application of the proceeds (including proceeds of assets upon which a Lien was purported to be granted) thereof in accordance with this Indenture and the other Collateral Documents, all obligations of and any remaining claims against such IP Party hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, administrator, or incorporator of the IP Parties, their respective Affiliates or their respective successors or assigns for any amounts payable under the Notes, this Indenture or the Collateral Documents (except as otherwise provided in any such Collateral Document).
Notwithstanding any other provision of this Indenture, no Person may, prior to the date which is one year (or if longer, any applicable preference period) and one day after the payment in full of all Notes, institute against, or join any other Person in instituting against, any IP Party any bankruptcy, winding up, reorganization, restructuring, insolvency, moratorium or liquidation (including provisional liquidation) proceedings, or other proceedings under any Bankruptcy Laws. Nothing in this Section 13.08 shall preclude, or be deemed to estop, the parties hereto (i) from taking any action prior to the expiration of the aforementioned period in (A) any proceedings under any Bankruptcy Laws filed or commenced by any non-affiliated Person, or (ii) from commencing against any IP Party or any of their respective property any legal action which is not a bankruptcy, winding up, reorganization, restructuring, insolvency, moratorium, liquidation (including provisional liquidation) or other such proceeding. It is understood that the foregoing provisions of this Section shall not (x) prevent recourse to the assets of the IP Parties (including the Shared Collateral) or (y) constitute a waiver, release or discharge of any Indebtedness or obligation secured hereby until all assets of the IP Parties (including the Shared Collateral) have been realized. It is further understood that the foregoing provisions of this Section 13.08 shall not limit the right of any Person to name any IP Party as a party defendant in any proceeding or in the exercise of any other remedy hereunder, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Persons. The provisions of this section 13.08 shall survive the termination of this Indenture.

Section 13.09. Possession of Collateral.
(a)So long as the Notes have not been accelerated, and otherwise subject to the terms of the Intercreditor Agreement, the Issuer and Guarantors are entitled to remain in possession and retain exclusive control over the Shared Collateral (other than as set forth in the Collateral Documents), and to collect, invest and dispose of any income thereon. Upon acceleration of any Notes, unless such acceleration has been rescinded as provided under Section 6.04 to the extent permitted by law and following notice by the Trustee to the Issuer and the other Obligors in accordance with the Intercreditor Agreement and this Indenture, the relevant Collateral Agent may (and if so instructed, shall) enforce rights and remedies against the Shared Collateral, including foreclosing upon the Shared Collateral or any part thereof in accordance with and subject to the terms of the Collateral Documents and the Intercreditor Agreement (which may require the instruction of the Controlling Creditors in certain circumstances).
Section 13.10. Further Assurances.
(a)In each case, subject to the terms, conditions and limitations of this Indenture and the Collateral Documents, the Issuer and other Obligors shall execute any and all further documents and instruments, and take all further actions, that may be required under applicable law or that any Collateral Agent may reasonably request, in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Collateral Documents (including with respect to any Additional Collateral), in each case to the extent required under this Indenture, the Collateral Documents or the Intercreditor Agreement.
(b)Promptly after the date upon which it is permissible to contribute any Specified IP, the applicable Contributing Parties and the IP Parties shall, if such Specified IP is not contributed pursuant to an existing Contribution Agreement, execute and deliver one or more Contribution Agreements together with all further documents and instruments that may be required, and take all further actions that may be required under applicable law or that the U.S. Collateral Agent may reasonably request, to contribute all of such Contributing Parties’ right, title and interest in and to such Specified IP to IP Co, and shall promptly provide the Trustee and the U.S. Collateral Agent copies of any such documents.
(c)Each of the Contributing Parties covenants and agrees to perform and comply with its obligations under the Contribution Agreements, including, without limitation, its obligation to contribute, transfer or assign later developed or acquired Contributed Intellectual Property, subject to the terms of the Contribution Agreements.

Section 13.11. Additional Collateral.
(a)The Obligors or any Subsidiary of the Parent Guarantor (i) shall grant Liens on Additional Collateral to the extent required pursuant to the terms of this Indenture, and (ii) shall, in their sole or absolute discretion, be permitted to grant Liens on other assets of the Parent Guarantor or any of its Subsidiaries, in each case to secure the Notes and the Note Guarantees and any other Indebtedness that is secured by the Shared Collateral as permitted by Section 4.10; provided that, if a Subsidiary of the Parent Guarantor grants Liens on Additional Collateral or any of its assets, such Subsidiary shall promptly become a Guarantor and a guarantor of each other Series of Secured Debt in accordance with the terms of the applicable Secured Debt Document. If the Obligors grant any Additional Collateral (other than Non-Shared Collateral) to secure such other Indebtedness that is secured by the Shared Collateral, such Additional Collateral shall also secure the Notes and the Note Guarantees on the same basis as the Shared Collateral securing the Notes and the Note Guarantees on the Closing Date pursuant to the terms of the Intercreditor Agreement.
(b)If the Parent Guarantor or any of its Subsidiaries creates or permits to subsist any intercompany Indebtedness between (i) the Parent Guarantor and any of its Subsidiaries that is not an Obligor, or (ii) between Subsidiaries of the Parent Guarantor where one such Subsidiary is not an Obligor, under which, in respect of any such Indebtedness (taken individually) is of an aggregate principal amount in excess of US$20.0 million, then the Parent Guarantor or the relevant Subsidiary shall be required to grant promptly, and in any event within 30 calendar days, a Lien over the receivables under such intercompany Indebtedness, which Lien shall form part of the Shared Collateral (“Additional Intercompany Indebtedness Collateral”).
Section 13.12. Additional Collateral in Connection with a Permitted Acquisition Loyalty Program or a Permitted Acquisition Travel Package Business.
(a)The Obligors shall be required to grant Additional Collateral to secure the Notes and the Note Guarantees and any other Indebtedness that is secured by the Shared Collateral as permitted by Section 4.10 in connection with a Permitted Acquisition Loyalty Program or a Permitted Acquisition Travel Package Business as provided in this Section 13.12.
(b)Prior to, or no later than 120 days following, the consummation of the merger or other acquisition transaction by the Parent Guarantor or any of its Subsidiaries (other than an IP Party) of a Specified Acquisition Entity (the “Permitted Acquisition Closing Date”), the Parent Guarantor shall determine whether or not to terminate the Permitted Acquisition Loyalty Program or Permitted Acquisition Travel Package Business, as applicable. If the Parent Guarantor determines not to terminate such Permitted Acquisition Loyalty Program or Permitted Acquisition Travel Package Business, as applicable, then, no later than 180 days following the Permitted Acquisition Closing Date, the Parent Guarantor and its Subsidiaries shall be required to either:

(i)merge, consolidate or otherwise integrate the business of such Permitted Acquisition Loyalty Program into the TudoAzul Program, or merge, consolidate or otherwise integrate the business of such Permitted Acquisition Travel Package Business into the Azul Viagens Business, as the case may be; or
(ii)in the case of (x) a Permitted Acquisition Loyalty Program, grant a Loyalty Program Lien with respect thereto, or (y) a Permitted Acquisition Travel Package Business, grant a Travel Package Business Lien with respect thereto, in each case, subject to Third-Party Rights and other Permitted Collateral Liens.
(c)Notwithstanding the foregoing, the Parent Guarantor and its Subsidiaries will not be required to comply with the requirements set forth in Section 13.12(b) above to the extent that any applicable Governmental Authority does not provide an approval required for the granting of the applicable Loyalty Program Lien or Travel Package Business Lien; provided that the Parent Guarantor or its applicable Subsidiary has used commercially reasonable efforts to obtain such approval. In addition, the amount of the Secured Obligations secured by the aforementioned Additional Collateral shall be limited to the maximum amount that would not (x) render the obligations of the Parent Guarantor or any of its Subsidiaries subject to avoidance under applicable law, including applicable fraudulent conveyance or similar laws, or (y) result in a breach or violation of any then-existing agreement to which the Parent Guarantor or any of its Subsidiaries is party, or any then-existing agreement related to the Permitted Acquisition Loyalty Program or Permitted Acquisition Travel Package Business, as applicable, in each case that was not entered into in contemplation of such merger or acquisition.
(d)Following the 120 day period described in in Section 13.12(b) (if the Parent Guarantor determines to terminate the Permitted Acquisition Loyalty Program or Permitted Acquisition Travel Package Business, as applicable) or the 180 day period described in in Section 13.12(b) (if the Parent Guarantor determines not to terminate the Permitted Acquisition Loyalty Program or Permitted Acquisition Travel Package Business, as applicable), the applicable acquired Loyalty Program or Travel Package Business shall cease to be considered a “Permitted Acquisition Loyalty Program” or “Permitted Acquisition Travel Package Business”, respectively.

(e)Following any such merger, consolidation or integration contemplated by Section 13.12(b)(i), or any Loyalty Program Lien with respect to a Permitted Acquisition Loyalty Program or Travel Package Business Lien with respect to a Permitted Acquisition Travel Package Business contemplated by Section 13.12(b)(ii), as applicable, the TudoAzul Receivables Coverage Covenant or the Azul Viagens Receivables Coverage Covenant, as applicable, would apply to the enlarged TudoAzul Program or Azul Viagens Business, as applicable, and the relevant additional Intellectual Property would, subject to the terms and conditions of the Contribution Agreements, constitute Contributed Intellectual Property and be subject to the requirements of the Collateral Documents in respect of after-acquired Intellectual Property.
[Signature pages follow]

EXECUTED AS A DEED ON BEHALF OF:

AZUL SECURED FINANCE LLP

By:	Azul Linhas Aéreas Brasileiras S.A.,
as Managing Partner

By:	/s/ Raphael Linares Felippe
	Name:	Raphael Linares Felippe
	Title:	Attorney-in-Fact

AZUL S.A.

By:	/s/ Thais Vieira Haberli
	Name:	Thais Vieira Haberli
	Title:	Attorney-in-Fact

AZUL LINHAS AÉREAS BRASILEIRAS S.A.

By:	/s/ Raphael Linares Felippe
	Name:	Raphael Linares Felippe
	Title:	Attorney-in-Fact

INTELAZUL S.A.

By:	/s/ Raphael Linares Felippe
	Name:	Raphael Linares Felippe
	Title:	Attorney-in-Fact

[Signature Page to Indenture]

ATS VIAGENS E TURISMO LTDA

By:	/s/ Thais Vieira Haberli
	Name:	Thais Vieira Haberli
	Title:	Attorney-in-Fact

AZUL IP CAYMAN HOLDCO LTD.

By:	/s/ John Peter Rodgerson
	Name:	John Peter Rodgerson
	Title:	Director

AZUL IP CAYMAN LTD.

By:	/s/ John Peter Rodgerson
	Name:	John Peter Rodgerson
	Title:	Director

Witnessed by:

By:	/s/ Raphael Linares Felippe
	Name:	Raphael Linares Felippe

Witnessed by:

By:	/s/ Thais Vieira Haberli
	Name:	Thais Vieira Haberli
[Signature Page to Indenture]

TMF BRASIL ADMINISTRAÇÃO E GESTÃO DE ATIVOS LTDA.,
as Brazilian Collateral Agent

By:	/s/ Karla Fernandes
	Name:	Karla Fernandes
	Title:	Managing Director

[Signature Page to Indenture]

UMB BANK, N.A.,
as Trustee and U.S. Collateral Agent, Registrar, Paying Agent and Transfer Agent

By:	/s/ Israel Lugo
	Name:	Israel Lugo
	Title:	Vice President
[Signature Page to Indenture]

EXHIBIT A
[Face of Note]
[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP: [               ]
ISIN: [              ]
Common Code: [              ]1

[[RULE 144A][REGULATION S] GLOBAL NOTE
representing up to
US$______________]

11.930% Senior Secured First Out Notes due 2028

No. ___     [US$_________________]

AZUL SECURED FINANCE LLP

promises to pay to CEDE & CO. or registered assigns, the principal sum of US$ [_____] (___________________________________________ United States Dollars) (as revised by the Schedule of Increases or Decreases in the Global Note attached hereto) on August 28, 2028.
Payment Dates: February 28, May 28, August 28 and November 28 of each year commencing on November 28, 2023, or if such day is not a Business Day, the next succeeding Business Day
Record Dates: Each Business Day immediately preceding each Payment Date
1    Rule 144A Notes CUSIP: 05501W AC6
    Rule 144A Notes ISIN: US05501WAC64
    Rule 144A Notes Common Code: 265657605
    Regulation S Notes CUSIP: U0551Y AC9
    Regulation S Notes ISIN: USU0551YAC94
    Regulation S Notes Common Code: 265657117

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.
Dated:

AZUL SECURED FINANCE LLP

By:	Azul Linhas Aéreas Brasileiras S.A., as Managing Partner

By:
Name:
Title:
[Signature Page to [Rule 144A][Reg. S] Global Note S-1]

This is one of the Notes referred to in the within-mentioned Indenture:

UMB BANK, NATIONAL ASSOCIATION,
Trustee and U.S. Collateral Agent, Registrar, Paying Agent and Transfer Agent
Dated:

By:
Authorized Signatory
[Signature Page to [Rule 144A][Reg. S] Global Note S-1]

[Back of Note]
11.930% Senior Secured First Out Notes due 2028
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1.    INTEREST AND PRINCIPAL. The Issuer promises to pay the outstanding principal amount on the Notes in full on August 28, 2028. The Notes will bear interest at a rate of 11.930% per annum on the outstanding principal amount thereof, provided that if the LTV Ratio (as defined in the Indenture) exceeds 62.50%, the interest rate on the Notes for each subsequent interest period will increase by 2.000% until such time as the LTV Ratio does not exceed 62.5%, pursuant to the terms of the Indenture. Interest on the Notes is payable quarterly in arrears on each Payment Date and will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance, to but excluding such Payment Date, calculated on the basis of a 360-day year composed of twelve 30-day months. Interest will also be paid on each prepayment date, redemption date or repurchase date, as the case may be, as provided in the Indenture on the amount of principal so paid for the period from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding such date of payment.
2.    METHOD OF PAYMENT. The Issuer will pay interest, additional amounts, if any, principal and premium, if any, on the Notes to the Persons who are registered Holders of Notes at the close of business on the Business Day immediately preceding the Payment Date, even if such Notes are canceled after such record date and on or before such Payment Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest. Payment of interest and additional amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided, that payment by wire transfer of immediately available funds will be required with respect to interest, additional amounts, if any, principal and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. U.S. Dollars are the sole currency of account and payment for all sums payable by the Issuer or any Guarantor under or in connection with the Notes, the Indenture and the Guarantees.
3.    PAYING AGENT AND REGISTRAR. Initially, UMB Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer may act in any such capacity.

4.    INDENTURE. The Issuer issued the Notes under an Indenture, dated as of July 20, 2023 (the “Indenture”), among the Issuer, the Guarantors, UMB Bank, National Association, as Trustee and U.S. Collateral Agent, Registrar, Paying Agent and Transfer Agent, and TMF Brasil Administração e Gestão de Ativos Ltda., as Brazilian Collateral Agent. This Note is one of a duly authorized issue of Notes of the Issuer designated as its 11.930% Senior Secured First Out Notes due 2028. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.03 and Section 4.10 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
5.    REDEMPTION, PREPAYMENT AND REPURCHASE. The Notes may be redeemed at the option of the Issuer and may be the subject of a Mandatory Prepayment Event, a Parent Change of Control Offer, a Mandatory Repurchase Offer or an Excess Cash Flow Offer to Purchase, as further provided in the Indenture. Except as provided in the Indenture, the Issuer shall not be required to make any mandatory prepayments, redemptions, repurchases or sinking fund payments with respect to the Notes.
6.    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for prepayment, redemption or tendered (and not withdrawn) for repurchase in connection with a Mandatory Prepayment Event, a Parent Change of Control Offer, a Mandatory Repurchase Offer, an Excess Cash Flow Offer to Purchase or other tender offer, respectively, in whole or in part, except for the unredeemed portion of any Note being redeemed in part.
7.    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.
8.    AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.
9.    DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.02 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be set forth in the applicable provisions of the Indenture.
10.    AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid for any purpose until authenticated by the manual signature of the Trustee or an authenticating agent.

11.    LIMITED RECOURSE AND NON-PETITION. The provisions of Section 13.08 of the Indenture are incorporated herein mutatis mutandis.
12.    GOVERNING LAW. THE INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
13.    NOTICES. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or other electronic transmission or overnight air courier guaranteeing next day delivery addressed as follows:
If to the Issuer and/or any Guarantor:

Edifício Jatobá, 8th floor, Castelo Branco Office Park
Avenida Marcos Penteado de Ulhôa Rodrigues, 939
Tamboré, Barueri, São Paulo, SP, 06460-040, Brazil
Fax: +55 11 4134-9890
Attention: Raphael Linares Felippe
Email: raphael.linares@voeazul.com.br

in respect of IP Co and IP HoldCo, with a copy (which shall not constitute notice) to:

c/o the offices of Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands
Attention: The Directors
Email: cayman@maples.com

and

c/o the offices of Walkers Fiduciary Limited
190 Elgin Avenue
George Town
Grand Cayman KY1-9008
Cayman Islands
Attention: The Directors
Email: fiduciary@walkersglobal.com

If to the Trustee or the U.S. Collateral Agent:

UMB Bank, National Association
5910 N Central Expressway, Suite 1900
Dallas, Texas 75206
United States of America
Attention: Corporate Trust & Escrow Services
Email: Israel.Lugo@umb.com

If to the Brazilian Collateral Agent:

TMF Brasil Administração e Gestão de Ativos Ltda.
Avenida Marcos Penteado de Ulhoa Rodrigues, 939
Tower I, 10th floor, room 3, Jacarandá Building 05422-001
Brazil
Telephone: +55 11 3411-0602
Email: leone.azevedo@tmf-group.com; lesli.gonzalez@tmf-group.com; Wagner.Castilho@tmf-group.com; diogo.malheiros@tmf-group.com; CTS.Brazil@tmf-group.com
Attention: Leone Azevedo; Lesli Gonzalez; Wagner Castilho; Diogo Malheiros; Corporate Trust Services

The Issuer, any Guarantor, the Trustee or the Collateral Agents, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.
Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
Notwithstanding any other provision of the Indenture or this Note, where the Indenture or this Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Notes Depositary pursuant to the standing instructions from the Notes Depositary.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

The Trustee agrees to accept and act upon instructions or directions pursuant to the Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Issuer, any Guarantor or any Holder elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

ASSIGNMENT FORM
To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuer pursuant to Section 3.09, Section 3.13 or Section 4.35 of the Indenture, check the appropriate box below:
[ ] Section 3.09        [ ] Section 3.13        [ ] Section 4.35
If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.09, Section 3.13 or Section 4.35 of the Indenture, state the amount you elect to have purchased:

US$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE
The initial outstanding principal amount of this Global Note is US$__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, or cancellations of principal amount of Notes represented hereby, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
Azul S.A.
Edifício Jatobá, 8th floor, Castelo Branco Office Park
Avenida Marcos Penteado de Ulhôa Rodrigues, 939
Tamboré, Barueri, São Paulo, SP, 06460-040, Brazil

With a copy to:

UMB Bank, N.A.
[⦁]

Re: Azul Secured Finance LLP
Reference is hereby made to the Indenture, dated as of July 20, 2023 (the “Indenture”), among Azul Secured Finance LLP, the Guarantors named therein, the Trustee and the Collateral Agents. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of US$___________ in such Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1.    [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN A 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.    [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.
3.    [ ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a)    [ ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
(b)    [ ] such Transfer is being effected to the Issuer or a subsidiary thereof;
or
(c)    [ ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.
4.    [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)    [ ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b)    [ ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(c)    [ ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:
Date:

ANNEX A TO CERTIFICATE OF TRANSFER
1.The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a)[ ] a beneficial interest in the:
(i)[ ] 144A Global Note (CUSIP [ ]), or
(ii)[ ] Regulation S Global Note (CUSIP [ ]), or
(b)[ ] a Restricted Definitive Note.
2.After the Transfer the Transferee will hold:
[CHECK ONE]
(a)[ ] a beneficial interest in the:
(i)[ ] 144A Global Note (CUSIP [ ]), or
(ii)[ ] Regulation S Global Note (CUSIP [ ]), or
(iii)[ ] Unrestricted Global Note (CUSIP [ ]); or
(b)[ ] a Restricted Definitive Note; or
(c)[ ] an Unrestricted Definitive Note,in accordance with the terms of the Indenture.

EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE
Azul S.A.
Edifício Jatobá, 8th floor, Castelo Branco Office Park
Avenida Marcos Penteado de Ulhôa Rodrigues, 939
Tamboré, Barueri, São Paulo, SP, 06460-040, Brazil

With a copy to:

UMB Bank, N.A.
[⦁]

Re: Azul Secured Finance LLP
Reference is hereby made to the Indenture, dated as of July 20, 2023 (the “Indenture”), Azul Secured Finance LLP, Azul S.A., as the Parent Guarantor, the Guarantors named therein, the Trustee and the Collateral Agents. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
___________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of US$__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1)    EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE
a)    [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b)    [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
c)    [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
d)    [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2)    EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES
a)    [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
b)    [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:
Date:

SCHEDULE 1.01(a)
1.Contribution Agreement (Contributing Parties to IP HoldCo), dated as of July 14, 2023, by and among Azul S.A, Azul Linhas Aéreas Brasileiras S.A., IntelAzul S.A., ATS Viagens e Turismo Ltda. and Azul IP Cayman Holdco Ltd.
2.Contribution Agreement (IP HoldCo to IP Co), dated as of July 14, 2023, by and between Azul IP Cayman Holdco Ltd. and Azul IP Cayman Ltd.
Schedule 1.01(a)-1